Schedule 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Wachovia Preferred Funding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Wachovia Preferred Funding Corp.

1620 East Roseville Parkway, Roseville, California 95661

April 10, 2008

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in San Francisco, California, on May 12, 2008, at 1:00 PM, P.S.T. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience. Voting procedures are described on the proxy card. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson

President and Chief Executive Officer

Wachovia Preferred Funding Corp.

1620 East Roseville Parkway, Roseville, California 95661

NOTICE OF ANNUAL MEETING

TO BE HELD ON MAY 12, 2008

April 10, 2008

The Annual Meeting of Stockholders will be held at the Ritz Carlton, 600 Stockton Street, San Francisco, California 94108, on May 12, 2008, at 1:00 PM, P.S.T., to consider the following:

•

A Wachovia Preferred Funding Corp. proposal to elect the four nominees named in the attached proxy statement as directors, with terms expiring at the next Annual Meeting of Stockholders, or until their successors are duly elected and qualified.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia Preferred Funding Corp. common stock and voting preferred stock on April 7, 2008, are entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be Held on May 12, 2008. The 2008 proxy statement is available at www.wachovia.com.

By order of the board of directors,

G. Kennedy Thompson

President and Chief Executive Officer

Whether or not you plan to attend, please return the enclosed proxy card to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY STATEMENT

General Information

The enclosed proxy is solicited on behalf of the board of directors of Wachovia Preferred Funding Corp. in connection with our Annual Meeting of Stockholders to be held at the Ritz Carlton, 600 Stockton Street, San Francisco, California 94108, on May 12, 2008, at 1:00 PM, P.S.T., and at any adjournment, referred to as the “meeting”. The proxy may be used whether or not you attend the meeting. If your securities are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials.

This proxy statement, the enclosed proxy card and Wachovia Preferred Funding Corp.’s 2007 Annual Report on Form 10-K were first mailed to our stockholders on or about April 10, 2008.

Your vote is very important. For this reason, the board of directors is requesting that you permit your stock to be represented at the meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

“Wachovia Funding”, “we”, “our” and “us” refer to Wachovia Preferred Funding Corp. “Wachovia Preferred Holding” refers to Wachovia Preferred Funding Holding Corp., the “Bank” refers to Wachovia Bank, National Association, and “Wachovia” refers to Wachovia Corporation.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia Funding common stock or Series A, B or C preferred securities as of the close of business on April 7, 2008. The holders of our Series A, B and C preferred securities vote as a single class with the holders of our common stock. However, the voting power of these holders differs, as set forth below.

Common Stock:  Each share of our common stock is entitled to one vote. At the close of business on April 7, 2008, 99,999,900 shares of Wachovia Funding common stock were outstanding and eligible to vote.

Series A Preferred Securities:  Each Wachovia Funding Series A preferred security is entitled to 1/10th of one vote. At the close of business on April 7, 2008, 30,000,000 Series A preferred securities of Wachovia Funding were outstanding and eligible to vote.

Series B Preferred Securities:  Each Series B preferred security of Wachovia Funding is entitled to 1/10th of one vote. At the close of business on April 7, 2008, 40,000,000 Series B preferred securities of Wachovia Funding were outstanding and eligible to vote.

Series C Preferred Securities:  Each Series C preferred security of Wachovia Funding is entitled to 1/10th of one vote. At the close of business on April 7, 2008, 4,233,754 Series C preferred securities of Wachovia Funding were outstanding and eligible to vote.

Wachovia Preferred Holding holds almost all of our 99,999,900 shares of common stock, each of which is entitled to one vote, and all of our outstanding shares of Series B and Series C preferred securities. Wachovia Preferred Holding owns stock representing approximately 97.1% of the total votes entitled to notice of and to vote at the meeting. As a result, Wachovia Preferred Holding has the power to approve the proposal presented for consideration regardless of whether or how you, as a holder of Series A preferred securities, vote your shares.

The enclosed proxy card shows the number of votes that you are entitled to vote at the meeting. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as may be required by applicable law.

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How Do I Vote

You have two voting options:

•	By mail by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your securities in person.

Even if you plan to attend the meeting, we encourage you to vote your securities by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting.

If you hold your Wachovia Funding securities in street name, your voting procedure depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia Funding securities that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your securities and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your securities promptly.

What Am I Voting On

You will be voting on one proposal at the meeting, which is to elect four directors. The proposal has been submitted on behalf of our board of directors.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this either by giving our Secretary written notice of your revocation, submitting a new signed proxy card with a later date or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia Funding’s outstanding shares of stock entitled to vote must be present in person or by proxy. This is called a quorum. The shares of our stock owned by Wachovia Preferred Holding will be represented at the meeting. Therefore, we will have a quorum at the meeting. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your securities will be voted as instructed. If you hold securities in your name and sign and return a proxy card without giving specific voting instructions, your securities will be voted as recommended by our board of directors. If you hold your securities in your name and do not return valid proxy instructions or vote in person at the meeting, your securities will not be voted. If you hold your Wachovia Funding securities in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your securities to be voted, the nominee generally has the authority to vote your securities on certain “routine” matters as described above. At the meeting, that would mean that the nominee can vote your securities on the proposal to elect directors if you do not timely provide instructions for voting your securities.

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What Vote Is Needed

Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the largest number of votes present in person or represented by proxy are elected as directors up to the maximum number of directors to be elected at the meeting. At our meeting, the maximum number of directors to be elected is four. Securities not voted will have no impact on the election of directors. Unless you abstain from voting your securities or a properly executed proxy card is marked “WITHHOLD AUTHORITY” as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

Because Wachovia Preferred Holding intends to vote the shares of our common stock and Series B and Series C preferred securities that it owns, which together represents approximately 97.1% of the votes entitled to be cast at the meeting, in favor of the director nominees, the proposal to elect the director nominees is expected to pass.

Our Voting Recommendations

Our board of directors recommends that you vote “FOR” each of our nominees to the board of directors.

Proxies that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Wachovia Preferred Holding owns almost all of our 99,999,900 shares of common stock, each of which is entitled to one vote, and all of our Series B and Series C preferred securities. As a result, Wachovia Preferred Holding has the power to approve the proposal presented for consideration regardless of whether or how you, as a holder of Series A preferred securities, vote your shares.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We have hired Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $1,500, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of securities for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to our soliciting proxies by mail, our board members, and officers may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

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Electronic Delivery of Proxy Materials

You can also access Wachovia Funding’s proxy statement and 2007 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com and clicking on the Investor Relations link.

A copy of our 2007 Annual Report on Form 10-K is attached to this proxy statement as Exhibit A. Please refer to our 2007 Form 10-K for important information about our financial performance in 2007. Copies of the exhibits filed with our Annual Report on Form 10-K will be provided upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.    ELECTION OF DIRECTORS

General Information and Nominees

Our board of directors is not divided into classes. At each annual meeting of stockholders, you elect all the members of our board for a one-year term. Our directors determine the number of directors but it cannot be less than one. The number of directors is currently fixed at four.

James E. Alward, Joel J. Griffin, Charles F. Jones and G. Kennedy Thompson are being nominated to serve as directors with terms expiring at the 2009 annual meeting of stockholders, or until their successors are duly elected and qualified.

Directors are elected by a plurality of votes present in person or represented by proxy at the meeting. Securities cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the four nominees named below as directors of Wachovia Funding with terms expiring at the 2009 annual meeting of stockholders, or until their successors are duly elected and qualified.

All of the nominees are currently directors. Listed below are the names of the four nominees to serve as directors, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; and the year during which they were first elected a director of Wachovia Funding.

NOMINEES FOR ELECTION AT THE 2008 ANNUAL MEETING

JAMES E. ALWARD (64). Retired since June 1998. Previously, Vice President of Taxes, CVS Corporation, a national retail drug store chain. A director since 2002.

JOEL J. GRIFFIN (60). Chairman, The Griffin Company, Atlanta, Georgia, a real estate development, marketing, brokerage and construction services business. A director since 2002.

CHARLES F. JONES (52). Chief Executive Officer, Tricore Chemical, Inc., Atlanta, Georgia, a chemical reseller and distributor. A director since 2002.

G. KENNEDY THOMPSON (57). Chairman, since February 2003, Chief Executive Officer and President of Wachovia. Also, Chief Executive Officer and President of Wachovia Funding, since 2002. Also, a director of Hewlett-Packard Company and Wachovia. A director since 2002.

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Attendance and Committees of the Board

Attendance.    Wachovia Funding became a company with publicly-traded securities in December 2002. The Wachovia Funding board held no meetings in person in 2007, taking all action by written consent as permitted by Delaware law and our bylaws.

We do not have standing nominating and compensation committees of the board of directors. We do have an audit committee.

Communications with Directors.    Any stockholder or other interested party who desires to contact one or more of Wachovia Funding’s non-management directors may send a letter to the following address:

Board of Directors

c/o Corporate Secretary

Wachovia Preferred Funding Corp.

301 South College Street

Charlotte, North Carolina 28288-0630

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact Wachovia’s Audit Committee by writing to the following address:

Wachovia Audit Committee

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

Annual Meeting Policy.    Wachovia Funding does not have a policy with regard to the attendance of directors at its annual meeting of stockholders. In 2007, all members of the board of directors except one attended the annual meeting of stockholders.

Audit Committee.     The Audit Committee held six meetings in 2007. The Audit Committee’s principal responsibilities are to assist the board of directors in its oversight of internal controls, the financial statements and the audit process. To that end, the Audit Committee:

•	retains and terminates our independent certified public accountants;

•	reviews reports prepared by management and the independent certified public accountants on systems of internal control and the audit and compliance process; and

•	reviews the financial statements, which are prepared by management and audited by the independent certified public accountants.

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The following directors are the current members of the Audit Committee: Messrs. Alward, Griffin and Jones. The board, in its business judgment, has determined that all of the members of the Audit Committee are “independent”, in accordance with the applicable sections of the NYSE’s listing standards and SEC regulations.

The Audit Committee and the board adopted the Audit Committee’s written charter. The charter, among other things, provides that the Audit Committee is responsible for the appointment, evaluation and, if appropriate, removal of the independent auditors and for pre-approving all audit and permitted non-audit services, including the fees for such services.

Audit Committee Report

As detailed in its charter, the role of the Audit Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia Funding’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia Funding’s independent auditors;

•	the performance of Wachovia Funding’s internal auditors and the independent auditors; and

•	Wachovia Funding’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia Funding’s financial statements and its overall financial reporting process and, with the assistance of Wachovia Funding’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of Wachovia Funding’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia Funding. Accordingly, as described above, the Audit Committee provides oversight of management’s and the independent auditors’ responsibilities.

In the performance of its oversight function, the Audit Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors. Management has represented, and the independent auditors have confirmed, to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia Funding is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee’s charter, the Audit Committee approved the inclusion of Wachovia Funding’s audited financial statements in Wachovia Funding’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

James E. Alward, Chairman

Joel J. Griffin

Charles F. Jones

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Independent Public Accountants

KPMG LLP were our auditors for the year ended December 31, 2007, and are our auditors for the current year. Representatives of KPMG LLP are expected to be present at the meeting, respond to appropriate questions and, if the representative desires, make a statement.

Auditors Fees.    Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered to Wachovia Funding for the fiscal years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees (1)	$230,092	$230,092
Audit-Related	—	—
Tax Fees (2)	26,640	33,220
All Other Fees	—	—

Total Fees	256,732	263,312

(1)	Aggregate fees for professional services rendered for the audit of Wachovia Funding’s annual financial statements and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees for professional services for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, WPFC management submits to the Audit Committee detailed information regarding the specific audit, audit-related and permissible non-audit services that it recommends the Audit Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit Committee for pre-approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. All such pre-approvals are then reported to the entire Audit Committee at its next meeting.

Director Independence

Because more than 50% of our voting power is held by our ultimate parent, Wachovia, we are not required to follow certain corporate governance standards regarding director independence of the NYSE. However, our certificate of incorporation requires that, so long as any Series A preferred securities are outstanding, certain actions by us must be approved by a majority of our directors satisfying the definition of being “independent” as set forth in the corporate governance standards of the New York Stock Exchange. We currently have three “independent” directors: Messrs. Alward, Griffin and Jones.

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Security Ownership of Certain Beneficial Owners and Management

None of our directors owns any shares of our capital stock.

We do not have any equity compensation plans.

We have 99,999,900 shares of common stock issued and outstanding. The following table sets forth the number of shares and percentage of ownership beneficially owned by all persons known by us to own more than five percent of the shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wachovia Preferred Funding Holding Corp. 1620 East Roseville Parkway Roseville, California 95661	99,851,752	99.85%

In addition to the foregoing, Wachovia Preferred Holding owns:

•	40,000,000 (or 100%) of our outstanding Series B preferred securities;

•	4,233,754 (or 100%) of our outstanding Series C preferred securities; and

•	805 (or approximately 88%) of our outstanding Series D preferred securities.

Our ultimate parent, Wachovia, directly owns 148,148 shares (or 0.15%) of our common stock. As a result, Wachovia and its affiliated entities have the power to cast approximately 97.1% of the total votes which can be cast by the holders of our voting securities on matters on which holders of all our equity securities vote together as a single class.

Executive and Director Compensation

Compensation Discussion and Analysis

Neither of our executive officers, G. Kennedy Thompson and Thomas J. Wurtz, receives any compensation from Wachovia Funding. Messrs. Thompson and Wurtz are also executive officers of our ultimate parent, Wachovia, which pays all of their compensation. We have no current plans to directly compensate our executive officers.

Executive Compensation

The following information relates to compensation for 2007 that was paid or payable by Wachovia to our current executive officers, G. Kennedy Thompson and Thomas J. Wurtz, both of whom were serving as such at December 31, 2007 (together the “Named Officers”).

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Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal positions (column (a)); (ii) year covered (column (b)); (iii) the dollar value of base salary (cash and non-cash) earned during the year covered (column (c)); (iv) for awards of stock, the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R (column (d)); (v) for awards of stock options, the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with SFAS 123R (column (e)); (vi) the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans and all earnings on outstanding awards (column (f)); (vii) the sum of (A) the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the covered fiscal year, and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans (column (g)); (viii) all other compensation for the covered fiscal year that is not properly reported in any other column (column (h)); and (ix) the dollar value of total compensation for the covered fiscal year (column (i)), representing the sum of the amounts reported in columns (c) – (h).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
G. Kennedy Thompson	2007	1,090,000	15,129,924	4,549,904	0	142,425	286,257	21,198,510
President, CEO and Chairman	2006	1,090,000	9,064,002	8,144,728	5,150,000	181,374	216,178	23,846,282
Thomas J. Wurtz	2007	500,000	1,485,793	430,370	0	25,811	38,697	2,480,671
Senior Executive Vice President and CFO	2006	420,833	527,162	328,606	1,750,000	62,159	37,755	3,126,515

(1)	Amounts include compensation earned but deferred by the Named Officers under Wachovia’s deferred compensation plans. Participants in these plans may defer receipt of portions of the salary and/or annual incentive compensation they have earned into investment accounts. See also “Nonqualified Deferred Compensation Table”.

(2)	Amounts reflect Wachovia’s expense recognized for outstanding stock awards calculated in accordance with SFAS 123R.

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The following table provides additional detail on SFAS 123R stock award expense recognition in 2007, including the 2007 stock awards and prior years’ stock awards. The SFAS 123R grant date fair value for 2007 awards is provided for reference and is also reported in “Grants of Plan-Based Awards Table”. See also “Outstanding Equity Awards at Fiscal Year-End Table”.

	2007 Stock Award Expense Recognized in 2007 ($) (a)	Prior Year Stock Award Expense Recognized in 2007 ($) (b)	Total Stock Award Expense Recognized in 2007 ($)	Grant Date Fair Value of 2007 Stock Awards ($) (c)
Thompson
Options	1,925,933	2,623,971	4,549,904	1,925,933
Restricted Stock	12,351,369	2,778,555	15,129,924	12,351,369
Total	14,277,302	5,402,526	19,679,828	14,277,302
Wurtz
Options	52,964	377,406	430,370	288,898
Restricted Stock	775,584	710,209	1,485,793	1,852,755
Total	828,548	1,087,615	1,916,163	2,141,653

(a)	With the implementation of SFAS 123R in 2006, Wachovia recognizes expense associated with 2007 stock awards over the period from the lesser of (i) the vesting term of the awards (five years for the 2007 awards) or (ii) the period at which an employee becomes retirement-eligible under Wachovia’s qualified pension plan. Mr. Thompson was eligible for retirement in 2007 and reported amounts include the full SFAS 123R expense for stock awards granted in 2007 rather than prorated over the 5-year vesting term.

(b)	With the implementation of SFAS 123R in 2006, Wachovia continues to recognize expense associated with stock grants in prior years over the vesting term of those awards. Amounts reflect the expense recognized in 2007 for stock awards granted in years prior to 2007.

(c)	Amounts reflect the full grant date value of 2007 stock awards calculated in accordance with SFAS 123R and provide a perspective on the aggregate cost of stock awards made in 2007 to the Named Officers. As noted in (a) above, these amounts will be recognized over the lesser of (i) the vesting term of the awards (five years for the 2007 awards) or (ii) the period at which the Named Officer becomes retirement-eligible under Wachovia’s qualified pension plan.

(3)	Amounts reflect payment of performance-based annual cash incentive awards for fiscal year performance, although payment may actually be made in the next year. Wachovia provides performance-based annual cash incentive awards to executive officers under the Operating Committee incentive component of the Wachovia Corporation Amended and Restated 2003 Stock Incentive Plan (the “SIP”). No annual cash incentive awards were paid to Wachovia’s executive officers, including the Named Officers, for 2007 performance. See additional discussion in “Grants of Plan-Based Awards Table”.

(4)	Amounts reflect the benefits attributable to the Named Officers for 2007 compensation and services (i) as calculated under Wachovia’s pension plan and non-qualified retirement benefit plans and (ii) above-market return on deferred compensation earned by the Named Officers during 2007:

	Thompson	Wurtz
Accrued Retirement Plan Benefit ($)(a)	0	9,220
Above Market Earnings on Deferred Compensation ($)(b)	142,425	16,591

Total ($)	142,425	25,811

(a)	Amounts reflect the benefits attributable to the Named Officers for 2007 compensation and services as calculated under Wachovia’s pension plan and non-qualified retirement benefit plans

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for the Named Officers during 2007. As a result of interest rate changes underlying the retirement benefit plan benefit calculations, the accrued retirement plan benefit attributable to 2007 was negative for Mr. Thompson ($11,093). In accordance with SEC reporting requirements, the accrued retirement plan benefit attributable to 2007 for Mr. Thompson is reported as zero. For additional information on retirement plan benefits, see “Pension Benefits Table”.

(b)	Amounts reflect only interest earned on deferred compensation amounts considered to be above-market. Interest paid on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate.

All Wachovia employee deferred compensation plans that provide for above-market earnings were frozen in 2002 and are no longer open for additional executive or employer contributions. For additional information on deferred compensation programs, see “Nonqualified Deferred Compensation Table”.

(5)	Represents personal benefits as outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits:

	Thompson	Wurtz
Value of life insurance premiums ($)(a)	56,850	0
Amounts paid for financial planning and tax preparation services ($)(b)	20,000	0
Amounts paid for personal use of corporate aircraft ($)(c)	119,496	0
Savings Plan matching contribution ($)(d)	65,400	30,000
Amounts provided for supplemental life insurance benefits ($)(e)	23,603	8,697
Value of disability insurance ($)(f)	908	0

Total ($)	286,257	38,697

(a)	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received its interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2007 to compensate Mr. Thompson for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

(b)	Amounts reflect the cost of financial planning, including financial planning and tax counseling for executives. All services were provided by an outside vendor and reflect actual expenses incurred in 2007.

(c)	The value of personal use of corporate aircraft reflects the calculated incremental cost to Wachovia of personal use of company aircraft. Incremental costs have been calculated based on the variable operating costs to Wachovia. Variable costs consist of trip-specific costs, including fuel, catering, mileage, maintenance, universal weather-monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs.

Corporate aircraft are used primarily for business travel. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. Calculations exclude spouse or other family member when such travel is necessary for business purposes. Wachovia’s board of directors has required Wachovia’s chief executive officer to use company aircraft for all travel whenever practicable for security reasons. In 2007, Wachovia discontinued its practice of reimbursing Mr. Thompson for taxes associated with Mr. Thompson’s required use of corporate aircraft for personal travel.

(d)	Amounts reflect Wachovia matching contributions made pursuant to the Wachovia Savings Plan and the Wachovia Savings Restoration Plan in 2007. Wachovia matching contributions are dollar for dollar up to 6% of base salary. See also “Nonqualified Deferred Compensation Table”.

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(e)	Amounts reflect the cost of supplemental term life insurance incurred in 2007 for the Named Officers.

(f)	Amounts reflect the cost of supplemental disability insurance incurred in 2007 for the Named Officers.

Grants of Plan-Based Awards Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the grant date for equity-based awards reported in the table (column (b)(i)), and the date on which the compensation committee took actions to grant such awards (column (b)(ii)); (iii) the dollar value of the estimated possible payout upon satisfaction of the conditions in question under non-equity incentive plan awards granted in the fiscal year, denominated in threshold, target and maximum amount (columns (c) – (e)); (iv) the number of shares of stock granted in the fiscal year (column (f)); (v) the number of securities underlying options granted in the fiscal year (column (g)); (vi) the per-share exercise or base price of the options granted in the fiscal year (column (h)); and (vii) the grant date fair value of each equity award computed in accordance with SFAS 123R (column (i)).

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Committee Action Date	Estimated Possible Annual Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)(i)	(b)(ii)	(c)	(d)	(e)	(f)		(g)		(h)	(i)
Thompson	2007			6,000,000
	02/19/08	02/19/08						328,498	(2)	33.79	2,315,911	(3)
	02/19/08	02/19/08						537,719	(4)	41.00	3,301,595	(5)
	02/19/08	02/19/08						627,339	(6)	48.00	3,400,177	(7)
	02/20/07	02/20/07				211,641	(8)			N/A	12,351,369	(9)
	02/20/07	02/20/07						211,641	(10)	58.36	1,925,933	(11)

Wurtz	2007			2,750,000
	02/19/08	02/19/08						82,125	(2)	33.79	578,981	(3)
	02/19/08	02/19/08						67,134	(4)	41.00	412,203	(5)
	02/19/08	02/19/08						78,323	(6)	48.00	424,511	(7)
	02/20/07	02/20/07				31,747	(8)			N/A	1,852,755	(9)
	02/20/07	02/20/07						31,747	(10)	58.36	288,898	(1)

Pursuant to SEC regulations, this table includes grants of stock awards made to Named Officers in the last completed fiscal year. Stockholders should note that the stock awards dated February 20, 2007 were based on performance in fiscal year 2006. Although not required by SEC regulations, in order to more accurately inform stockholders of compensation for the Named Officers for 2007, information presented in the table includes stock awards granted in February 2008 to the Named Officers that was based on performance in fiscal year 2007. In addition, in February 2008 Named Officers were granted shares of restricted stock for retention purposes. These shares were not granted based on 2007 performance and, accordingly, have not been included in the table.

In assessing the values indicated in the above table, it should be kept in mind that regardless of what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

(1)	Wachovia provides performance-based annual cash incentive awards to our executive officers under the Operating Committee incentive component of the SIP. For 2007, funding for the SIP has been based on an assessment of Wachovia’s actual financial performance relative to the Compensation Committee’s pre-established performance goals. The maximum individual incentive award in a given year under the SIP, including the annual cash incentive award and the grant date value of restricted stock, is limited to 0.5% of Wachovia’s adjusted net income. No cash incentive awards were made for 2007 performance as is set forth in column (f) of “Summary Compensation Table”.

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(2)	Stock options granted February 19, 2008, have an exercise price equal to the February 19, 2008, grant date closing price and will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(3)	The values shown for these options granted February 19, 2008, reflect the SFAS123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 3.51%; (ii) dividend yield of 7.58%; (iii) volatility of Wachovia common stock of 44.23%; and (iv) weighted average expected lives of the stock options of 8.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

(4)	Stock options granted February 19, 2008, that have an exercise price of $41.00, which is 121% of the closing price of Wachovia common stock on February 19, 2008. These options will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(5)	The values shown for these options granted February 19, 2008, reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) exercise price of $41.00; (ii) risk-free interest rates of 3.51%; (iii) dividend yield of 7.58%; (iv) volatility of Wachovia common stock of 44.23%; and (v) weighted average expected lives of the stock options of 8.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

(6)	Stock options granted February 19, 2008, that have an exercise price of $48.00, which is 142% of the closing price of Wachovia common stock on February 19, 2008. These options will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(7)	The values shown for these options granted February 19, 2008, reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) exercise price of $48.00; (ii) risk-free interest rates of 3.51%; (iii) dividend yield of 7.58%; (iv) volatility of Wachovia common stock of 44.23%; and (v) weighted average expected lives of the stock options of 8.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

(8)	Shares of restricted stock granted February 20, 2007, were contingent upon Wachovia achieving a 20% return on tangible common equity for 2007. Wachovia met this goal and the restricted shares will vest at a rate of 20% per year over five years from the February 20, 2007, grant date. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(9)	The values shown for the shares of restricted stock reflect the SFAS 123R value over the 5-year vesting period for the shares. Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock and are included in the SFAS 123R valuation as reported.

(10)	Stock options granted February 20, 2007, have an exercise price equal to the February 20, 2007 grant date closing price and will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

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(11)	The values shown for the options granted February 20, 2007, reflect the SFAS123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 4.67%; (ii) dividend yield of 3.84%; (iii) volatility of Wachovia common stock of 17.14%; and (iv) weighted average expected lives of the stock options of 7.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are exercisable (column (b)); (iii) on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are unexercisable (column (c)); (iv) for each instrument reported in columns (b) and (c), as applicable, the exercise or base price (column (d)); (v) for each instrument reported in columns (b) and (c), as applicable, the expiration date (column (e)); (vi) the total number of shares of stock that have not vested (column (f)); and (vii) the aggregate market value of shares of stock that have not vested as of December 31, 2007 (column (g)).

OUTSTANDING EQUITY AWARDS AS FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Thompson						431,267	(1)	16,401,084
	33,294	0		62.1250	04/21/2008
	35,000	0		54.9375	04/20/2009
	198,900	0		31.5625	01/03/2010
	279,000	0		27.5625	10/17/2010
	250,000	0		31.0625	01/04/2011
	500,000	0		30.4000	04/17/2011
	348,800	0		34.9200	07/31/2011
	678,120	0		37.9800	04/16/2012
	474,979	118,745	(2)	37.4300	04/22/2013
	251,428	167,620	(3)	44.6500	04/19/2014
	167,545	251,319	(4)	50.3800	04/18/2015
	109,647	438,591	(5)	56.0500	03/31/2016
	0	211,641	(6)	58.3600	02/20/2017
Wurtz						54,706	(1)	2,080,469
	5,250	0		62.1250	04/21/2008
	8,400	0		54.9375	04/20/2009
	13,500	0		34.9375	12/14/2009
	55,000	0		34.9200	07/31/2011
	36,167	0		37.9800	04/16/2012
	27,345	6,837	(2)	37.4300	04/22/2013
	20,305	13,537	(3)	44.6500	04/19/2014
	12,208	18,314	(4)	50.3800	04/18/2015
	19,384	77,537	(5)	56.0500	03/31/2016
	0	31,747	(6)	58.3600	02/20/2017

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The table reflects outstanding stock awards as of December 31, 2007. As noted in “Grants of Plan-Based Awards Table”, additional stock awards were granted on February 19, 2008. These stock awards are not reflected in the table above.

(1)	Shares of restricted stock will vest at a rate of 20% per year on the anniversary date of the grant. Information presented aggregates all historical grants of restricted stock awards. Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock are paid.

(2)	Non-qualified stock options vest at a rate of 20% per year with a remaining vesting date of 4/22/2008.

(3)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/19/2008 and 4/19/2009.

(4)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/18/2008, 4/18/2009 and 4/18/2010.

(5)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 3/31/2008, 3/31/2009, 3/31/2010 and 3/31/2011.

(6)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 2/20/2008, 2/20/2009, 2/20/2010, 2/20/2011 and 2/20/2012.

Option Exercises and Stock Vested Table

The following table sets forth for the Named Officers with respect to fiscal year 2007: (i) their name (column (a)); (ii) the number of securities for which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise of options, or upon the transfer of an award for value (column (c)): (iv) the number of shares of stock that have vested (column (d)); and (v) the aggregate dollar value realized upon vesting of stock, or upon the transfer of an award for value (column (e)).

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
Thompson	37,200	639,501	84,470	4,692,693
Wurtz	41,000	899,443	7,311	404,840

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes.

(2)	Values represent the difference between the stock option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

(3)	Share amounts are represented on a pre-tax basis. Our SIP permits withholding a number of shares upon vesting to pay applicable income taxes.

(4)	Values represent the market value of Wachovia common stock on the vesting date, rounded to the nearest dollar.

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Pension Benefits Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the name of the plan (column (b)); (iii) the number of years of service credited under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the last completed fiscal year (column (c)); (iv) the actuarial present value of the accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the last completed fiscal year (column (d)); and (v) the dollar amount of any payments and benefits paid during Wachovia’s last completed fiscal year (column (e)).

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Thompson	Wachovia Pension Plan and Trust	32	801,202	0
Wurtz	Wachovia Pension Plan and Trust	13	161,181	0
	First Union Benefit Restoration Plan	13	144,755	0

(1)	The present value of accumulated benefits (calculated as of September 30, 2007, the same measurement date for financial reporting purposes) has been calculated using the following assumptions: discount rate – 6.25%; mortality table (post-retirement) – 2000RP; retirement age – 62; payment form – 80% lump sum and 20% life annuity (100% lump sum in the case of Mr. Wurtz for the First Union Benefit Restoration Plan); and pre-retirement mortality, termination or disability – none.

Wachovia Pension Plan and Trust:

A qualified retirement benefit plan that provides an annual benefit commencing at age 65 equal to the sum of (i) 1.15% of final average monthly compensation up to covered compensation, times years of benefit service (up to 35 years), (ii) 1.55% of final average monthly compensation above covered compensation, times years of benefit service (up to 35 years), and (iii) 0.5% of final average monthly compensation times years of benefit service in excess of 35 years. For purposes of determining benefits under the plan, “final average monthly compensation” is the greater of the monthly average of “benefits eligible compensation” during (i) any five (or fewer) consecutive full calendar years of service in eligible employment during the last 10 full calendar years of service in eligible employment with Wachovia, or (ii) the final 60 consecutive full calendar months of service in eligible employment with Wachovia, counting benefits eligible compensation in any last partial month as compensation for the preceding month. Benefits eligible compensation reflects base salary, hourly wages, overtime and shift differential pay and 70% of eligible functional incentive pay before any reductions for contributions to the Wachovia Savings Plan or before-tax contributions for health and welfare benefits or transportation spending accounts.

Employees that are classified as a full-time or part-time employee that have reached age 21 and have completed one year of service are eligible to participate in the plan. Participants become vested in plan benefits when they have earned five years of service credit based on 1,000 hours of service in a calendar year. Participants are eligible for normal retirement on the first day of the month on or after the date they have reached age 65 and have completed five years of vesting service. Participants are eligible to elect early retirement on the first day of any calendar month after reaching age 50 and having completed 10 years of service. The normal retirement benefit for a 20-year participant is not reduced for retirement between ages 62 and 65.

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Effective January 1, 2008, the Wachovia Pension Plan has been amended to provide a new cash balance benefit which will be used to determine future benefit accruals. The final average earnings benefit formula ceased as of December 31, 2007, with vested benefit accrued as of December 31, 2007, unreduced as a result of the new cash balance benefit. This benefit accrual as of December 31, 2007, will be expressed as a single life annuity payable at normal retirement date (generally age 65). Benefit accruals earned on or after January 1, 2008, will be expressed as an account balance and will be in addition to any vested benefits accrued under the final average earnings benefit formula as of December 31, 2007. In addition, the Wachovia Pension Plan was amended to prohibit employees hired after December 31, 2007, from being eligible to participate in the plan.

Under the cash balance benefit formula, Wachovia will provide an annual pay credit of 3% of “benefits pay” to eligible participant account balances as of the end of the year. Under the amendment to the Wachovia Pension Plan, “benefits pay” includes base salary, hourly wages, overtime and shift differential pay, incentive pay, cash bonuses, commissions and draw. Eligible participants with benefits pay less than $30,000 will receive an additional annual credit of 2% of benefits pay; eligible participants with benefits pay of more than $30,000 but less than $50,000 will receive an additional annual credit of 1% of benefits pay.

At the end of each plan year, Wachovia will add an interest credit to cash balance accounts based on the account balance value on January 1 of the plan year. The interest rate used for determining interest credits will be the yield on 10-year Treasury Constant Maturities determined in the month of August preceding the plan year as reported in the Federal Reserve Bulletin, and as described in Section IV(A) of Internal Revenue Service Notice 96-8 (1996-1CB 359). Interest credits will continue on an annual basis until participants begin receiving a distribution from the Wachovia Pension Plan.

The Wachovia Pension Plan was also amended to provide vesting in plan benefits when participants have earned three years of service credit based on 1,000 hours of service in a calendar year.

Since 2000, before he became an executive officer, Mr. Wurtz has participated in the First Union Corporation Benefit Restoration Plan, a non-qualified retirement benefit plan intended to restore benefits that are curtailed as a result of legal limits that apply to the Wachovia Pension Plan. The benefits under the plan represent the benefit Mr. Wurtz would be entitled to under the Wachovia Pension Plan, calculated without regard to the compensation limit in effect under Internal Revenue Code Section 401(a)(17) or the benefit limit in effect under Section 415.

Benefits from the legacy First Union Restoration Plan are linked to the Wachovia Pension Plan formula and payment forms. Concurrent with the changes to the Wachovia Pension Plan, the legacy First Union Restoration Plan benefit has been frozen as of December 31, 2007, and there will be no future benefit accruals. Participants will retain all the benefits under the legacy First Union Restoration Plan that had been accrued as of December 31, 2007, and which will be payable in an annuity or lump sum payment.

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Nonqualified Deferred Compensation Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the dollar amount of total account balances as of the beginning of Wachovia’s last fiscal year (column (b)); (iii) the dollar amount of aggregate executive contributions during Wachovia’s last fiscal year (column (c)); (iv) the dollar amount of aggregate Wachovia contributions during Wachovia’s last fiscal year (column (d)); (v) the dollar amount of aggregate interest or other earnings accrued during Wachovia’s last fiscal year (column (e)); (vi) the aggregate dollar amount of all withdrawals and distributions during Wachovia’s last fiscal year (column (f)); and (vii) the dollar amount of total account balances as of the end of Wachovia’s last fiscal year (column (g)).

NONQUALIFIED DEFERRED COMPENSATION

Name	Starting Balance at 1/1/2007 ($) (1)	Executive Contributions in 2007 ($)	Wachovia Contributions in 2007 ($) (2)	Aggregate Earnings in 2007 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2007 ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thompson	4,338,314	49,050	51,900	355,128	10,865	4,783,527
Wurtz	2,785,632	733,333	20,333	340,178	14,106	3,865,370

(1)	Represents the aggregate balances in all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans, including the Wachovia Savings Restoration Plan, and the Wachovia deferred compensation plans. See below for a description of these plans.

(2)	Represents Wachovia’s contributions matching the Named Officer’s personal contributions in the Wachovia Savings Restoration Plan.

(3)	Represents earnings on plan balances in 2007. Earnings may increase or decrease depending on the performance of the elected investments. Above-market earnings are reflected in the “Summary Compensation Table”, footnote (4); otherwise earnings on these plans are not reflected in the “Summary Compensation Table”. Earnings on deferred compensation are calculated as summarized in the discussion of the specific deferred compensation plans below.

The following table sets forth information about (1) the extent to which deferred compensation contributions and earnings (columns (c), (d) and (e) above) are reported as compensation in the “Summary Compensation Table” in this proxy statement, and (2) the extent to which amounts reported in the aggregate balance at December 31, 2007 (column (g) above) were previously reported as compensation to the Named Officers in the Summary Compensation Table in prior year’s proxy statements of Wachovia.

	12/31/2007 Balance Reported in the Summary Compensation Table for 2007			12/31/2007 Balance Reported in Prior Year Summary Compensation Tables
	Contributions ($)	Deferred Compensation in Excess of Market ($)	Total ($)	Contributions		Deferred Compensation in Excess of Market ($)	Total ($)
				Employee ($)	Employer ($)
	(a)	(b)		(c)	(d)	(e)
Thompson	100,950	142,425	243,375	949,375	375,800	452,432	1,777,607
Wurtz	753,667	16,591	770,258	431,875	15,938	15,031	462,844

(a)	Amounts reflect the aggregate executive and Wachovia contributions to deferred compensation accounts made in 2007 and that have been reported in “Summary Compensation Table”.

(b)	Amounts reflect the above-market interest on deferred compensation earned in 2007 and that have been reported in “Summary Compensation Table”.

(c)	Amounts reflect executive contributions to deferred compensation accounts at the election of the Named Officer in years prior to 2007 and which were reported in “Summary Compensation Table” in prior year proxy statements of Wachovia.

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(d)	Amounts reflect Wachovia contributions to deferred compensation accounts in years prior to 2007 and which were reported in “Summary Compensation Table” in prior year proxy statements of Wachovia.

(e)	Amounts reflect above-market interest on deferred compensation earned in years prior to 2007 and which were reported in “Summary Compensation Table” in prior year proxy statements of Wachovia.

Wachovia Corporation Savings Restoration Plan:

The Wachovia Corporation Savings Restoration Plan is an unfunded, nonqualified deferred compensation plan that provides for pre-tax deferral contributions to restore 401(k) savings plan contributions beyond the IRS qualified savings plan contribution limitations. For 2007, employees with an annual base salary greater than $225,000 as of August 31, 2006, were eligible to participate and could elect to contribute up to 30% of base salary. Wachovia matches participants’ contributions on a dollar for dollar basis up to 6% of base salary.

Participants direct deferred balances among 23 investment index benchmarks that mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time participants elect to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with Internal Revenue Code Section 409A and other regulatory constraints. In the event a participant ceases to be employed by Wachovia, the deferral account balance will be distributed in accordance with the elected method of distribution.

In conjunction with changes to the Wachovia Pension Plan and Trust as discussed in “Pension Benefits Table”, the Savings Restoration Plan was frozen to additional contributions effective December 31, 2007. With this change, employees will no longer be able to defer earnings under the plan and Wachovia will no longer provide any matching contributions. Participants with account balances as of December 31, 2007, may continue to direct deferred balances among 23 investment index benchmarks which mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may also continue to reallocate deferred balances among the various investment indexes on a daily basis.

Wachovia Corporation Elective Deferral Plan

The Elective Deferral Plan is an unfunded, nonqualified deferred compensation plan that provides for voluntary deferral of base salary and/or incentive, draw, and commission payments until a future date—generally retirement, death, or separation. For 2007, employees with total cash compensation (base salary, incentive, draw and commission) of $225,000 and greater paid between January 1, 2005, through December 31, 2005, and/or September 1, 2005, through August 31, 2006, were eligible to participate in the plan and could elect to defer 10% to 75% of base salary earned from January 1, 2007, to December 31, 2007, and 10% to 90% of incentive, draw and commission compensation earned in 2007. Effective January 1, 2008, the Elective Deferral Plan will allow for the elective deferral of 1% to 75% of base salary earned and of 1% to 90% of incentive, draw and commission compensation earned.

Participants direct deferred balances among 23 investment index benchmarks that mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

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At the time participants elect to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Effective January 1, 2008, participants may also elect to receive payments in annual installments paid over five years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with Internal Revenue Code Section 409A and other regulatory constraints. In the event a participant ceases to be employed by Wachovia, the deferral account balance will be distributed in accordance with the elected method of distribution.

Wachovia Corporation Executive Deferred Compensation Plans I, II and III

The Executive Deferred Compensation Plans I, II and III are unfunded, nonqualified deferred compensation plans that provided senior managers selected by Wachovia’s Chief Executive Officer the ability to voluntarily defer base salary and/or incentive payments until a future date—generally retirement, death, or separation. Participation in this plan was frozen and contributions ceased in February 2002.

Participant balances are credited with a rate equal to the average of the Prime Rate over four quarters plus 2%. The interest is credited on December 31 each year.

The Executive Deferred Compensation Plan I dictates that a participant’s account balance be paid in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in the form of a lump sum. The Executive Deferred Compensation Plan II allows participants to elect whether to receive payments in a lump sum or annual installments paid over ten years in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in the form of a lump sum. The Executive Deferred Compensation Plan III requires that a participant’s account balance be paid in a lump sum.

Loans are not permitted under the plans. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval.

The Executive Deferred Compensation Plan I allows a participant to irrevocably elect to withdraw an amount from the plan 90 days prior to December 31 every five years. There is a 6% penalty associated with this type of withdrawal.

Potential Payments Upon Termination or Change-in-Control

General Assumptions

The presentation herein makes certain assumptions in order to discuss various scenarios, as required by SEC regulation. For these purposes, Wachovia has assumed that each executive’s date of termination as a result of the indicated triggering event or the occurrence of a change in control of Wachovia is December 31, 2007, and the price per share of Wachovia common stock on the date of termination is $38.03, which was the closing price of Wachovia common stock on December 31, 2007. Unless provided otherwise, Wachovia would make all payments under the applicable benefit plan, program or agreement. The discussion herein summarizes benefits the Named Officers may be entitled to receive under certain Wachovia plans and/or agreements. Stockholders are encouraged to refer to those agreements that are filed or incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007.

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Mr. Thompson

In December 2005, at his request, Mr. Thompson and Wachovia terminated his employment agreement. Therefore, any payments or benefits to which he would be entitled upon his termination of employment or a change in control of Wachovia would be governed by other existing plans and programs maintained by Wachovia.

Stock Award Acceleration

Mr. Thompson would be entitled to accelerated vesting of all outstanding stock options and restricted stock awards under the SIP in the event of his early retirement (he was early retirement eligible as of December 31, 2007), involuntary termination not for cause (whether or not in connection with a change of control of Wachovia), death or disability or upon a change in control of Wachovia. For these purposes, we have assumed that the Compensation Committee consented to his early retirement. As of December 31, 2007, 1,187,916 unvested stock options and 431,267 unvested restricted stock awards previously granted to him having a value of $71,247 and $16,401,084, respectively, would vest fully in each of these circumstances. A termination of employment for cause would not result in accelerated vesting of such stock awards.

Insurance Bonus Agreement

As indicated in footnote (5)(a) to “Summary Compensation Table”, following termination of his split dollar life insurance agreement in 2003, Mr. Thompson and Wachovia entered into two Insurance Bonus Agreements in 2003 and 2004 to compensate him for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of his split-dollar life insurance arrangement.

The aggregate amount payable under Mr. Thompson’s Insurance Bonus Agreements calculated based on the later of his or his spouse’s life expectancy using the RP2000 mortality tables projected forward seven years and a 6.25% discount rate would be approximately $754,743 over the life of those agreements, which includes a tax gross-up. Annual bonus amounts are paid by Wachovia directly to the insurer for his benefit. His Insurance Bonus Agreements terminate generally upon the earlier of: (i) the later of his or his spouse’s death; (ii) termination of his employment, other than termination due to retirement with Wachovia’s consent; or (iii) by Wachovia for any reason other than for cause or due to long-term disability, provided that this later termination event would not apply after a change in control of Wachovia.

Incentive Award

In event of a “change of control”, the Operating Committee incentive component of the SIP provides that incentive awards will be paid out based on Wachovia’s adjusted net income for the prior year or other method of payment as determined by the Compensation Committee for the award. Assuming a change of control of Wachovia occurred as of December 31, 2007, Mr. Thompson would be entitled to receive his annual cash incentive award based on current year performance. As reflected in the column titled “Non-Equity Incentive Plan Compensation” in “Summary Compensation Table”, Mr. Thompson received no cash incentive for 2007 performance.

Benefits Generally Available to All Employees

Mr. Thompson also would be entitled to receive certain benefits generally available to Wachovia employees, including accrued vacation, 401(k) savings plan and other deferred compensation distributions, access to retiree medical benefits, group and supplemental life insurance benefits and short-term and long-term disability benefits. He was eligible for early retirement on December 31, 2007, and, therefore, would be entitled to subsidized retiree medical benefits under Wachovia’s Retiree Health and Welfare Program.

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Because Mr. Thompson does not have an employment agreement with Wachovia, if his employment with Wachovia were to cease, he may be eligible to receive payments under Wachovia’s severance plan generally available to Wachovia employees. In such event, Wachovia’s severance plan would entitle him, based on his years of service, to receive 16 months of base salary which would amount to $1,453,333 as of December 31, 2007.

See also “Nonqualified Deferred Compensation Table” and “Pension Benefits Table” for balances Mr. Thompson may be entitled to receive following termination.

Mr. Wurtz

The following table sets forth information about potential payments to Mr. Wurtz in the event his employment was terminated or following a change in control of Wachovia. Refer to the footnotes following the table for an explanation of the presentation. See also “—Employment Agreements” below.

	SEVERANCE COMPENSATION				BENEFITS AND PERQUISITES
Name	Pro Rata Annual Bonus ($) (1)	Severance ($) (2)	Unvested and Accelerated - Stock Options/ SARs ($) (3)	Unvested and Accelerated - Restricted Stock Awards ($) (3)	Medical, Dental and Life Insurance Benefits ($) (4)	Other Perquisites ($) (5)	Tax Gross-Up ($) (6)	Total ($)
Wurtz
Voluntary Termination	0	0	0	0	0	0	0	0
By Company without Cause (7)	2,750,000	6,560,000	4,102	2,080,469	131,361	50,000	0	11,575,932
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (8)(9)	2,750,000	6,560,000	4,102	2,080,469	131,361	50,000	167,500	11,743,432
Change in Control (without termination)	0	0	4,102	2,080,469	0	0	0	2,084,571
Death or Disability	2,750,000	500,000	4,102	2,080,469	0	0	0	5,334,571

(1)	Prorated based on a 365-day calendar year, using a December 31, 2007, termination date and the higher of Mr. Wurtz’s current target incentive award or highest incentive award paid during the prior three calendar years. Amounts differ from the annual cash incentive award in “Summary Compensation Table” because the 2007 incentive award had not been determined as of December 31, 2007.

(2)	Represents severance payments in accordance with Mr. Wurtz’s employment agreement as further detailed in “—Employment Agreements” below.

(3)	Values for stock options have been calculated using the difference between $38.03 and the option exercise price; restricted stock awards have been valued at $38.03, the closing price of Wachovia common stock on December 31, 2007.

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(4)	Represents medical, dental and life insurance coverage benefits outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits for the time periods indicated:

	Wurtz
	2 years	Life (d)
Medical Insurance Coverage ($)(a)	117,900	117,900
Dental Insurance Coverage ($)(a)	300	300
Life Insurance Coverage ($)(b)	1,300	1,300
Supplemental Life Insurance Benefits ($)	N/A	N/A
Executive Life Insurance Program ($)(c)	11,861	11,861

Total ($)	131,361	131,361

(a)	Reflects the maximum projected cost of continued coverage under Wachovia’s special medical program for Mr. Wurtz and his family for the period indicated based on his elections for coverage in 2008. Assumes the following: (i) participation of the executive’s children until age 26; (ii) at age 65, that Medicare pays 65% of the cost of coverage; (iii) a 6.25% discount rate; (iv) an annual rate of cost increase ranging from 5% to 10% depending on the particular year; and (v) life expectancies for the executive and his spouse based on the RP2000 mortality tables projected forward seven years.

(b)	Reflects the cost of continued coverage under Wachovia’s group life insurance plan (providing a benefit equal to base salary) for the period indicated. Assumes a 6.25% discount rate and life expectancies for the executive based on the RP2000 mortality tables projected forward seven years.

(c)	Reflects the cost of continued coverage under Wachovia’s executive life insurance plan (providing a benefit up to eight times base salary) for the period indicated. Assumes a 6.25% discount rate and the remaining term of payment obligation on the existing policies.

(d)	Reflects the cost of continued coverage at active employee rates for two years after which time Mr. Wurtz is entitled to continued participation in such programs or plans, as applicable, upon payment to Wachovia of its cost of providing such coverage.

(5)	Represents continued participation in Wachovia’s fringe benefit or perquisite plans or programs in which Mr. Wurtz participated immediately prior to his date of termination for a two year period as outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits:

Wurtz
Financial Planning ($)(a)	30,000
Outplacement Services ($)(b)	10,000
Executive Physical ($(c)	10,000

Total ($)	50,000

(a)	Represents reimbursement of financial planning expenses incurred by Mr. Wurtz (subject to an annual maximum of $15,000).

(b)	Represents career transition and outplacement support services to which Mr. Wurtz is entitled upon displacement for a maximum period of 12 months (subject to a maximum of $10,000) based on current annual base salary level.

(c)	Represents reimbursement for the cost of executive physicals (subject to a maximum of $7,500 every 18 months).

(6)

Assumes an excise tax rate of 20% under Section 4999 of the Internal Revenue Code, the Medicare rate is 1.45% (assumes the Social Security Wage Base is reached based on other income prior to application

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of the gross-up), the Federal tax rate is 35%, the applicable state tax rate is North Carolina at 8% and the city/local tax rate is 0%. The effective Federal tax rate used to calculate the excise tax gross-up is 32.55%. Amounts presented do not take into account mitigation for payments made to the executive in consideration of non-competition obligations or as reasonable compensation. Amounts presented would be paid by Wachovia directly to the relevant taxing authority on behalf of the executive. Amounts presented assume that stock options are cashed out for a payment equal to the difference between $38.03, and the option exercise price in the event of a change in control of Wachovia.

(7)	Assumes a termination by Wachovia without cause or by Mr. Wurtz for good reason. Assumes the termination-related benefit includes: (i) a pro rata incentive award for the period through the termination date, based on the highest incentive award paid during either the three calendar years prior to termination or Mr. Wurtz’s then applicable target incentive award; (ii) an amount equal to two times his annual base salary and the highest incentive award determined in accordance with (i) above; (iii) an amount equal to two times the highest matching contribution by Wachovia for Mr. Wurtz’s benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan for the preceding three years; (iv) medical, dental and life insurance benefits for Mr. Wurtz and family members for two after the termination date; and (v) other perquisites. See footnote (4) above for a detail of medical, dental, and life insurance benefits.

(8)	Assumes a termination by Wachovia (or its successor) without cause or by Mr. Wurtz for good reason following a change-in-control. In addition to the severance benefits described in footnote (7) above, assumes that severance benefit includes medical, dental and life insurance benefits for Mr. Wurtz and his family for life because the termination date follows a “change in control” of Wachovia. See footnote (4) above for a detail of medical, dental, and life insurance benefits.

(9)	Aggregate termination-related benefits payable to Mr. Wurtz reflect a reduction of $4,402,681 in accordance with the severance limitations as provided in his employment agreement and Wachovia’s Severance Policy (discussed below in “—Employment Agreements”). The excise tax gross-up benefit as reported reflects this reduction.

Employment Agreements

Mr. Wurtz

Wachovia has entered into an employment agreement with Mr. Wurtz. This employment agreement has an initial employment period of three years and is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date.

Consistent with Wachovia’s Severance Policy for Shareholder Approval of Future Severance Agreements (the “Severance Policy”) adopted by the board in August 2006, the aggregate amount of all severance benefits to which Mr. Wurtz is entitled under his agreement will not exceed 2.99 times his annual base salary plus his highest annual incentive award awarded in any of the last three fiscal years as determined in accordance with the terms of the Severance Policy.

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The employment agreement for Mr. Wurtz provides for the following payments and benefits to be provided to him following a termination of employment. The terms of stock awards are governed by the SIP and the applicable stock award grant agreement for each of the executives unless superseded by the terms of his employment agreement, as described in the table below.

Event	Relevant Employment Agreement and SIP Provisions
Early or Normal Retirement

•      Assumes normal retirement age of 65 with 5 years of service as provided under Wachovia’s tax qualified pension plan or early retirement age of 50 with 10 years of service.

•      Pro rata annual incentive award for the period prior to the retirement date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award.

•      Retiree Health and Welfare Program benefits available to all Wachovia retirees.

•      Accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP. For purposes of the presentation in the table above, Wachovia has assumed that the Wachovia Compensation Committee consented to Mr. Wurtz’s early retirement.

Termination by Executive for Good Reason or by Company Without Cause

•      Pro rata annual incentive award for the period prior to Mr. Wurtz’s termination date, based on the highest incentive award paid during either the three calendar years prior to termination or Mr. Wurtz’s then applicable target incentive award.

•      An amount, payable in equal annual installments, equal to two times his:

(a)      annual base salary; plus

(b)      highest incentive award determined as described above; plus

(c)       highest matching contribution by Wachovia for Mr. Wurtz’s benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan for the three years prior to termination.

•      Continued vesting of all stock options and restricted stock awards for a period of two years and, to the extent not otherwise vested at the end of that period, accelerated vesting of all unvested stock options and restricted stock awards. Notwithstanding Mr. Wurtz’s termination of employment, all stock options granted to him will also remain exercisable until the scheduled expiration date of the option.

•      Continued participation in Wachovia’s fringe benefit and perquisite plans or programs in which Mr. Wurtz participated immediately prior to his date of termination for a two year period. Current fringe benefit programs and the associated costs are discussed in the footnotes to the summary termination-related payment table on page 23.

•      Retiree Health and Welfare Program benefits available to all Wachovia retirees.

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Event	Relevant Employment Agreement and SIP Provisions
Upon or in Connection with a Change in Control

•      Upon termination of Mr. Wurtz’s employment by Wachovia without “cause” or by Mr. Wurtz for “good reason” in connection with or following a “change in control”, then he will be entitled to:

(a)      the benefits described above under “—Payments Upon Involuntary not for Cause Termination and Termination for Good Reason” and presented in the table above; and

(b)      medical, dental and life insurance benefits for Mr. Wurtz and family members for life if the termination date occurs after a “change in control” of Wachovia. Mr. Wurtz’s continued participation in such benefit plans would be subject to his payment to Wachovia of its cost of providing coverage after two years.

•      Upon the occurrence of a “change of control” under the Operating Committee incentive component of the SIP, Mr. Wurtz will be entitled to payment of his annual performance-based cash incentive award based on Wachovia’s adjusted net income for the prior year or other method of payment as determined by the Compensation Committee for the award. For purposes of this discussion, Wachovia has assumed the annual cash incentive award is the higher of his current target incentive award or highest incentive award paid during the prior three years.

•      Accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP. Any stock awards made subsequent to the “change of control” under the SIP would be subject to continued vesting and acceleration as described above. For purposes of the presentation in the table above, Wachovia has assumed that the “change of control” event and termination of employment occurred on the same day.

•      A gross-up payment equal to the amount of federal excise taxes under Section 4999 of the Internal Revenue Code (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal income tax purposes. Any such payments for Mr. Wurtz may be subject to the limits imposed by his employment agreement pursuant to Wachovia’s Severance Policy.

•      See “Relevant Employment Agreement and SIP Definitions” below.

Death or Disability

•      A payment equal to:

(a)      a pro rata annual incentive award for the period prior to the termination date, based on the highest incentive award paid during either the three calendar years prior to termination or Mr. Wurtz’s then applicable target incentive award; plus

(b)      Mr. Wurtz’s annual base salary at the time of death or disability.

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Event	Relevant Employment Agreement and SIP Provisions

•       Accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP.

•      Assuming that the employment of Mr. Wurtz terminated upon a disability as provided under his employment agreement, he would not be entitled to disability benefits under Wachovia’s group or executive long-term disability plans in addition to the employment agreement payments reflected in the table above.

Termination For Cause	• Entitled to base salary earned and accrued vacation through Mr. Wurtz’s date of termination. • Forfeiture of all unvested stock option and restricted stock awards under the SIP.

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality Agreements

Mr. Wurtz’s employment agreement also contains obligations on the part of Mr. Wurtz regarding non-competition following employment termination in certain circumstances, non-solicitation of employees for a period of three years following employment termination, confidentiality of information obtained while employed with Wachovia and non-disparagement of the business, goodwill or reputation of Wachovia. The non-competition agreement generally prohibits Mr. Wurtz for a period of three years from termination from becoming a director, officer or consultant for any business competing with any Wachovia line of business in which he participated while a Wachovia employee and which competing business is located in the geographic areas of Wachovia Bank, National Association. The non-competition agreement will not apply if Mr. Wurtz terminates employment due to retirement or for any reason following a “change in control”, if Wachovia terminates Mr. Wurtz’s employment for any reason following a “change in control”, or if the term of the employment agreement expires due to failure of Mr. Wurtz or Wachovia to extend its term. The confidentiality and non-disparagement obligations have no set term.

Nonqualified Deferred Compensation

See “Nonqualified Deferred Compensation Table” for aggregate balances Mr. Wurtz would be entitled to receive under all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans as of December 31, 2007.

Pension Benefits

See “Pension Benefits Table” for the present value of the accumulated benefits payable to Mr. Wurtz upon retirement under Wachovia’s tax qualified pension plan. Such amounts would be payable to him in either a lump sum or annuity based on his elections under the pension plan.

Benefits Generally Available to All Employees

Mr. Wurtz also will be entitled to receive certain benefits available to Wachovia employees generally, including accrued vacation, 401(k) savings plan distributions, retiree medical benefits, group and supplemental life insurance benefits and short-term and long-term disability benefits.

Because Mr. Wurtz has an employment agreement with Wachovia providing for severance compensation in lieu of any severance compensation otherwise offered to Wachovia employees, he would not receive any severance compensation pursuant to Wachovia’s severance plan in the event of displacement.

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Relevant Employment Agreement and SIP Definitions

Term	Relevant Definition
Termination for Cause

Termination of employment by Wachovia for any of the following reasons:

(i) the continued and willful failure of the executive to perform substantially the executive’s duties with Wachovia (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by Wachovia which specifically identifies the manner in which Wachovia believes that the executive has not substantially performed the executive’s duties and a reasonable time for such substantial performance has elapsed since delivery of such demand; or

(ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially injurious to Wachovia.

Termination for Good Reason

Termination of employment by the executive for any of the following reasons:

(i) prior to a “change in control”, the substantial diminution in the overall importance of the executive’s role, as determined by a reduction in the executive’s targeted annual incentive award opportunity (but not a reduction in the executive’s actual annual incentive award payment), targeted stock-based incentive compensation opportunity (but not a reduction in the executive’s actual stock-based incentive awards) or the executive no longer being deemed to be an “executive officer” of Wachovia as determined by the board; provided, however, that none of (A) a change in the executive’s title, (B) a change in the hierarchy, (C) a change in the executive’s responsibilities from line to staff or vice versa, and (D) placing the executive on temporary leave pending an inquiry into whether the executive has engaged in conduct that could constitute “cause” under the agreement, either individually or in the aggregate shall be considered “good reason”;

(ii) any failure by Wachovia to comply with any material provision of the agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Wachovia promptly after receipt of notice thereof given by the executive;

(iii) any purported termination by Wachovia of the executive’s employment otherwise than as expressly permitted by the agreement;

(iv) following a “change in control”, the relocation of the principal place of the executive’s employment to a location that is more than 35 miles from such principal place of employment immediately prior to the date the proposed “change in control” is publicly announced, or Wachovia requiring the executive to travel on company business to a substantially greater extent than required immediately prior to the “change in control”;

(v) following a “change in control”, Wachovia’s requiring the executive or all or substantially all of the Wachovia employees who report directly to the executive immediately prior to the date the proposed “change in control” is publicly announced to be based at any office or location other than such person’s office or location on such date;

(vi) any failure by Wachovia to require any successor by purchase, merger, consolidation or otherwise to assume and agree to perform Wachovia’s obligations under the agreement; or

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Term	Relevant Definition

(vii) following a “change in control”, assignment to the executive of any duties inconsistent in any respect with the executive’s position as in effect immediately prior to the public announcement of the proposed “change in control” (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Wachovia which results in any diminution in such position, authority, duties or responsibilities.

Termination Upon or in Connection with a Change in Control under Employment Agreements

A “change in control” under each executive’s employment agreement means any of the following:

(i) The acquisition by any individual, entity or group of beneficial ownership of 20% or more of either (A) Wachovia’s then outstanding shares of common stock or (B) the combined voting power of Wachovia’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that the following acquisitions will not constitute a “change in control”: (1) any acquisition directly from Wachovia; (2) any acquisition by Wachovia; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Wachovia or any corporation controlled by Wachovia; or

(ii) Individuals who constitute the current incumbent board cease for any reason to constitute at least a majority of the board unless the change in control is approved by a vote of at least a majority of the then incumbent directors; or

(iii) A reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of Wachovia’s assets, unless (A) Wachovia stockholders immediately prior to the transaction owning at least 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of Wachovia entitled to vote generally in the election of directors, as the case may be, own then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the resulting corporation in substantially the same proportion as their ownership immediately prior to the business combination, (B) no person (excluding any corporation resulting from a business combination or any employee benefit plan (or related trust) of Wachovia or such corporation resulting from the business combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from a business combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the business combination and (C) at least a majority of the members of the board of directors of the resulting corporation were members of the incumbent board immediately prior to the time of the execution of the initial agreement, or of the action of the board, providing for such a business combination; or

(iv) Approval by Wachovia’s stockholders of a complete liquidation or dissolution of Wachovia.

Change of Control under SIP	For purposes of the SIP, a “change of control” has the same meaning as in the employment agreement described above, except that the beneficial ownership percentage in the first sentence of (i) in that definition is 25% instead of 20%.

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Director Compensation

For services rendered as Wachovia Funding directors, our non-employee directors, Messrs. Alward, Griffin and Jones, are paid an annual cash retainer of $65,000. In addition, directors are reimbursed for travel and lodging costs to attend meetings of directors.

Director Compensation Table

The following table sets forth with respect to each person who served as a director of Wachovia Funding in 2007: (i) their name (column (a)); (ii) the aggregate dollar amount of all fees earned or paid in cash for services as a director (column (b)); and (iii) the dollar value of total compensation for the covered fiscal year (column (c)).

2007 DIRECTORS COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Total Compensation in 2007 ($)
(a)	(b)	(c)
James E. Alward	65,000	65,000
Joel J. Griffin	65,000	65,000
Charles F. Jones	65,000	65,000
G. Kennedy Thompson	0	0

Compensation Committee Interlocks and Insider Participation

Wachovia Funding does not have a compensation committee. None of the executive officers or employees of Wachovia Funding is compensated by Wachovia Funding.

Board of Directors Report on Compensation Discussion and Analysis

As described above, since none of our executive officers or employees are compensated by Wachovia Funding, we do not have a compensation committee of the Board of Directors. As such, the Board of Directors of Wachovia Funding has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Board of Directors recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Wachovia Funding’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Board of Directors

Wachovia Preferred Funding Corp.

James E. Alward

Joel J. Griffin

Charles F. Jones

G. Kennedy Thompson

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“1934 Act”) requires the directors and executive officers covered by that Section and beneficial owners of more than 10% of our Series A preferred securities to file reports with the SEC and the NYSE relating to their Wachovia Funding equity securities ownership and any changes in that ownership. None of our directors or executive officers owns any of our equity securities.

To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2007, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the securities represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2009 Annual Meeting of Stockholders must be received at 301 South College Street, 30th Floor, Charlotte, North Carolina 28288-0630, Attention: Corporate Secretary, on or before December 11, 2008. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia Funding’s bylaws, in order for any business not included in the proxy statement for the 2008 Annual Meeting of Stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to Wachovia Funding’s Secretary. We currently anticipate that the 2009 annual meeting will be held on May 11, 2009, and to be timely, the notice must not be received any earlier than February 13, 2009 (90 days prior to May 11, 2009, the first anniversary of this year’s annual meeting date), nor any later than March 14, 2009 (60 days prior to May 11, 2009). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from May 11, 2009, the notice must be received no earlier than the 90th day prior to the 2009 annual meeting and not later than either the 60th day prior to the 2009 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

MISCELLANEOUS

The information referred to under the captions “Audit Committee Report” (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia Funding under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

April 10, 2008

32

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”)

For the Fiscal year ended December 31, 2007

Commission file number 1-31557

Wachovia Preferred Funding Corp.

(Exact name of registrant as specified in its charter)

Delaware	56-1986430
(State of incorporation)	(I.R.S. Employer Identification No.)

1620 EAST ROSEVILLE PARKWAY ROSEVILLE, CA 95661
(Address of principal executive offices) (Zip Code)

(916) 787-9090

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

TITLE OF EACH CLASS	NAME OF EXCHANGE ON WHICH REGISTERED
7.25% Non-cumulative Exchangeable Perpetual Series A Preferred Securities	New York Stock Exchange, Inc. (the “NYSE”)

Securities registered pursuant to Section 12(g) of the Exchange Act:

TITLE OF EACH CLASS

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes  ☐  No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes  ☐  No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company.)	Smaller reporting company ☐

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold as of the last business day of the registrant’s completed second fiscal quarter: None (as of June 30, 2007, none of Wachovia Preferred Funding Corp.’s voting or nonvoting common equity was held by non-affiliates).

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act)  Yes  ☐  No  ☒

As of January 31, 2008, there were 99,999,900 shares of the registrant’s common stock outstanding.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

DOCUMENTS INCORPORATED BY REFERENCE IN FORM 10-K

Incorporated Documents	Where Incorporated in Form 10-K
Certain portions of Wachovia Preferred Funding Corp.’s Proxy Statement for the Annual Meeting of Stockholders to be held May 12, 2008.	Part III-Items 10, 11, 12, 13 and 14.

Item 15(a) of Wachovia Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (excluding the list of exhibits incorporated therein by reference).

PART I

Forward Looking Statements

Wachovia Preferred Funding Corp. (“Wachovia Funding”) may from time to time make written or oral forward-looking statements, including statements contained in Wachovia Funding’s filings with the Securities and Exchange Commission (“SEC”) (including this Annual Report on Form 10-K and the Exhibits hereto and thereto), in its reports to stockholders and in other Wachovia Funding communications, which are made in good faith by Wachovia Funding pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include, among others, statements with respect to Wachovia Funding’s beliefs, plans, objectives, goals, guidelines, expectations, financial condition, results of operations, future performance and business of Wachovia Funding, including without limitation, (i) statements regarding certain of Wachovia Funding’s goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia Funding’s control). The following factors, among others, could cause Wachovia Funding’s financial performance to differ materially from that expressed in such forward-looking statements:

•

the strength of the United States economy in general and the strength of the local economies in which Wachovia Funding owns mortgage assets and other authorized investments may be different than expected resulting in, among other things, a deterioration in credit quality of such mortgage assets and other authorized investments, including the resultant effect on Wachovia Funding’s portfolio of such mortgage assets and other authorized investments and reductions in the income generated by such assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	the impact of changes in financial services laws and regulations (including laws concerning banking, securities and insurance);

•	changes in economic conditions which could negatively affect the value of the collateral securing our mortgage assets;

•	unanticipated losses due to environmental liabilities of properties underlying our mortgage assets through foreclosure actions;

•	unanticipated regulatory or judicial proceedings or rulings;

•	the impact of changes in accounting principles;

•	the impact of changes in tax laws, especially tax laws pertaining to real estate investment trusts;

•	adverse changes in financial performance and/or condition of the borrowers on loans underlying Wachovia Funding’s mortgage assets which could impact repayment of such borrowers’ outstanding loans;

•	the impact on Wachovia Funding’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and

•	Wachovia Funding’s success at managing the risks involved in the foregoing.

Wachovia Funding cautions that the foregoing list of important factors is not exclusive. Wachovia Funding does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Wachovia Funding.

“Wachovia Funding”, “we”, “our” and “us” refer to Wachovia Preferred Funding Corp. “Wachovia Preferred Holding” refers to Wachovia Preferred Funding Holding Corp., the “Bank” refers to Wachovia Bank, National Association, and “Wachovia” refers to Wachovia Corporation.

Item 1.    Business.

General

Wachovia Funding is a Delaware corporation, formed in July 2002, and the survivor of a merger with First Union Real Estate Asset Company of Connecticut, which was formed in 1996. Wachovia Funding is a direct subsidiary of Wachovia Preferred Funding Holding Corp. (“Wachovia Preferred Holding”) and Wachovia Corporation (“Wachovia”) and an indirect subsidiary of Wachovia Bank, National Association (the “Bank”). Wachovia Preferred Holding owns 99.85% of our common stock and Wachovia owns the remaining 0.15%. The Bank owns 99.95% of the common stock of Wachovia Preferred Holding and Wachovia owns the remaining 0.05%. Wachovia Preferred Holding owns 88.17% of our Series D preferred securities, while the remaining 11.83% is owned by 108 employees of Wachovia or its affiliates.

One of our subsidiaries, Wachovia Real Estate Investment Corp., was formed as a Delaware corporation in 1996 and has operated as a real estate investment trust (a “REIT”) since its formation. Of the 645 shares of Wachovia Real Estate Investment Corp. common stock outstanding, we own 644 shares or 99.84% and the remaining 1 share is owned by Wachovia. Of the 667 shares of Wachovia Real Estate Investment Corp. preferred stock outstanding, we own 533.3 shares or 79.96%, 127 shares or 19.04% are owned by employees of Wachovia or its affiliates and 6.7 shares or 1.00% are owned by Wachovia.

Our other subsidiary, Wachovia Preferred Realty, LLC (“WPR”), was formed as a Delaware limited liability company in October 2002. Under the REIT Modernization Act, which became effective on January 1, 2001, a REIT is permitted to own “taxable REIT subsidiaries” which are subject to taxation similar to corporations that do not qualify as REITs or for other special tax rules. We own 98.20% of the outstanding membership interests in WPR and the remaining 1.80% is owned by FFBIC, Inc., another subsidiary of the Bank. Our majority ownership of WPR provides us with additional flexibility by allowing us to hold assets that earn non-qualifying REIT income while maintaining our REIT status.

Our legal and organizational structure is as follows:

Our principal business objective is to acquire, hold and manage domestic mortgage assets, and other authorized investments that will generate net income for distribution to our shareholders.

Although we have the authority to acquire interests in an unlimited number of mortgage and other assets from unaffiliated third parties, the majority of our interests in mortgage and other assets that we have acquired have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or its affiliate and us. The remainder of our assets was acquired directly from the Bank. The Bank either originated the mortgage assets, purchased them from other financial institutions or acquired them as part of the acquisition of other financial institutions. We may also acquire from time to time mortgage-backed securities and a limited amount of additional non-mortgage related securities from the Bank. We may also acquire from time to time mortgage assets or other assets from unaffiliated third parties.

The loans in our portfolio are serviced by the Bank pursuant to the terms of participation and servicing agreements between the Bank and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties, which are not affiliated with the Bank or us.

General Description of Mortgage Assets and Other Authorized Investments; Investment Policy

The Internal Revenue Code of 1986, as amended (the “Code”), requires us to invest at least 75% of the total value of our assets in real estate assets, which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial mortgage loans, mortgage- backed securities eligible to be held by REITs, cash, cash equivalents, including receivables and government securities, and other real estate assets. We refer to these types of assets as “REIT Qualified Assets”. We may invest up to 25% of the value of a REIT’s total assets in non-real-estate-related securities as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). Under the Investment Company Act, the term “security” is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Code also requires that not more than 20% of the value of a REIT’s assets constitute securities issued by taxable REIT subsidiaries and that the value of any one issuer’s securities, other than those securities included in the 75% test, may not exceed 5% of the value of the total assets of the REIT. In addition, under the Code, the REIT may not own more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test, the securities of wholly-owned qualified REIT subsidiaries or taxable REIT subsidiaries. Generally, the Code designation for REIT Qualified Assets is less stringent than the Investment Company Act designation for Qualifying Interests, due to the ability under the Code to treat cash and cash equivalents as REIT Qualified Assets and a lower required ratio of REIT Qualified Assets to total assets.

REITs generally are subject to tax at the maximum corporate rate on income from foreclosure property less deductible expenses directly connected with the production of that income. Income from foreclosure property includes gain from the sale of foreclosure property and income from operating foreclosure property, but income that would be qualifying income for purposes of the 75% gross income test is not treated as income from foreclosure property. Qualifying income for purposes of the 75% gross income test includes, generally, rental income and gain from the sale of property not held as inventory or for sale in the ordinary course of a trade or business. In accordance with the terms of the commercial, commercial real estate and residential mortgage participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

Commercial and Commercial Real Estate Loans

We own participation interests in commercial loans secured by non-real property such as industrial equipment, aircraft, livestock, furniture and fixtures, and inventory. Participation interests acquired in commercial real estate loans are secured by real property such as office buildings, multi-family properties of five units or more, industrial, warehouse and self-storage properties, office and industrial condominiums, retail space, strip shopping centers, mixed use commercial properties, mobile home parks, nursing homes, hotels and motels, churches and farms. In addition, some of our commercial loans are unsecured. Such unsecured loans are more likely than loans secured by real estate or personal property collateral to result in a loss upon default. Commercial and commercial real estate loans also may not be fully amortizing. This means that the loans may have a significant principal balance or “balloon” payment due on maturity. Additionally, there is no requirement regarding the percentage of any commercial or commercial real estate property that must be leased at the time we acquire a participation interest in a commercial or commercial real estate loan secured by such property nor are commercial loans required to have third party guarantees.

Commercial properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties. This gives rise to increased costs of compliance with environmental laws and regulations. We may be affected by environmental liabilities related to the underlying real property, which could exceed the value of the real property. Although the Bank has exercised and will continue to exercise due diligence to discover potential environmental liabilities prior to our acquisition of any participation in loans secured by such property, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during our ownership of the participation interests. To the extent that we acquire any participation in loans secured by such real property directly from unaffiliated third parties, we intend to exercise due diligence to discover any such potential environmental liabilities prior to our acquisition of such participation. Nevertheless there can be no assurance that we would not incur full recourse liability for the entire cost of any removal and clean up on a property, that the cost of removal and cleanup would not exceed the value of the property or that we could recoup any of the costs from any third party.

The credit quality of a commercial or commercial real estate loan may depend on, among other factors:

•	the existence and structure of underlying leases;

•	the physical condition of the property, including whether any maintenance has been deferred;

•	the creditworthiness of tenants;

•	the historical and anticipated level of vacancies;

•	rents on the property and on other comparable properties located in the same region;

•	potential or existing environmental risks;

•	the availability of credit to refinance the loan at or prior to maturity; and

•	the local and regional economic climate in general.

Foreclosures of defaulted commercial or commercial real estate loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of residential mortgage loans.

Home Equity Loans

We own participation interests in home equity loans secured by a first, second or third mortgage which primarily is on the borrower’s residence. These loans typically are made for reasons such as home improvements, acquisition of furniture and fixtures, purchases of automobiles and debt consolidation. Generally, second and third liens are repaid on an installment basis and income is accrued based on the outstanding balance of the loan. First liens are repaid on an amortizing basis. Loans currently underlying the home equity loan participations bear interest at fixed and variable rates.

Residential Mortgage Loans

We have acquired both conforming and non-conforming residential mortgage loans from the Bank. Conforming residential mortgage loans comply with the requirements for inclusion in a loan guarantee or purchase program sponsored by either the Federal Home Loan Mortgage Corporation (“FHLMC”) or the Federal National Mortgage Association (“FNMA”). Under current regulations, the maximum principal balance allowed on conforming residential mortgage loans ranges from $417,000 for one-unit residential loans to $801,950 for four-unit residential loans. Non-conforming residential mortgage loans are residential mortgage loans that do not qualify in one or more respects for purchase by FHLMC or FNMA under their standard programs. A majority of the non-conforming residential mortgage loans acquired by us to date are non-conforming because they have original principal balances which exceeded the requirements for FHLMC or FNMA programs, the original terms are shorter than the minimum requirements for FHLMC or FNMA programs at the time of origination, the original balances are less than the minimum requirements for FHLMC or FNMA programs, or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors.

Each residential mortgage loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on one-to-four family residential property. Residential real estate properties underlying residential mortgage loans consist of single-family detached units, individual condominium units, two-to-four-family dwelling units and townhouses.

Our portfolio of residential mortgage loans currently consists of both adjustable and fixed rate mortgage loans and we may purchase additional interests in both types of residential mortgage loans in the future. Fixed rate mortgage loans currently consist of the following fixed rate product types:

Fixed Rate Mortgage Loans:    A mortgage loan that bears interest at a fixed rate for the term of the loan. Such loans generally mature in 15, 20, 25 or 30 years.

Government Fixed Rate Loans:    A fixed rate mortgage loan originated under a specific governmental agency program; for example, the Federal Housing Authority or the Veterans Administration. Such loans generally mature in 15 or 30 years and may be guaranteed by a government agency.

Balloon Mortgage Loans:    A fixed rate mortgage loan having original or modified terms to maturity for a specified period, which is typically 5, 7, 10 or 15 years, at which time the full outstanding principal balance on the loan will be due and payable. Such loans provide for level monthly payments of principal and interest based on a longer amortization schedule, generally 30 years. Some of these loans may have a conditional refinancing option at the balloon maturity, which provides that, in lieu of repayment in full, the loan may be modified to a then-current market interest rate for the remaining unamortized term.

Adjustable rate mortgage loans, or ARMs, currently consist of the following adjustable rate product types:

Conventional:

One-year Adjustable Rate Loans:    A loan with interest adjustments in 12-month intervals. Payment frequencies may include biweekly, semimonthly or monthly. Such loans may have yearly and lifetime caps on the amount the interest rate may change at an interval. The interest rate change calculation is typically tied to a Treasury or LIBOR index rate. Typically, the interest rate is based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year plus the margin stated in the note, subject to rounding and any caps.

Various Adjustable Rate Loans:    A one-year ARM that is fixed for one of a number of various time periods which are typically between 3 and 10 years. After the initial fixed time period, the interest adjusts in 12- month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM or the LIBOR index rate and is calculated using the margin and caps stated in the note.

Government:    An adjustable rate loan originated under a specific government agency program. Generally, the interest rate adjusts in 12-month intervals, and is based on specific requirements for date of index and calculations.

Dividend Policy

We currently expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to approximately 100% of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our shareholders.

Dividends are authorized and declared at the discretion of our board of directors. Factors that would generally be considered by our board of directors in making this determination are our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations and our continued qualification as a REIT. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on all outstanding series of preferred securities, even in the event of a significant drop in interest rate levels because:

•	substantially all of our mortgage assets and other authorized investments are interest-bearing;

•	while from time-to-time we may incur indebtedness, we will not incur an aggregate amount that exceeds 20% of our stockholders’ equity;

•	we expect that our interest-earning assets will continue to exceed the liquidation preference of our preferred stock; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Accordingly, we expect that we will, after paying the dividends on all classes of preferred securities, pay dividends to holders of shares of our common stock in an amount sufficient to comply with applicable requirements regarding qualification as a REIT.

Under certain circumstances, including any determination that the Bank’s relationship to us results in an unsafe and unsound banking practice, the Office of the Comptroller of the Currency (the “OCC”) has the authority to issue an order that restricts our ability to make dividend payments to our shareholders, including holders of the Series A preferred securities. Banking capital adequacy rules limit the total dividend payments made by a consolidated banking entity to be the sum of earnings for the current year and prior two years less dividends paid during the same periods. Any dividends paid in excess of this amount can only be made with the approval of the Bank’s regulator.

Conflicts of Interest and Related Management Policies and Programs

General.    In administering our loan portfolio and other authorized investments pursuant to the participation and servicing agreements, the Bank has a high degree of autonomy. The Bank has, however, adopted certain policies to guide the administration with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management, and certain other activities. These agreements with the Bank may be amended from time to time at the discretion of our board of directors and, in certain circumstances, subject to the approval of a majority of our Independent Directors, but without a vote of our shareholders, including holders of the Series A preferred securities.

Asset Acquisition and Disposition Policies.    It is our policy to purchase, or accept as capital contributions, loans or participation interests in loans from the Bank or its affiliates that generally are:

•	performing, meaning they are current;
•	unencumbered; and
•	secured by real property such that they are REIT Qualified Assets.

We may, however, from time to time acquire loans or participation interests in loans directly from unaffiliated third parties. It is our intention that any loans or participation interests acquired directly from unaffiliated third parties will meet the same general criteria as the loans or participation interests we acquire from the Bank or its affiliates.

Our policy also allows for investment in loans or assets that are not REIT Qualified Assets up to but not exceeding the statutory limitations imposed on organizations that qualify as a REIT under the Code. In the past, we have purchased or accepted as capital contributions loans and participation interests in loans both secured and not secured by real property along with other assets. We anticipate that we will acquire, or receive as capital contributions, interests in additional real estate-secured loans from the Bank or its affiliates. We may from time to time acquire loans or loan participation interests from unaffiliated third parties. We may use any proceeds received in connection with the repayment or disposition of loan participation interests in our portfolio to acquire additional loans. Although we are not precluded from purchasing additional types of loans, loan participation interests or other assets, we anticipate that participation interests in additional loans acquired by us will be of the types described above under the heading “—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy”. In addition, we will not invest in assets that are not REIT Qualified Assets if such investments would cause us to violate the requirements for taxation as a REIT under the Code.

We may from time to time acquire a limited amount of other authorized investments. Although we currently do not intend to acquire any mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans that are secured by single-family residential, multi-family or commercial real estate properties located throughout the United States, we are not restricted from doing so. We do not intend to acquire any interest-only or principal-only mortgage-backed securities. At December 31, 2007, we did not hold any mortgage-backed securities.

We currently anticipate that the Bank or its affiliates will continue to act as servicer of any additional commercial loans that we acquire through purchase or participation interests from the Bank or its affiliates. We anticipate that any such servicing arrangement that we enter into in the future with the Bank or its affiliates will contain fees and other terms that most likely will be substantially equivalent to but may be more favorable to us than those that would be contained in servicing arrangements entered into with unaffiliated third parties. To the extent we acquire additional loans or participation interests from unaffiliated third parties, we anticipate that such loans or participation interests may be serviced by entities other than the Bank or its affiliates. It is our policy that any servicing arrangements with unaffiliated third parties will be consistent with standard industry practices.

In accordance with the terms of the commercial, commercial real estate and residential loan participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

Credit Risk Management Policies.    For a description of our credit risk management policies, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance and Administration”.

Conflict of Interest Policies.    Because of the nature of our relationship with the Bank or its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, our acquisition of participation interests in loans from, or disposition of participation interests in loans to, the Bank, foreclosure on defaulted loans, management of the cash collateral related to the interest rate swaps and the modification of either the participation or servicing agreements. It is our policy that the terms of any financial dealings with the Bank will be consistent with those available from third parties in the lending industry.

Conflicts of interest among us and the Bank or its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or its affiliates may have with a borrower under a loan. Conflicts also could arise in connection with actions taken by us or the Bank or its affiliates. It is our intention that any agreements and transactions between us on the one hand, and the Bank or its affiliates on the other hand, including, without limitation, any loan participation agreements, be fair to all parties and consistent with market terms for such types of transactions. The requirement in our certificate of incorporation that certain of our actions be approved by a majority of our Independent Directors also is intended to ensure fair dealings among us and the Bank or its affiliates. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

Other Policies.    We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Therefore, we do not intend to:

•	invest in the securities of other issuers for the purpose of exercising control over such issuers;

•	underwrite securities of other issuers;

•	actively trade in loans or other investments;

•	offer securities in exchange for property; or

•	make loans to third parties, including our officers, directors or other affiliates.

The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate”. We refer to these interests as “Qualifying Interests”. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The provisions of the Investment Company Act therefore may limit the assets that we may acquire. We have established a policy of limiting authorized investments that are not Qualifying Interests to no more than 20% of the value of our total assets to comply with these provisions.

We currently make investments and operate our business in such a manner consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause our board of directors, subject to approval by a majority of our Independent Directors, to determine that it is in our best interest and the best interest of our shareholders to revoke our REIT status. The Code prohibits us from electing REIT status for the four taxable years following the year of such revocation. See also “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Servicing

The loans currently in our portfolio are serviced by the Bank or its affiliates pursuant to the terms of participation and servicing agreements between the Bank and its affiliates and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties that are not affiliated with us or the Bank or its affiliates.

We pay the Bank a monthly loan servicing fee for its services under the terms of the loan participation and servicing agreements. The amount and terms of the fee are determined by mutual agreement of the Bank and us from time to time during the terms of the participation and servicing agreements.

Included in loan servicing costs were fees paid to the Bank for the years ended December 31, 2007 and 2006, of $61.8 million and $54.2 million, respectively. In 2007 and 2006, the monthly fee with respect to the commercial loans was equal to the total committed amount of each loan multiplied by a fee of 0.025% per annum. For home equity loans, the monthly fee was equal to the outstanding principal balance of each loan multiplied by 0.50% per annum.

The participation and servicing agreements currently in place require the Bank to service the loans in our portfolio in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank or its affiliates collect and remit principal and interest payments, maintain perfected collateral positions, and submit and pursue insurance claims. The Bank and its affiliates also provide accounting and reporting services required by us for our participation interests and loans. We also may direct the Bank to dispose of any loans that are classified as nonperforming, are placed in a nonperforming status or are renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and servicing agreements, including any payment to its affiliates or third parties for servicing the loans.

In accordance with the terms of the commercial, commercial real estate and residential loan participation and servicing agreements currently in place, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

To the extent we acquire additional loans or participation interests directly from unaffiliated third parties in the future, we may also enter into servicing agreements with such unaffiliated third parties.

Competition

In order to qualify as a REIT under the Code, we can only be a passive investor in real estate loans and certain other assets. Thus, we do not originate loans. We anticipate that we will continue to possess interests in mortgage and other loans in addition to those in the current portfolio and that a majority of all of these loans will be obtained from the Bank, although we may also purchase loans from unaffiliated third parties. The Bank competes with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring and originating loans. To the extent we acquire additional loans or participation interests directly from unaffiliated third parties in the future, we will face competition similar to that which the Bank faces in acquiring such loans or participation interests.

Regulatory Considerations

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

As a REIT, we are subject to regulation under the Code. The Code requires us to invest at least 75% of the total value of our assets in REIT Qualified Assets. See “—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy” for more detailed descriptions of the requirements of the Code applicable to us. In addition, we intend to operate in a manner that will not subject us to regulation under the Investment Company Act. See “—Conflicts of Interest and Related Management Policies and Programs—Other Policies” for a more detailed description of the requirements we have to follow in order not to be subject to regulation under the Investment Company Act.

Under certain circumstances, including any determination that the Bank’s relationship to us results in unsafe and unsound banking practices, the OCC has the authority to restrict our ability to make dividend payments to our shareholders. See “—Dividend Policy” for a more detailed description of such restrictions.

Moreover, our Series A preferred securities are automatically exchangeable for depositary shares representing Series G, Class A preferred stock of Wachovia at the direction of the OCC if any of the following events occurs:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•

the OCC, in its sole discretion, anticipates that the Bank may become “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

In an exchange, holders of our Series A preferred securities would receive one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock for each of our Series A preferred securities. The Wachovia Series G, Class A preferred stock will be non-cumulative, perpetual, non-voting preferred stock of Wachovia ranking equally upon issuance with the most senior preferred stock of Wachovia then outstanding. If such an exchange occurs, holders of our Series A preferred securities would own an investment in Wachovia and not in us at a time when the Bank’s and, ultimately, Wachovia’s financial condition is deteriorating or the Bank may have been placed into conservatorship or receivership.

For more information concerning Wachovia and the Bank, please see Part IV, Item 15(a) of Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein (excluding the list of exhibits incorporated therein by reference) and Wachovia’s supplementary consolidating financial information as of December 31, 2007 and 2006, and for the three years ended December 31, 2007, which is filed herewith as Exhibit (99)(a).

Employees

We have two executive officers and approximately 15 additional non-executive officers. Our executive officers are also executive officers of Wachovia. We do not anticipate that we will require any additional employees because employees of the Bank and its affiliates are servicing the loans under the participation and servicing agreements. All of our officers are also officers or employees of Wachovia and/or the Bank. We maintain corporate records and audited financial statements that are separate from those of the Bank. Except as borrowers under home equity or residential mortgage loans, none of our officers, employees or directors will have any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding and managing mortgage assets. However, 108 employees of Wachovia or its affiliates, including certain of the executive officers and non-executive officers discussed above, own one Series D preferred security each.

Executive Offices

Our principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661 (telephone number (916) 787-9090).

Available Information

Although Wachovia Funding does not maintain its own website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are accessible at no cost on Wachovia’s website, www.wachovia.com, as soon as reasonably practicable after those reports have been electronically filed or submitted to the SEC. These filings are also accessible on the SEC’s website, www.sec.gov.

Item 1A.    Risk Factors.

An investment in Wachovia Funding’s securities may involve risks due to the nature of the business we engage in and activities related to that business. The following are the most significant risks associated with that business:

We are effectively controlled by Wachovia and our relationship with Wachovia and/or the Bank may create potential conflicts of interest.

All of our officers and certain of our directors are also either officers or directors of Wachovia or the Bank or their affiliates. Wachovia, the Bank and Wachovia Preferred Holding control a substantial majority of our outstanding voting shares and, in effect, have the right to elect all of our directors, including independent directors, except under limited circumstances if we fail to pay dividends.

The Bank may have interests that are not identical to our interests. Wachovia, the owner of the Bank’s common stock, may have investment goals and strategies that differ from those of the holders of the Series A preferred securities. Consequently, conflicts of interest between us, on one hand, and the Bank and/or Wachovia, on the other hand, may arise.

We are dependent on the officers and employees of Wachovia and the Bank for our business activities and our relationship with Wachovia and/or the Bank may create potential conflicts of interest.

Wachovia and the Bank are involved in virtually every aspect of our existence. The Bank administers our day-to-day activities under the terms of participating and servicing agreements between the Bank and us. We are dependent on the diligence and skill of the officers and employees of the Bank for the selection, structuring and monitoring of the loans in our portfolio and our other authorized investments and business opportunities. The Bank manages our cash collateral related to our interest rate swaps.

Despite our belief that the terms of the loan participation and servicing agreements between the Bank and us reflect terms consistent with those negotiated on an arms-length basis, our dependency on the Bank’s officers and employees and our close relationship with the Bank may create potential conflicts of interest. Specifically, such conflicts of interest may arise because the employees of the Bank have the power to set the amount of the service fees paid to the Bank, modify the loan participation and servicing agreements, and make business decisions with respect to servicing of the underlying loans, particularly the loans that are placed on non-accrual status or are otherwise non-performing.

The loans in our portfolio are subject to economic conditions that could negatively affect the value of the collateral securing such loans and/or the results of our operations.

The value of the collateral underlying our loans and/or the results of our operations could be affected by various conditions in the economy, such as:

•	changes in interest rates;

•	local and other economic conditions affecting real estate and other collateral values;

•	sudden or unexpected changes in economic conditions, including changes that might result from terrorist attacks and the United States’ response to such attacks;

•

the continued financial stability of a borrower and the borrower’s ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness or personal bankruptcy;

•	the ability of tenants to make lease payments;

•

the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs, and make other tenant concessions;

•	the availability of credit to refinance loans at or prior to maturity; and

•	increased operating costs, including energy costs, real estate taxes, and costs of compliance with environmental controls and regulations.

If we lose our exemption under the Investment Company Act it could have a material adverse effect on us.

We believe that we are not, and intend to conduct our operations so as not to become, regulated as an investment company under the Investment Company Act. Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the SEC and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. If a change in the laws or the interpretations of those laws were to occur we could be required to either change the manner in which we conduct our operations to avoid being required to register as an investment company or register as an investment company, either of which could have a material adverse effect on us and the price of our securities. Further, in order to ensure that we at all times continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our assets than would otherwise be the case and may be precluded from acquiring certain types of assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors may lower at times our net interest income. Finally, if we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period we were determined to be an unregistered investment company.

Item 1B.    Unresolved Staff Comments.

None.

Item 2.    Properties.

Wachovia Funding does not own any properties and our primary executive offices are used primarily by affiliates of Wachovia. Because we do not have any of our own employees who are not also employees of Wachovia or the Bank, we do not need office space for such employees. All officers of Wachovia Funding are also officers of Wachovia or the Bank and perform their services from office space owned or leased by Wachovia or the Bank, as applicable.

Item 3.    Legal Proceedings.

We, Wachovia and the Bank are not currently involved in nor, to our knowledge, currently threatened with any material litigation with respect to the assets included in our portfolio, other than routine litigation arising in the ordinary course of business. Based on information currently available, advice of counsel, available insurance coverage and established reserves, we believe that the eventual outcome of the litigation with respect to the assets included in our portfolio will not, in the aggregate, have a material adverse effect on our consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to our results of operations for any particular period. Although we are not a party to the inquiry described below, it does involve Wachovia and our independent auditors, KPMG LLP.

In the Matter of KPMG LLP Certain Auditor Independence Issues.    As previously reported in Wachovia Funding’s reports filed with the SEC, the SEC has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period from January 1, 1997, to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia‘s customers by KPMG LLP during the period from 1997 to early 2002, and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of Wachovia Funding. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations.

Disclosure of Tax Shelter Penalties

None.

Item 4.    Submission of Matters to a Vote Of Security Holders.

Not applicable.

PART II

Item 5.	Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

General

Our common stock is 99.85% owned by Wachovia Preferred Holding and 0.15% owned by Wachovia and is not listed on any securities exchange. Wachovia Funding’s Series A preferred securities have been listed on the NYSE since January 10, 2003.

In connection with a series of corporate transactions that occurred in July 2002, (i) Wachovia Funding issued and sold 913 shares of its Series D preferred securities, liquidation preference $1,000, to Wachovia Realty Management Corporation, a Delaware corporation and an affiliate of Wachovia, for a purchase price of $913,000, and (ii) 99,851,752 and 148,148 shares of Wachovia Funding common stock, par value $0.01 per share, were issued to the Bank and Wachovia, respectively, as part of the merger of First Union Real Estate Asset Company of Connecticut, a Virginia corporation and an affiliate of Wachovia, with and into Wachovia Funding in consideration of the Bank’s and Wachovia’s common stock of First Union Real Estate Asset Company of Connecticut. On July 31, 2002, Wachovia Realty Management Corporation liquidated into its parent, and the shareholders of its Series D preferred securities received the Wachovia Funding Series D preferred securities as their liquidation distribution. Each of these issuances and sales was made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Series D preferred securities are not convertible or exchangeable into any other security and Wachovia Funding does not anticipate that the Series D preferred securities will be registered under the Securities Act. Wachovia Funding used the proceeds from the issuance and sale of the common stock and Series D preferred securities for general corporate purposes.

Prior to the December 2002 public offering of Wachovia Funding’s Series A preferred securities, Wachovia Preferred Holding acquired (i) 30,000,000 of Wachovia Funding’s Series A preferred securities, liquidation preference $25.00 per security, (ii) 40,000,000 of Wachovia Funding’s Series B preferred securities, liquidation preference $25.00 per security, and (iii) 4,233,754 of Wachovia Funding’s Series C preferred securities, liquidation preference $1,000 per security. The Series A, Series B and Series C preferred securities were acquired by Wachovia Preferred Holding in exchange for participations in commercial and commercial real estate loans with an aggregate fair value of $6.0 billion. The issuance of Wachovia Funding’s Series A, Series B and Series C preferred securities to Wachovia Preferred Holding was made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. The Series A and Series B preferred securities are conditionally exchangeable, upon certain regulatory events, into preferred stock (or depositary shares representing such stock) of Wachovia.

In December 2002 and June 2003, Wachovia Preferred Holding sold 18,000,000 shares and 12,000,000 shares, respectively, of our Series A preferred securities in registered public offerings. Wachovia Funding did not receive any of the proceeds from these offerings.

Dividends

For the year ended December 31, 2007, Wachovia Funding declared and paid (i) cash dividends of $1.81 per share of its Series A preferred securities, (ii) cash dividends of $1.79 per share of its Series B preferred securities, (iii) cash dividends of $61.76 per share of its Series C preferred securities, and (iv) cash dividends of $85.00 per share of its Series D preferred securities. The Series A, Series B and Series C preferred securities were issued in November 2002. Wachovia Funding also paid dividends of $6.67 per share on its common stock in 2007. Please see “—Item 1. Business–Dividend Policy” for a description of our policies regarding dividends.

Equity Compensation Plans

Wachovia Funding does not have any equity compensation plans. Our two executive officers are also executive officers of Wachovia and receive certain equity-based compensation from Wachovia. See “Executive Compensation” in our definitive proxy statement to be filed no later than April 29, 2008, for more information on such equity-based compensation.

Recent Sales of Unregistered Securities

Not applicable.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Not applicable.

Item 6.    Selected Consolidated Financial Data.

The following selected consolidated financial data for the five years ended December 31, 2007, are derived from our audited consolidated financial statements. This data should be read in conjunction with the consolidated financial statements, related notes and other financial information presented elsewhere in this Annual Report on Form 10-K and Wachovia’s unaudited supplementary consolidating financial information as of December 31, 2007 and 2006, and for the three years ended December 31, 2007, which includes certain consolidated financial information for the Bank, which is filed herewith as Exhibit (99)(a).

	Years Ended December 31,
(In thousands)	2007	2006	2005	2004	2003
INCOME STATEMENT DATA
Net interest income (a)	$1,200,226	1,157,209	801,809	400,653	381,609
Provision for credit losses	21,162	(9,251)	1,211	(3,390)	15,278
Other income (a)	7,754	(2,846)	(7,309)	13,914	14,288
Noninterest expense	102,947	104,039	67,641	39,882	26,846
Net income	$1,067,033	1,046,154	721,522	372,419	348,477
BALANCE SHEET DATA
Cash and cash equivalents	$1,394,729	1,382,021	1,484,535	970,667	926,175
Loans, net of unearned income	16,606,273	16,795,417	16,196,661	10,909,529	11,137,614
Allowance for loan losses	(93,095)	(81,350)	(96,115)	(99,932)	(104,201)
Interest rate swaps (a)	1,589	658	411	459,838	519,006
Total assets (a)	18,233,647	18,427,969	17,896,219	12,316,637	12,511,277
Collateral held on interest rate swaps (a)	—	—	—	458,265	519,460
Total liabilities (a)	389,905	596,777	100,569	555,021	761,723
Total stockholders’ equity	$17,843,742	17,831,192	17,795,650	11,761,616	11,749,554
SELECTED OTHER INFORMATION
Nonperforming loans	$36,829	19,682	20,353	20,247	18,508
Nonperforming loans as a % of total loan	0.22%	0.12	0.13	0.19	0.17
Nonperforming loans as a % of total assets	0.20	0.11	0.11	0.16	0.15
Allowance for loan losses as a % of nonperforming loans	252.78	413.32	472.24	493.56	563.01
Allowance for loan losses as a % of total loans	0.56%	0.48	0.59	0.92	0.94

(a)	Amounts for the years 2004 and 2003 have not been restated for the adoption of FASB Staff Position No. Fin-39.1. Please refer to “—Notes to Consolidated Financial Statements” for additional information.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with selected consolidated financial data set forth in Item 6 and our audited consolidated financial statements and related notes included in this Form 10-K. In addition to historical information, the discussion in this Form 10-K contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under “—Risk Governance and Administration” and elsewhere in this Form 10-K. See also “Forward-Looking Statements” in Part I above.

For the tax year ended December 31, 2007, we expect to be taxed as a REIT and we intend to comply with the relevant provisions of the Code to be taxed as a REIT. These provisions for qualifying as a REIT for federal income tax purposes are complex, involving many requirements, including among others, distributing the majority of our earnings to shareholders and satisfying certain asset, income and stock ownership tests. To the extent we meet those provisions, with the exception of the income of our taxable REIT subsidiary, WPR, we will not be subject to federal income tax on net income. We currently believe that we continue to satisfy each of these requirements and therefore continue to qualify as a REIT. We continue to monitor each of these complex tests.

In the event we do not continue to qualify as a REIT, we believe there should be minimal adverse effect of that characterization to us or to our shareholders:

•

From a shareholder’s perspective, the dividends we pay as a REIT are ordinary income not eligible for the dividends received deduction for corporate shareholders or for the favorable maximum 15% rate applicable to qualified dividends received by non-corporate taxpayers. If we were not a REIT, dividends we pay generally would qualify for the dividends received deduction and the favorable tax rate applicable to non-corporate taxpayers.

•

In addition, we would no longer be eligible for the dividends paid deduction, thereby creating a tax liability for us. Wachovia has agreed to make a capital contribution to us equal in amount to any income taxes payable by us. Therefore, a failure to qualify as a REIT would not result in any net liability to us.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (“GAAP”), and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified the allowance for loan losses policy as being particularly sensitive in terms of judgments and the extent to which estimates are used. Periodically, the Audit Committee of our board of directors reviews these policies, the judgment and estimation processes involved, and related disclosures.

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments

The allowance for loan losses and reserve for unfunded lending commitments (collectively, the “allowance for credit losses”) are maintained at levels we believe are adequate to absorb probable losses inherent in the loan portfolio and unfunded commercial lending commitments as of the date of the consolidated financial statements. We monitor qualitative and quantitative credit metrics and trends, including changes in the levels of past due, criticized and nonperforming loans as part of our allowance modeling process. In addition, we rely on estimates and exercise judgment in assessing credit risk.

As a subsidiary of Wachovia, our loans are subject to the same analysis of the adequacy of the allowance for loan losses as loans maintained in all of Wachovia’s subsidiaries including the Bank. Wachovia employs a variety of modeling and estimation tools for measuring credit risk. These tools are periodically reevaluated and refined, as appropriate.

The following provides a description of Wachovia’s methodology.

Our model for the allowance for loan losses has four components: formula-based components for both the commercial and consumer portfolios, each including a factor for historical loss variability, a reserve for impaired commercial loans and an unallocated component.

For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by credit grade. Average losses for each credit grade reflect the annualized historical default rate and the average losses realized for defaulted loans.

For consumer loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by product classification. We compute average losses for each product class using historical loss data, including analysis of delinquency patterns, origination vintage and various credit risk forecast indicators.

For both commercial and consumer loans, the formula-based components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. This historical loss variability component represents a measure of the potential for significant volatility above average losses over short periods. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, geographic data, portfolio-specific risks or concentrations, and macroeconomic conditions.

At December 31, 2007, the formula-based components of the allowance were $33.6 million for commercial loans and $59.5 million for consumer loans compared with $40.5 million and $40.8 million, respectively, at December 31, 2006.

When applicable, we have established specific reserves within the allowance for loan losses for impaired loans, which we define as commercial loans on nonaccrual status. We individually review any impaired loans with a minimum total exposure of $5.0 million. The reserve for each individually reviewed loan is based on the difference between the loan’s carrying amount and the loan’s estimated fair value. No other reserve is provided on impaired loans that are individually reviewed. At December 31, 2007 and 2006, we did not have any impaired loans over $5.0 million.

The allowance for loan losses may be supplemented with an unallocated component which reflects the inherent uncertainty of our estimates. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another as warranted by facts and circumstances. We anticipate the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. There was no unallocated component at December 31, 2007 or 2006.

The reserve for unfunded lending commitments, which relates only to commercial business where our intent is to classify the funded loan in the loan portfolio, is based on a modeling process that is consistent with the methodology described above for the commercial portion of the allowance for loan losses. In addition, this model includes as a key factor the historical average rate at which unfunded commercial exposures have been funded at time of default. At December 31, 2007 and 2006, the reserve for unfunded lending commitments was $488 thousand and $306 thousand, respectively.

The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments as described above does not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and the related commercial commitment portfolio, respectively. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.

Results of Operations

For purposes of this discussion, the term “loans” includes loans and loan participation interests, the term “residential loans” includes home equity loans and residential mortgages and the term “commercial loans” includes commercial and commercial real estate loans. See Table 1, Performance and Dividend Payout Ratios, following “—Accounting and Regulatory Matters” for certain performance and dividend payout ratios for the years ended December 31, 2007, 2006 and 2005.

Although we have the authority to acquire interests in an unlimited number of loans and other assets from unaffiliated third parties, the majority of our interests in loans that we have acquired have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or an affiliate and us. Substantially all of our assets were acquired directly from the Bank. The Bank either originated the mortgage assets, or purchased them from other financial institutions or acquired them as part of the acquisition of other financial institutions.

In each of the years in the three-year period ended December 31, 2007, Wachovia Funding purchased loans from the Bank at fair value. In 2007, 2006, and 2005, Wachovia Funding paid $3.7 billion, $5.2 billion and $4.2 billion, respectively, for residential loans.

2007 to 2006 Comparison

Net income available to common stockholders.    We earned net income available to common stockholders of $679.6 million and $670.5 million in 2007 and 2006, respectively. This increase was driven by higher net interest income and a gain on interest rate swaps, partially offset by higher provision for credit losses, loan servicing costs, income tax expense and dividends on preferred stock.

Interest Income.    Interest income of $1.2 billion in 2007 increased $54.2 million, or 5%, compared with 2006. This was primarily driven by increases in the interest rates received on interest-earning assets compared with the same period a year ago. The average interest rate received on total interest-earning assets was 6.73% in 2007 compared with 6.53% in 2006. Average home equity loans increased $1.4 billion to $12.4 billion compared with 2006 while average commercial loans decreased $944.7 million to $3.4 billion in the same period due to pay-downs. Average residential mortgages decreased $283.2 million to $957.6 million in 2007 compared with 2006. We currently anticipate that we will continue to reinvest loan pay-downs primarily in consumer real-estate secured loans. Interest income on cash invested in overnight eurodollar deposits increased $4.7 million to $78.5 million in 2007 compared with 2006 driven by the impact of higher average balances and a higher interest rate environment in 2007. See the interest rate risk management section under “Risk Governance and Administration” for more information on interest rates and interest income.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2007, are presented below.

	Year Ended December 31, 2007			Year Ended December 31, 2006
(In thousands)	Average Balances	Interest Income	Interest Rates	Average Balances	Interest Income	Interest Rates
Commercial loans	$3,388,175	231,161	6.82%	$4,332,833	289,321	6.68%
Home equity loans	12,372,049	861,407	6.96	10,937,891	740,679	6.77
Residential mortgages	957,583	57,765	6.03	1,240,805	70,852	5.71
Interest-bearing deposits in banks and other earning assets	1,531,125	78,511	5.13	1,481,047	73,823	4.98

Total earning assets	$18,248,932	1,228,844	6.73%	$17,992,576	1,174,675	6.53%

The dollar amount of change in interest income related to our interest-earning assets for the year ended December 31, 2007, is presented below.

	2007 Compared with 2006
(In thousands)	Interest Income Variance	Variance Attributable to (a)
		Rate	Volume
EARNING ASSETS
Commercial loans	$(58,160)	5,604	(63,764)
Home equity loans	120,728	22,243	98,485
Residential mortgages	(13,087)	3,542	(16,629)
Interest-bearing deposits in banks and other earning assets	4,688	2,156	2,532

Total earning assets	$54,169	33,545	20,624

(a)	Changes that are not directly attributable to rate or volume are allocated to both rate and volume on an equal basis.

Interest Expense.    Interest expense increased to $28.6 million in 2007 compared with $17.5 million a year ago. Interest expense is directly related to our borrowings on our existing line of credit with the Bank, which funded our purchases of home equity loans in the first, second and fourth quarters of 2006 and the second and third quarters of 2007. The increase primarily reflects higher average balances and a higher interest rate environment in 2007. At December 31, 2007, $300.0 million was outstanding under the line of credit with the Bank.

Provision for Credit Losses.    The provision for credit losses was $21.2 million in 2007 compared with a net benefit of $9.3 million in 2006. The increase in the provision for credit losses was driven mostly by the effect of significant weakness in certain housing markets. See “Critical Accounting Policies” for more information on the allowance for loan losses.

Gain (Loss) on Interest Rate Swaps.    Our interest rate swaps lose value in an increasing rate environment and gain value in a declining rate environment. The gain on interest rate swaps was $7.6 million in 2007 compared with a loss of $3.0 million in 2006. The gain in 2007 primarily reflects a lower short-term interest rate environment in 2007 compared with 2006 and a higher net present value as a result of the passage of time. Included in gain (loss) on interest rate swaps was expense associated with the derivative cash collateral received of $16.6 million and $18.9 million in 2007 and 2006, respectively.

Loan Servicing Costs.    Loan servicing costs increased $7.9 million to $62.1 million in 2007 which reflects the impact of reinvesting pay-downs in home equity loans which have a higher servicing fee relating to other loan products. These loans are serviced by the Bank pursuant to our participation and servicing agreements which include market-based fees. For home equity loans, the monthly fee is equal to the outstanding principal balance of each loan multiplied by 0.50% per annum. For commercial loans, the monthly fee is equal to the total committed amount of each loan multiplied by 0.025% per annum. Servicing fees related to residential mortgages are negotiated when the Bank purchases loans from unrelated third parties, and are based on the purchase price of the loans.

Management Fees.    Management fees were $39.1 million in 2007 compared with $47.6 million in 2006 reflecting Wachovia’s decreased allocable expense base. Management fees represent reimbursements to Wachovia for general overhead expenses paid on our behalf. Wachovia charges the management fee on a monthly basis to affiliates that have over $10.0 million in qualifying assets. If the affiliate qualifies for an allocation, the affiliate is assessed monthly management fees based on its relative percentage of total consolidated assets and noninterest expense plus a 10% markup. The markup of 10% in 2007 compares with a markup of 5% in the prior year.

Other Expense.    Other expense primarily consists of costs associated with foreclosures on residential properties. In 2007 and 2006, these costs were not significant.

Income Taxes.    Income tax expense, which is primarily based on the pre-tax income of WPR, our taxable REIT subsidiary, was $16.8 million in 2007 compared with $13.4 million in 2006. WPR holds our interest rate swaps as well as certain cash investments. The increase in income tax expense in 2007 was driven by gains on interest rates swaps as well as higher interest income on cash invested in overnight eurodollar deposits compared with the prior year.

In the third quarter of 2007, we adopted FASB Staff Position No. FIN 39-1 (FIN 39-1), Amendment of FASB Interpretation No. 39, which permits netting cash collateral received or posted against the applicable derivative asset or liability in situations where the applicable netting criteria are met. We have retrospectively adopted this standard which resulted in a net reduction in total assets and total liabilities in the consolidated balance sheets. In addition, interest expense related to cash collateral received has been reclassified to gain (loss) on interest rate swaps in the consolidated statements of income. Please refer to “—Notes to Consolidated Financial Statements” for additional information.

2007 to 2006 Fourth Quarter Comparison

Net income available to common stockholders increased to $167.6 million in the fourth quarter of 2007 compared with $166.5 million in the fourth quarter of 2006. The majority of the income for both quarters was associated with interest on commercial loans, home equity loans and residential mortgages. Net interest income increased $2.6 million to $301.4 million in the fourth quarter of 2007 compared with the fourth quarter of 2006 due to the impact of a higher yielding mix of loans. Average loans of $17.0 billion in the fourth quarter of 2007 increased $650.8 million, or 4%, from the fourth quarter of 2006. This increase was driven by higher average home equity loans of $12.9 billion compared with $11.3 billion in the fourth quarter of 2006. Substantially offsetting the increase was a $732.1 million, or 19%, decrease in commercial loans and a $238.8 million, or 22%, decrease in residential mortgages compared to the same period in 2006.

Provision for credit losses was $15.2 million in the fourth quarter of 2007 compared with $2.0 million in the fourth quarter of 2006. The higher provision expense in the fourth quarter of 2007 was driven mostly by the effect of significant weakness in certain housing markets.

Gains on interest rate swaps were $5.4 million in the fourth quarter of 2007 compared with a loss of $619 thousand in the fourth quarter of 2006. The gain in the fourth quarter of 2007 primarily reflects lower long-term interest rates and a higher net present value, as a result of the passage of time, compared with the fourth quarter of 2006.

Loan servicing costs increased $2.2 million to $16.3 million in the fourth quarter of 2007 compared with the fourth quarter of 2006 reflecting higher residential loan balances. Management fees of $6.8 million in the fourth quarter of 2007 decreased $4.5 million over the fourth quarter of 2006 reflecting Wachovia’s decreased allocable expense base.

Income tax expense was $5.0 million in the fourth quarter of 2007 compared with $6.2 million in the fourth quarter of 2006. The lower income tax expense in the fourth quarter of 2007 was driven by lower interest income on cash invested in overnight Eurodollar deposits compared with the fourth quarter of 2006, partially offset by gains on interest rate swaps in the fourth quarter of 2007 compared with losses on interest rate swaps in same quarter one year ago.

2006 to 2005 Comparison

On June 30, 2005, we received a contribution of assets, consisting of home equity loans and related interest receivable, having a carrying amount of approximately $6.0 billion. The contribution of these loans resulted in significant increases in interest income and loan servicing costs in 2006 when compared with 2005. See “Transactions with Related Parties” for additional information related to this contribution of assets.

Net Income available to common stockholders.    We earned net income available to common stockholders of $670.5 million in 2006 and $439.8 million in 2005. This increase was driven by higher net interest income.

Interest Income.    Interest income of $1.2 billion in 2006 increased $368.7 million, or 46%, compared with 2005. This was driven by a $332.2 million increase in interest income in home equity loans to $740.7 million in 2006 which primarily reflects the impact of the $6.0 billion contribution, as well as the reinvestment of pay-downs. Average home equity loans increased $4.6 billion to $10.9 billion in 2006 compared with 2005 while average commercial loans decreased $1.4 billion to $4.3 billion in the same period due to pay-downs. Commercial loan pay-downs were reinvested in home equity loans. Average residential mortgages decreased $559.3 million to $1.2 billion in 2006 compared to the prior year due to pay-downs. Interest income on cash invested in overnight Eurodollar deposits increased $40.4 million to $73.8 million in 2006 compared with 2005 due to higher cash balances during the period and the increase in short-term interest rates. See the interest rate risk management section under “Risk Governance and Administration” for more information on interest rates and interest income.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2006, are presented below.

	Year Ended December 31, 2006			Year Ended December 31, 2005
(In thousands)	Average Balances	Interest Income	Interest Rates	Average Balances	Interest Income	Interest Rates
Commercial loans	$4,332,833	289,321	6.68%	$5,758,032	289,408	5.03%
Home equity loans	10,937,891	740,679	6.77	6,371,280	408,460	6.41
Residential mortgages	1,240,805	70,852	5.71	1,800,139	74,743	4.15
Interest-bearing deposits in banks and other earning assets	1,481,047	73,823	4.98	1,002,234	33,394	3.33

Total earning assets	$17,992,576	1,174,675	6.53%	$14,931,685	806,005	5.40%

The dollar amount of change in interest income related to our interest-earning assets for the year ended December 31, 2006, is presented below.

	2006 Compared with 2005
(In thousands)	Interest Income Variance	Variance Attributable to (a)
		Rate	Volume
EARNING ASSETS
Commercial loans	$(87)	83,313	(83,400)
Home equity loans	332,219	31,219	301,000
Residential mortgages	(3,891)	23,690	(27,581)
Interest-bearing deposits in banks and other earning assets	40,429	20,519	19,910

Total earning assets	$368,670	158,741	209,929

(a)	Changes that are not directly attributable to rate or volume are allocated to both rate and volume on an equal basis.

Interest Expense.    Interest expense increased to $17.5 million in 2006 from $4.2 million in 2005. This increase reflects borrowing on our existing line of credit with the Bank, which was incurred to fund our purchases of home equity loans. The outstanding balance on our line of credit with the bank totaled $500.0 million at the end of 2006.

Provision for Credit Losses.    The provision for credit losses was a benefit of $9.3 million in 2006 compared with an expense of $1.2 million in 2005. The benefit in 2006 reflects an update of the factors used in estimating the historical loss variability portion of the allowance for loan losses to reflect the changing risk profile of the overall portfolio. The portfolio’s lower risk profile reflects the continued decrease in commercial loans due to pay-downs, resulting in a larger proportion of our loan portfolio being comprised of lower risk home equity loans. Additionally, the credit quality of both the residential and commercial loans continued to improve during 2006. See “Critical Accounting Policies” for more information on the allowance for loan losses.

Gain (Loss) on Interest Swaps.    Our interest rate swaps lose value in an increasing rate environment and gain value in a declining rate environment. The loss on interest rate swaps was $3.0 million in 2006 compared with a loss of $7.6 million in 2005. The lower loss in 2006 compared with the prior year primarily reflects a lower magnitude of long-term interest rate increases and a higher net present value, as a result of the passage of time, compared with the same period one year ago.

Loan Servicing Costs.    Loan servicing costs increased $23.9 million to $54.2 million in 2006 compared to the prior year, which reflects the impact of the $6.0 billion contribution, as well as the impact of reinvesting commercial loan pay-downs in residential loans, which have a higher servicing fee. These loans are serviced by the Bank pursuant to our participation and servicing agreements which include market-based fees. For home equity loans, the monthly fee is equal to the outstanding principal balance of each loan multiplied by 0.50% per annum. For commercial loans, the monthly fee is equal to the total committed amount of each loan multiplied by 0.025% per annum. Servicing fees related to residential mortgages are negotiated when the Bank purchases loans from unrelated third parties, and are based on the purchase price of the loans.

Management Fees.    Management fees were $47.6 million in 2006 compared with $34.7 million in 2005 due to higher qualifying asset balances which primarily reflect the impact of the $6.0 billion contribution. Management fees represent reimbursements to Wachovia for general overhead expenses paid on our behalf. Wachovia charges the management fees to affiliates that have over $10.0 million in qualifying assets on a monthly basis. If the affiliate qualifies for an allocation, the affiliate is assessed monthly management fees based on its relative percentage of total consolidated assets and noninterest expense plus a then applicable 5% markup.

Other Expense.    Other expense primarily consists of costs associated with foreclosures on residential properties. In 2006 and 2005, these costs were not significant.

Income Taxes.    Income tax expense, which is primarily based on the pre-tax income of WPR, our taxable REIT subsidiary, was $13.4 million in 2006 compared with $4.1 million in 2005. WPR holds our interest rate swaps as well as certain cash investments. The increase in income tax expense in 2006 was driven by an increase in gains on interest rate swaps as well as higher interest income on cash invested in overnight Eurodollar deposits compared with the prior year. In 2006 and 2005, WPR’s effective income tax rate was 37.85% and 30.96%, respectively.

Balance Sheet Analysis

December 31, 2007 to December 31, 2006

Total Assets.    Our assets primarily consist of commercial and residential loans, although we have the authority to hold assets other than loans. At December 31, 2007 and December 31, 2006, total assets were $18.2 billion and $18.4 billion, respectively. Net loans were 91% of total assets at both December 31, 2007 and December 31, 2006.

Loans.    Net loans decreased $189.1 million to $16.6 billion at December 31, 2007, compared with December 31, 2006, primarily reflecting an increase in home equity loans resulting from $3.7 billion in reinvestments offset by pay-downs across the entire portfolio. At December 31, 2007 and December 31, 2006, home equity loans comprised 76% and 71% of loans, respectively, and commercial loans comprised 19% and 23%, respectively. See the “Allowance for Loan Losses” section of “Critical Accounting Policies” and Table 2, Loan Losses and Recoveries of Past Due Loans, following “—Accounting and Regulatory Matters” for additional information related to loans.

Commercial loan maturities for the years ended December 31, 2007 and 2006, is presented below.

	Commercial and Commercial Real Estate
	December 31,
(In thousands)	2007	2006
FIXED RATE
1 year or less	$8,215	11,090
1-5 years	86,023	70,062
After 5 years	109,468	123,733

Total fixed rate	203,706	204,885

ADJUSTABLE RATE
1 year or less	755,600	700,003
1-5 years	1,234,376	1,681,105
After 5 years	959,272	1,194,118

Total adjustable rate	2,949,248	3,575,226

Total	$3,152,954	3,780,111

Allowance for Loan Losses.    The allowance for loan losses increased $11.7 million from December 31, 2006, to $93.1 million at December 31, 2007. The allowance to loans ratio increased to 0.56% at December 31, 2007, compared with 0.48% at December 31, 2006, reflecting overall credit quality deterioration principally in the consumer real estate portfolio due to the downturn in the housing market. See Table 2, Loan Losses and Recoveries and Past Due Loans, following “—Accounting and Regulatory Matters” for additional information.

The reserve for unfunded lending commitments, which is included in other liabilities, was $488 thousand at December 31, 2007, compared with $306 thousand at December 31, 2006. The increase related to increased risk in the portfolio.

Interest Rate Swaps.    Interest rate swaps increased to $1.6 million at December 31, 2007, from $658 thousand at December 31, 2006, which represents the fair value of our net position in interest rate swaps. The fair value increases during a declining interest rate environment and as cash is received.

Accounts Receivable—Affiliates, Net.    Accounts receivable from affiliates, net was $229.8 million at December 31, 2007, compared with $233.5 million at December 31, 2006, as a result of intercompany cash transactions related to net loan paydowns, interest receipts and funding with the Bank.

Commitments

Our commercial loan relationships include unfunded loan commitments that are provided in the normal course of business. For commercial borrowers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. The “—Risk Governance and Administration—Credit Risk Management” section describes how Wachovia, as owner of the Bank which originates and services the loans, manages credit risk when extending credit.

Loan commitments create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk. The “—Risk Governance and Administration—Liquidity Risk Management” section describes the way we manage liquidity and fund these commitments, to the extent funding is required. At December 31, 2007 and 2006, unfunded commitments to extend credit were $655.7 million and $814.7 million, respectively. The decrease in unfunded commitments was largely due to the timing of pay-downs and the expiration of commitments on commercial loans.

Liquidity and Capital Resources

Our internal sources of liquidity are primarily cash generated from interest and principal payments on loans in our portfolio. Our primary liquidity needs are to pay operating expenses, fund our lending commitments, purchase loans as the underlying loans mature or prepay, and pay dividends. We expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to approximately 100 percent of our REIT taxable income, which primarily results from interest income on our loan portfolio. Proceeds received from pay-downs of loans are typically sufficient to fund existing lending commitments and loan purchases. Depending upon the timing of the loan purchases, we may draw on the line of credit we have with the Bank as a short-term liquidity source. Generally, we repay these borrowings within several months as we receive cash on loan pay-downs from our loan portfolio. Under the terms of that facility, we can borrow up to $2.0 billion under a revolving demand note at a rate equal to the federal funds rate. At December 31, 2007, borrowings on our line of credit with the Bank totaled $300 million. Should a longer-term liquidity need arise, we could issue additional common or preferred stock, subject to any pre-approval rights of our shareholders. We do not have and do not anticipate having any material capital expenditures in the foreseeable future. We believe our existing sources of liquidity are sufficient to meet our funding needs.

Risk Governance and Administration

Credit Risk Management

Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. We incur credit risk by investing in lending and lending-related assets. The nature and amount of credit risk depends on the type of transaction, the structure of that transaction and the parties involved. Credit risk is central to the profit strategy in lending. Since our assets are currently primarily loans originated by the Bank, which is a subsidiary of Wachovia, the following is a discussion of Wachovia’s credit risk management strategies.

Credit risk is managed through a combination of policies and procedures and authorities that are tracked and regularly updated in a centralized database. Wachovia’s board of directors grants credit authority to the chief executive officer, who in turn has delegated that authority to the chief risk officer. Credit authorities are further delegated through the independent risk management organization. Most authority to approve credit exposure is granted to officers in the risk management organization who are experienced in the industries and loan structures over which they have responsibility, and are independent of the officers who are responsible for generating new business.

There are two processes for approving credit risk exposures. The first process involves standard approval structures (such as rapid decision scorecards) for use in retail, certain small business lending and most trading activities. The second process involves individual approval of commercial exposures based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook.

Wachovia’s credit risk review is an independent unit that performs risk process reviews and evaluates a representative sample of individual credit extensions. Credit risk review has the authority to change internal risk ratings and has the responsibility to assess the adequacy of credit underwriting and servicing practices. This unit reports directly to the chief risk officer and to the Risk Committee of Wachovia’s board of directors.

Retail Credit.    In retail lending, we manage credit risk primarily from a portfolio view. The risk management division, working with the lines of business, determines the appropriate risk and return profile for each portfolio, using a variety of tools including quantitative models and scorecards tailored to meet our specific needs.

By incorporating these models and policies into computer programs or “decisioning engines”, much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are required.

Commercial Credit.    All commercial exposures, both in the form of loans and commitments to lend, are assigned internal risk ratings that reflect the probability of the borrower default on any obligation and the probable loss in the event of a default. Commercial credit extensions are also evaluated using a Risk Adjusted Return on Capital (“RAROC”) model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk and return analysis, enabling the efficient use of economic capital attributable to credit risk. The same credit processes and checks and balances are used for unfunded commitments as for funded exposures.

Wachovia’s Credit Risk Committee approves policy guidelines that limit the maximum level of credit exposure to individual commercial borrowers or a related group of borrowers. These guidelines are based on the internal ratings associated with the credit facilities extended to each borrower as well as on the economic capital associated with them. Concentration risk is also managed through geographic and industry diversification and loan quality factors. Wachovia’s credit risk committee approves industry concentration and country exposure limits.

Borrower exposures may be designated as “watch list” accounts when warranted as a result of either environmental factors or individual company performance. Such accounts are subjected to additional review by the business line management, risk management and credit risk review staffs, and Wachovia’s chief risk officer in order to adequately assess the borrower’s credit status and to take appropriate action. Wachovia has also established special teams composed of highly skilled and experienced lenders to manage problem credits and to handle commercial recoveries, workouts and problem loan sales.

Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid credit problems where possible, and to recognize and address problems early when they do occur.

To the extent that we acquire loans or participation interests in loans from unaffiliated third parties in the future, we intend to follow substantially similar credit risk management strategies as Wachovia.

Concentration of Credit Risk

Concentration of credit risk generally arises with respect to our loans when a significant number of underlying loans have borrowers that engage in similar business activities or activities in the same geographical region. Concentration of credit risk indicates the relative sensitivity of performance to both positive and negative developments affecting a particular industry. By the nature of Wachovia Funding’s status as a REIT, the composition of the loans underlying the participation interests are highly concentrated in real estate. The following table is a summary of the geographical distribution of the Wachovia Funding loan portfolio for the states with more than five percent of the total loans outstanding at December 31, 2007 and 2006.

State	2007	2006
Florida	19%	21
New Jersey	17	17
Pennsylvania	14	13
North Carolina	12	13
Virginia	10	9
Georgia	7	6
All other states	21	21

Total	100%	100

Interest Rate Risk Management

Interest rate risk is the sensitivity of earnings to changes in interest rates. Our loan portfolio was comprised of approximately 25% of variable rate loans at December 31, 2007. In a declining rate environment, we may experience a reduction in interest income on our loan portfolio and a corresponding decrease in funds available to be distributed to our shareholders. The reduction in interest income may result from downward adjustment of the indices upon which the interest rates on loans are based and from prepayments of loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding assets. In December 2001, the Bank contributed receive-fixed interest rate swaps to us in exchange for common stock. Subsequent to the contribution, we entered into pay-fixed interest rate swaps that serve as an economic hedge to the receive-fixed interest rate swaps. Currently, we do not expect to enter into additional derivative transactions, although we may enter into such transactions in the future.

At December 31, 2007, approximately 75% of the loans in our portfolio had fixed interest rates. Such loans tend to increase our interest rate risk. We monitor the rate sensitivity of assets acquired. Our methods for evaluating interest rate risk include an analysis of interest-rate sensitivity “gap”, which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds interest rate-sensitive assets.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution is perfectly matched in each maturity category.

At December 31, 2007, $5.5 billion, or 30% of our assets, had variable interest rates and could be expected to reprice with changes in interest rates. At December 31, 2007, our liabilities were $389.9 million, or 2% of our assets, while stockholders’ equity was $17.8 billion, or 98% of our assets. This positive gap between our assets and liabilities indicates that an increase in interest rates would result in an increase in net interest income and a decrease in interest rates would result in a decrease in net interest income.

Our rate-sensitive assets and liabilities at December 31, 2007, are presented below. Assets that immediately reprice are placed in the overnight column. The allowance for loan losses is not included in loans. The fair value of $12.5 billion of fixed rate loans and loan participations was approximately $11.7 billion and the fair value of $4.1 billion of variable rate loans was approximately $4.0 billion at December 31, 2007.

	December 31, 2007
(In thousands)	Overnight	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
RATE-SENSITIVE ASSETS
Interest-bearing deposits in banks	$1,392,866	300	—	—	—	1,393,166
Loans and loan participations
Fixed rate	—	333,528	465,375	323,847	11,356,930	12,479,680
Variable rate	—	764,133	699,662	572,615	2,114,097	4,150,507

Total rate-sensitive assets	$1,392,866	1,097,961	1,165,037	896,462	13,471,027	18,023,353

Total rate-sensitive liabilities	$—	300,000	—	—	—	300,000

We account for derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137, SFAS 138 and SFAS 149, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all our derivatives (currently consisting of interest rate swaps) are recorded at fair value in the balance sheets. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement between the parties, the net of the gain and loss positions are recorded as an asset or a liability on our consolidated balance sheets. Realized and unrealized gains and losses are recorded as a net gain or loss on interest rate swaps on our consolidated statements of income.

In 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673.0 million to us in exchange for common stock. The unaffiliated counterparty to the receive-fixed interest rate swaps provided cash collateral to us. We pay interest to the counterparty on the collateral at a short-term interest rate. Shortly after the contribution of the receive-fixed interest rate swaps, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with the same unaffiliated third party.

At December 31, 2007, our position in interest rate swaps was an asset of $555.3 million, a liability of $264.7 million, and a cash collateral payable of $289.0 million which is recorded as a net amount on our consolidated balance sheet at fair value. The following table presents interest rate swap maturities.

	December 31, 2007
(In thousands)	1 Year or Less	1-2 Years	2-5 Years	5-10 Years	After 10 Years	Total
INTEREST RATE SWAP ASSETS
Notional amount	$—	—	4,100,000	—	—	4,100,000
Weighted average receive rate (a)	—%	—	7.45	—	—	7.45
Weighted average pay rate (a)	—%	—	4.99	—	—	4.99
INTEREST RATE SWAP LIABILITIES
Notional amount	$—	—	4,100,000	—	—	4,100,000
Weighted average receive rate (a)	—%	—	4.99	—	—	4.99
Weighted average pay rate (a)	—%	—	5.72	—	—	5.72

(a)	All the interest rate swaps have variable pay or receive rates based on three-month LIBOR, and they are the pay or receive rates in effect at December 31, 2007.

Market Risk Management

Market risk is the risk of loss from adverse changes in market prices and interest rates. Market risk arises primarily from interest rate risk inherent in lending, investment in derivative financial instruments and borrowing activities.

At December 31, 2007, our receive-fixed interest rate swaps with a notional amount of $4.1 billion had a weighted average maturity of 4.47 years, weighted average receive rate of 7.45% and weighted average pay rate of 4.99%. Our pay-fixed interest rate swaps with a notional amount of $4.1 billion had a weighted average maturity of 4.47 years, weighted average receive rate of 4.99% and weighted average pay rate of 5.72% at December 31, 2007. All the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2007.

Due to the difference in fixed rates in our interest rate swaps, volatility is expected given certain interest rate fluctuations. If market rates were to decrease 100 basis points or 200 basis points, we would recognize short-term net gains on our interest rate swaps of $7.1 million or $14.5 million, respectively. If market rates were to increase 100 basis points or 200 basis points, we would recognize short-term net losses on our interest rate swaps of $6.9 million or $13.5 million, respectively. These short-term fluctuations will eventually offset over the life of the interest rate swaps when held to maturity, with no change in cash flow occurring for the net positions. The changes in value of the net swap positions were calculated under the assumption there was a parallel shift in the LIBOR curve using 100 basis point and 200 basis point shifts, respectively.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is inherent in all of Wachovia’s businesses. Operational risk is divided into the following functional risk areas: vendor, compliance, technology, financial, fiduciary, human capital, business continuity planning, legal, change and implementation risk, and internal and external fraud.

Operational risk is managed through a Wachovia enterprise-wide framework for organizational structure, processes and technologies. This framework is maintained by an independent operational risk team that reports to the risk management group. This team is composed of a corporate operational risk group and operational risk leaders aligned with Wachovia’s business units and support functions. In addition to our self assessment process, Wachovia also focuses on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk.

One component of operational risk is compliance risk. Compliance risk is managed by Wachovia’s compliance group, which works within the business lines but reports centrally to the risk management group under the leadership of Wachovia’s chief compliance officer, who reports to the Wachovia chief executive officer. This structure allows compliance risk management to consult with the business unit as policies and procedures are developed, and it enables close monitoring of daily activities. As part of Wachovia’s compliance program, Wachovia devotes significant resources to combat money laundering and terrorist financing, and to safeguard Wachovia’s customers’ data.

Managing merger risk and change in general is another key component of operational risk. Wachovia uses a well-documented, disciplined process to manage the inherent risk of change (for example, merger integrations, outsourcing and new product developments) and to assess organizational readiness. The organizational readiness assessment process provides readiness and risk information related to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and reconcilement. Wachovia pays close attention to the overall organizational capacity and interdependencies, and to Wachovia’s ability to execute.

Wachovia also focuses on managing other key operational risks such as business continuity, reliance on vendors, and privacy and information security. These risks are not unique to our institution and are inherent in the financial services industry. Wachovia links business performance measurements to operational risk through risk profiles, quality of the internal controls and capital allocation.

Liquidity Risk Management

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. In Wachovia’s liquidity management process, Wachovia focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet Wachovia’s needs.

Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings, cash flows from operations, and asset securitizations and sales. Cash flows from operations are a significant component of liquidity risk management and consider both deposit and debt maturities and the scheduled cash flows from loan and investment maturities and payments, along with dividend payments.

Wachovia purchases funds on an unsecured basis in the federal funds, commercial paper, bank note, national certificate of deposit and long-term debt markets. In addition, Wachovia routinely uses securities in their trading and available for sale portfolios as collateral for secured borrowings. In the event of severe market disruptions, as occurred in the second half of 2007, Wachovia had access to secured borrowings through the Federal Reserve Bank. Wachovia has continued to be a net provider of liquidity to the industry during the market disruption. Wachovia’s ability to access unsecured funding markets and the cost of funds acquired in these markets are primarily dependent on Wachovia’s credit rating, which is currently P-1/A-1+/F1+ for short-term paper and Aa3/AA-/AA- for senior debt (Moody’s, Standard & Poor’s and Fitch, respectively). Wachovia’s goal is to maintain a long-term AA credit rating. Wachovia believes a long-term credit rating of AA will provide Wachovia with many benefits, including access to additional funding sources at lower rates (assuming a static interest rate environment). Conversely, a downgrade from Wachovia’s current long-term debt ratings would have an adverse impact, including higher costs of funds, access to fewer funding sources and possibly triggering liquidity agreements. Providing funding under liquidity agreements could result in Wachovia forgoing more profitable lending and investing opportunities as well as dividend payments because of funding constraints.

Asset securitizations provide an alternative source of funding. Wachovia does not rely heavily on the securitization markets as a source of funds but instead Wachovia uses securitizations to diversify risk and manage regulatory capital levels. Widening of the credit spreads in the securitization market, as has occurred in the market disruption, may make accessing these markets undesirable. If securitizations become undesirable, Wachovia may discontinue certain lending activities and/or increase Wachovia’s reliance on alternative funding sources.

The asset and liability committee is responsible for liquidity risk management. This committee approves liquidity limits and receives thorough periodic reports on Wachovia’s liquidity position. Liquidity reports detail compliance with limits and with guidelines. They include a review of forecasted liquidity needs based on scheduled and discretionary asset and liability maturities. They evaluate the adequacy of funding sources to meet these needs. In addition, stress tests are evaluated to determine required levels of funding in an adverse environment as was the case during the second half of 2007. These stress tests include reduced access to traditional funding sources in addition to unexpected draw-downs of contingent liquidity exposures.

Throughout 2007, Wachovia maintained an excess level of liquidity in order to serve customers’ needs and to be a source of liquidity to the industry during the market disruption. As a consequence, higher levels of assets on the balance sheet, particularly securities, reduced Wachovia’s capital ratios and negatively affected net interest income and the net interest margin.

Our primary liquidity needs are to pay operating expenses, fund our lending commitments, purchase loans as the underlying loans mature or repay, and pay dividends. Operating expenses and dividends are expected to be funded through cash generated by operations, while funding commitments and the acquisition of additional participation interests in loans is intended to be funded with the proceeds obtained from repayment of principal balances by individual borrowers. We do not have and do not anticipate having any material capital expenditures in the foreseeable future.

To the extent that our board of directors determines that additional funding is required, we may raise funds through additional equity offerings, debt financings, retention of cash flow or a combination of these methods. However, any cash flow retention must be consistent with the provisions of the Code requiring the distribution by a REIT of at least 90% of its REIT taxable income, excluding capital gains, and must take into account taxes that would be imposed on undistributed income. In addition, any necessary liquidity could be obtained by drawing on the line of credit that we have with the Bank. Under the terms of that facility, we can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the federal funds rate. During 2007, we made various draws which totaled $1.6 billion under our line of credit with the Bank with a maximum of $1.3 billion outstanding at any point in time. The outstandings on the line of credit with the Bank totaled $300 million at the end of 2007.

At December 31, 2007, our liabilities principally consist of borrowings on the line of credit with the Bank. Our certificate of incorporation does not contain any limitation on the amount or percentage of debt, funded or otherwise, we may incur, except the incurrence of debt for borrowed money or our guarantee of debt for borrowed money in excess of amounts borrowed or guaranteed. However, as part of issuing our Series A preferred securities, we have a covenant in which we agree not to incur indebtedness over 20% of our stockholders’ equity unless approved by two-thirds of the Series A preferred securities, voting as a separate class.

Financial Disclosure

As a subsidiary of Wachovia, we are a part of Wachovia’s internal control procedures that include internal controls over financial reporting, which generally includes those controls relating to the preparation of our financial statements in conformity with U.S. generally accepted accounting principles. The following is a discussion of Wachovia’s process of maintaining and evaluating internal controls over financial reporting. Wachovia’s general process of maintaining and evaluating internal controls over financial reporting also includes maintaining and evaluating internal controls over the financial reporting of Wachovia Funding. Wachovia is subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, it is very familiar with the process of maintaining and evaluating its internal controls over financial reporting. Wachovia’s management, including certain of its executive officers who are also executive officers of Wachovia Funding (see “Item I. Business—Employees “), are also focused on “disclosure controls and procedures,” which as defined by the SEC, are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including Wachovia’s chief executive officer and chief financial officer, who are also the chief executive officer and chief financial officer of Wachovia Funding, respectively, as appropriate, to allow timely decisions regarding required disclosure. Additionally, as a part of maintaining and evaluating our internal controls over financial reporting, Wachovia Funding has a stand-alone disclosure committee, which is described in more detail following the discussion below of Wachovia’s disclosure committee.

Wachovia’s disclosure committee, which includes senior representatives of Wachovia from its treasury, risk, legal, accounting and investor relations departments, as well as its four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, assists its senior management in the oversight of the accuracy and timeliness of the disclosures, as well as implementing and evaluating the overall disclosure process. As part of Wachovia’s disclosure process, accounting representatives of its finance division and representatives from its four core business segments prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in Wachovia’s finance division also conduct further reviews with the senior management team, other appropriate personnel involved in the disclosure process, including Wachovia’s Disclosure Committee and Wachovia’s internal audit division, and Wachovia’s independent auditors, who are also our independent auditors, and counsel, as appropriate. Similar reviews are undertaken with respect to our disclosure process. Wachovia’s financial results and other financial information are also reviewed with the Audit Committee of Wachovia’s board of directors on a quarterly basis. Our financial results and other financial information are also reviewed with the Audit & Compliance Committee of our board of directors on a quarterly basis.

In addition, accounting representatives of Wachovia’s finance division meet with representatives of the primary federal banking regulators on a quarterly basis to review, among other things, Wachovia’s income statement and balance sheet trends, any significant or unusual transactions, changes in or implementation of significant accounting policies, and other significant non-financial data, as identified by Wachovia’s representatives. Wachovia’s chief executive officer and chief financial officer also meet with the federal banking regulators on a semiannual basis.

As required by applicable regulatory law, Wachovia’s chief executive officer and the chief financial officer, who are also the chief executive officer and the chief financial officer of Wachovia Funding, respectively, review and make various certifications regarding the accuracy of Wachovia’s and Wachovia Funding’s periodic public reports filed with the SEC and Wachovia’s and Wachovia Funding’s disclosure controls and procedures and internal controls over financial reporting. With the assistance of its disclosure committee, Wachovia will continue to assess and monitor the disclosure controls and procedures of Wachovia and Wachovia Funding and will make refinements as necessary.

Wachovia Funding’s disclosure committee, which includes senior representatives from Wachovia’s treasury, legal and accounting departments, assists senior management in the oversight of the accuracy and timeliness of our disclosures, as well as implementing and evaluating the overall disclosure process. As part of Wachovia Funding’s disclosure process, accounting representatives from Wachovia’s finance division prepare and review quarterly and annual financial reports, which are reviewed by our senior management. Accounting representatives in Wachovia’s finance division also conduct further reviews with the senior management team and other appropriate personnel involved in the disclosure process, including Wachovia Funding’s disclosure committee, Wachovia’s internal auditors, and Wachovia Funding’s external auditors, who are also Wachovia’s external auditors, and counsel, as appropriate.

Transactions with Related Parties

We are subject to certain income and expense allocations from affiliated parties for various services received. In addition, we enter into transactions with affiliated parties in the normal course of business. The nature of the transactions with affiliated parties is discussed below. Further information, including amounts involved, is presented in Note 6 to Notes to Consolidated Financial Statements.

The Bank services our loans on our behalf, which includes delegating servicing to third parties in the case of residential mortgages. We pay the Bank a 0.025% per annum fee for this service on commercial loans and a 0.50% per annum fee on home equity loans. Servicing fees related to residential mortgages are negotiated when the Bank purchases loans from unrelated third parties, and are based on the purchase price of the loans. The Note to Consolidated Financial Statements has information about the accounting treatment of loan purchases. Additionally, we are subject to Wachovia’s management fee policy and are allocated a monthly fee from Wachovia for general overhead expenses paid on our behalf if we meet these criteria. We met these criteria in 2007 and 2006 and we expect to continue to meet these criteria in the future, and therefore, we expect we will continue to incur management fee expense. We also have a swap servicing and fee arrangement with the Bank, whereby the Bank provides operations, back office, book entry, record keeping and valuation services related to our interest rate swaps, for which we pay a fee to the Bank as discussed in “Results of Operations”.

Eurodollar deposits with the Bank are our primary cash management vehicle. In each of the years in the three-year period ended in 2007, we have also entered into certain loan participations with affiliates and are allocated a portion of all income associated with these loans.

On June 30, 2005, we received a contribution of assets, comprised of home equity loans, having a carrying amount of approximately $6.0 billion from Wachovia Preferred Holding, our parent corporation.

Immediately prior to the contribution, Wachovia Preferred Holding received a contribution of the same assets from the Bank. We did not pay Wachovia Preferred Holding for these contributed assets and they were recorded as an increase to loans and to paid-in capital.

In 2007, we paid the Bank $3.7 billion in cash for home equity loans, which reflected fair value purchase prices. In conjunction with these purchases, we borrowed $1.6 billion under our existing line of credit with the Bank and incurred $28.6 million in interest expense owed to the Bank in 2007. The interest accrued under this line of credit at a rate equal to the federal funds rate. Our existing borrowings on our line of credit with the Bank totaled $300 million at December 31, 2007. The Notes to Consolidated Financial Statements has information about the accounting treatment of these loan purchases.

The Bank acts as our collateral custodian in connection with collateral pledged to us related to our interest rate swaps. For this service, we pay the Bank a fee based on the value of the collateral. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as our custodian. The Bank pays us a fee based on the value of the collateral involved for this right. The Bank also provides a guaranty of our obligations under the interest rate swaps when the swaps are in a net payable position, for which we pay a monthly fee based on the absolute value of the net notional amount of the interest rate swaps.

Accounting and Regulatory Matters

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial condition or results of operations.

The following information addresses significant new developments in accounting standard-setting that may affect us.

Fair Value Measurement.    In September 2006, FASB issued SFAS 157, Fair Value Measurements (SFAS 157), which establishes a framework for measuring fair value under U.S. generally accepted accounting principles, expands disclosures about fair value measurement and provides net income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements itself; rather it defines fair value for other accounting standards that require the use of fair value for recognition or disclosure. In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value reported in the results of operations. The election to carry an instrument at fair value is made at the individual contract level and can be made only at origination or inception of the instrument, or upon the occurrence of an event that results in a new basis of accounting. The election is irrevocable.

Both SFAS 157 and SFAS 159 are effective January 1, 2008, with early adoption permitted on January 1, 2007. We adopted these standards on January 1, 2008, with no impact of adoption on our consolidated financial position and results of operations.

Table 1    PERFORMANCE AND DIVIDEND PAYOUT RATIOS

	Years Ended December 31,
	2007	2006	2005
RATIOS
Return on average assets	5.74%	5.70	4.77
Return on average stockholders’ equity	5.95	5.84	4.86
Average stockholders’ equity to average assets	96.38	97.53	98.31
Dividend payout ratio	98.82%	96.60	90.18

Table 2 LOAN LOSSES AND RECOVERIES AND PAST DUE LOANS
	Years Ended December 31,
(In thousands)	2007	2006	2005
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$81,350	96,115	99,932
Provision for credit losses	20,980	(9,044)	1,426
Allowance relating to loans sold	(366)	(1,635)	(1,526)
Allowance related to loans contributed by the Bank	—	—	2,057
Net charge-offs	(8,869)	(4,086)	(5,774)

Balance, end of year	$93,095	81,350	96,115

LOAN LOSSES
Commercial and commercial real estate loans	$—	148	1,976
Residential mortgages	397	418	56
Home equity	9,529	4,186	4,614

Total loan losses	9,926	4,752	6,646

LOAN RECOVERIES
Commercial and commercial real estate loans	86	12	454
Residential mortgages	215	125	—
Home equity	756	529	418

Total loan recoveries	1,057	666	872

Net charge-offs	$8,869	4,086	5,774

Total net charge-offs as % of average loans, net	0.05%	0.02	0.04

Accruing loans past due 90 days	$16,262	9,772	7,954

Table 3 RESERVE FOR UNFUNDED LENDING COMMITMENTS
	Years Ended December 31,
(In thousands)	2007	2006	2005
Balance, beginning of year	$306	513	728
Provision for credit losses	182	(207)	(215)

Balance, end of year	$488	306	513

Table 4    ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2007		2006		2005		2004		2003
(In thousands)	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans
Commercial loans	$33,586	19%	$40,518	22%	$55,785	31%	$83,621	61%	$56,901	79%
Residential mortgages	962	5	2,164	7	6,112	9	4,162	19	6,835	17
Home equity loans	58,547	76	38,668	71	34,218	60	12,149	20	1,637	4
Unallocated	—	—	—	—	—	—	—	—	38,828	—

Total	$93,095	100%	$81,350	100%	$96,115	100%	$99,932	100%	$104,201	100%

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk.

Information required by this Item 7A is set forth in Item 7 under the caption “Risk Governance and Administration”.

Item 8.    Financial Statements and Supplementary Data.

The following consolidated financial statements of Wachovia Funding and its subsidiaries at December 31, 2007, are included in this report at the pages indicated:

Item 9.    Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 9A.    Controls and Procedures.

Effectiveness of Disclosure Controls and Procedures

As of December 31, 2007, the end of the period covered by this Annual Report on Form 10-K, Wachovia Funding’s management, including Wachovia Funding’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934). Based upon that evaluation, Wachovia Funding’s Chief Executive Officer and Chief Financial Officer each concluded that as of December 31, 2007, the end of the period covered by this Annual Report on Form 10-K, Wachovia Funding maintained effective disclosure controls and procedures. In addition, no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) occurred during the fourth quarter of our fiscal year ended December 31, 2007, that has materially affected, or is reasonably likely to materially affect, Wachovia Funding’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of Wachovia Corporation and subsidiaries (the “Company”) is responsible for establishing and maintaining effective internal control over financial reporting for Wachovia Preferred Funding Corp. (“Wachovia Funding”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control – Integrated Framework, management of the Company has concluded the Company maintained effective internal control over Wachovia Funding’s financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2007.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Management is also responsible for the preparation and fair presentation of the consolidated financial statements and other financial information contained in this report. The accompanying consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles and include, as necessary, best estimates and judgments by management.

KPMG LLP, an independent, registered public accounting firm, has audited Wachovia Funding’s consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 as stated in their report which is included herein. This Annual Report on Form 10-K does not include an attestation report of Wachovia Funding’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by Wachovia Funding’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit Wachovia Funding to provide only management’s report in this Annual Report on Form 10-K.

Item 9B.	Other Information

Not applicable.

PART III

Information to be reported under this Part III of Form 10-K is incorporated by reference to our definitive proxy statement to be filed no later than April 29, 2008, in accordance with General Instruction G(3) to Form 10-K.

PART IV

Item 15.    Exhibits, Financial Statement Schedules.

The following consolidated financial statements of Wachovia Funding and its subsidiaries at December 31, 2007, are included in this report at the pages indicated.

A list of the exhibits to this Form 10-K is set forth on the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference. All financial statement schedules are omitted since the required information is either not applicable, is immaterial or is included in our consolidated financial statements and notes thereto.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(With Report of Independent Registered Public Accounting Firm Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Wachovia Preferred Funding Corp.

We have audited the accompanying consolidated balance sheets of Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia Corporation, and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of Wachovia Preferred Funding Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Preferred Funding Corp. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Wachovia Preferred Funding Corporation changed its method of accounting for collateral associated with derivative contracts during 2007.

/s/    KPMG LLP

Charlotte, North Carolina

March 28, 2008

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(In thousands, except share data)	2007	2006
ASSETS
Cash and cash equivalents	$1,394,729	1,382,021
Loans, net of unearned income	16,606,273	16,795,417
Allowance for loan losses	(93,095)	(81,350)

Loans, net	16,513,178	16,714,067

Interest rate swaps, net	1,589	658
Accounts receivable—affiliates, net	229,785	233,459
Other assets	94,366	97,764

Total assets	$18,233,647	18,427,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Line of credit with affiliate	300,000	500,000
Deferred income tax liabilities	70,365	73,734
Dividends payable to affiliates	—	131
Other liabilities	19,540	22,912

Total liabilities	389,905	596,777

Stockholders’ equity
Preferred stock
Series A preferred securities, $0.01 par value per share, $750 million liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding in 2007 and 2006	300	300
Series B preferred securities, $0.01 par value per share, $1.0 billion liquidation preference, non-cumulative and conditionally exchangeable, 40,000,000 shares authorized, issued and outstanding in 2007 and 2006	400	400
Series C preferred securities, $0.01 par value per share, $4.2 billion liquidation preference, cumulative, 5,000,000 shares authorized, 4,233,754 shares issued and outstanding in 2007 and 2006	43	43
Series D preferred securities, $0.01 par value per share, $913,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding in 2007 and 2006	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 99,999,900 shares issued and outstanding in 2007 and 2006	1,000	1,000
Paid-in capital	17,467,786	17,467,786
Retained earnings	374,213	361,663

Total stockholders’ equity	17,843,742	17,831,192

Total liabilities and stockholders’ equity	$18,233,647	18,427,969

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share data and average shares)	2007	2006	2005
INTEREST INCOME	$1,228,844	1,174,675	806,005
INTEREST EXPENSE	28,618	17,466	4,196

Net interest income	1,200,226	1,157,209	801,809
Provision (benefit) for credit losses	21,162	(9,251)	1,211

Net interest income after provision (benefit) for credit losses	1,179,064	1,166,460	800,598

OTHER INCOME
Gain (loss) on interest rate swaps	7,565	(3,019)	(7,550)
Other income	189	173	241

Total other income	7,754	(2,846)	(7,309)

NONINTEREST EXPENSE
Loan servicing costs	62,108	54,199	30,288
Management fees	39,132	47,594	34,716
Other expense	1,707	2,246	2,637

Total noninterest expense	102,947	104,039	67,641

Income before income taxes	1,083,871	1,059,575	725,648
Income taxes	16,838	13,421	4,126

Net income	1,067,033	1,046,154	721,522
Dividends on preferred stock	387,483	375,612	281,699

Net income available to common stockholders	$679,550	670,542	439,823

PER COMMON SHARE DATA
Basic earnings	$6.80	6.71	4.40
Diluted earnings	$6.80	6.71	4.40
AVERAGE SHARES
Basic	99,999,900	99,999,900	99,999,900
Diluted	99,999,900	99,999,900	99,999,900

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2007, 2006 and 2005

(In thousands, except per share data)	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2004	$743	1,000	11,504,575	255,298	11,761,616
Net income	—	—	—	721,522	721,522
Capital contribution	—	—	5,963,211	—	5,963,211
Cash dividends
Series A preferred securities at $1.81 per share	—	—	—	(54,375)	(54,375)
Series B preferred securities at $1.28 per share	—	—	—	(51,347)	(51,347)
Series C preferred securities at $41.55 per share	—	—	—	(175,899)	(175,899)
Series D preferred securities at $85.00 per share	—	—	—	(78)	(78)
Common stock at $3.69 per share	—	—	—	(369,000)	(369,000)

Balance, December 31, 2005	743	1,000	17,467,786	326,121	17,795,650
Net income	—	—	—	1,046,154	1,046,154
Cash dividends
Series A preferred securities at $1.81 per share	—	—	—	(54,375)	(54,375)
Series B preferred securities at $1.73 per share	—	—	—	(69,291)	(69,291)
Series C preferred securities at $59.49 per share	—	—	—	(251,868)	(251,868)
Series D preferred securities at $85.00 per share	—	—	—	(78)	(78)
Common stock at $6.35 per share	—	—	—	(635,000)	(635,000)

Balance, December 31, 2006	743	1,000	17,467,786	361,663	17,831,192
Net income	—	—	—	1,067,033	1,067,033
Cash dividends
Series A preferred securities at $1.81 per share	—	—	—	(54,375)	(54,375)
Series B preferred securities at $1.79 per share	—	—	—	(71,559)	(71,559)
Series C preferred securities at $61.76 per share	—	—	—	(261,471)	(261,471)
Series D preferred securities at $85.00 per share	—	—	—	(78)	(78)
Common stock at $6.67 per share	—	—	—	(667,000)	(667,000)

Balance, December 31, 2007	$743	1,000	17,467,786	374,213	17,843,742

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007, 2006 and 2005

(In thousands)	2007	2006	2005
OPERATING ACTIVITIES
Net income	$1,067,033	1,046,154	721,522
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision (benefit) for credit losses	21,162	(9,251)	1,211
Deferred income tax expense (benefit)	(3,369)	(7,124)	2,807
Gain on interest rate swaps	(24,150)	(15,897)	(6,718)
Accounts receivable/payable—affiliates, net	2,115	273	2,391
Other assets and other liabilities, net	(156)	(7,876)	(28,637)

Net cash provided by operating activities	1,062,635	1,006,279	692,576

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Loans, net	181,468	(613,962)	464,111
Interest rate swaps	70,849	71,801	73,345

Net cash provided (used) by investing activities	252,317	(542,161)	537,456

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Line of credit with affiliate	(200,000)	500,000	—
Collateral held on interest rate swaps	(47,630)	(56,151)	(65,465)
Cash dividends paid	(1,054,614)	(1,010,481)	(650,699)

Net cash used by financing activities	(1,302,244)	(566,632)	(716,164)

Increase (decrease) in cash and cash equivalents	12,708	(102,514)	513,868
Cash and cash equivalents, beginning of year	1,382,021	1,484,535	970,667

Cash and cash equivalents, end of year	$1,394,729	1,382,021	1,484,535

CASH PAID FOR
Interest	$45,203	36,382	18,464
Income taxes	23,711	17,521	320
CHANGE IN NONCASH ITEMS
Contribution of loans, net	—	—	5,943,255
Contribution of other assets	—	—	19,956
Contribution of paid in capital	—	—	(5,963,211)
Dividends payable to affiliates	(131)	131	—
Loan payments net settled through affiliate	$1,559	(9,485)	(186,769)

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

GENERAL

Wachovia Preferred Funding Corp. and its subsidiaries (“Wachovia Funding”) is a subsidiary of its parent company, Wachovia Preferred Funding Holding Corp. (“Wachovia Preferred Holding”), which owns 99.85%, or 99,851,752 shares, of the common stock. Wachovia Corporation (“Wachovia”) owns the remaining 148,148 shares, or 0.15%, of Wachovia Funding. Wachovia Preferred Holding is a subsidiary of Wachovia Bank, National Association (the “Bank”), which owns 99.95%, or 4,368 shares, of Wachovia Preferred Holding’s common stock. Wachovia owns the remaining 0.05%, or 2 shares, of Wachovia Preferred Holding’s common stock. The Bank is a wholly-owned subsidiary of Wachovia.

One of Wachovia Funding’s subsidiaries, Wachovia Real Estate Investment Corp. (“WREIC”), a Delaware corporation, has operated as a real estate investment trust (“REIT”) since its formation in 1996. Of the 645 shares of WREIC common shares outstanding, Wachovia Funding owns 644 shares, or 99.84%, and the remaining 1 share is owned by Wachovia. Of the 667 shares of preferred stock outstanding, Wachovia Funding owns 533.3 shares, 127 shares are owned by employees of Wachovia or its affiliates and 6.7 shares are owned by Wachovia.

Wachovia Funding’s other subsidiary is Wachovia Preferred Realty, LLC (“WPR”), a Delaware limited liability company. Under the REIT Modernization Act, a REIT is permitted to own “taxable REIT subsidiaries,” which are subject to taxation similar to corporations that do not qualify as REITs or for other special tax rules. WPR is a taxable REIT subsidiary that holds assets that earn non-qualifying REIT income. WPR holds interest-rate swaps and related cash collateral, including those described below. Wachovia Funding owns 98.20% of the outstanding member interests in WPR and the remaining 1.80% is owned by FFBIC, Inc., another subsidiary of the Bank.

The accounting and reporting policies of Wachovia Funding are in accordance with U.S. generally accepted accounting principles (“GAAP”). The more significant of these policies used in preparing the consolidated financial statements are described in this summary. The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

CONSOLIDATION

The consolidated financial statements include the accounts of Wachovia Funding and its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks and interest-bearing bank balances. Generally, cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

LOANS

Loans include assets Wachovia Funding purchases from the Bank at fair value. While these transfers represent legal sales by the Bank, the Bank may not record the transfers as sales for GAAP accounting

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

purposes because of its direct and indirect ownership interest in Wachovia Funding. Accordingly, Wachovia Funding’s assets represent non-recourse receivables from the Bank which are fully collateralized by the underlying loans. The assets continue to be classified as loans in Wachovia Funding’s financial statements because the returns on and recoverability of these non-recourse receivables are entirely dependent on the performance of the underlying loans. At December 31, 2007, the outstanding balance of these loans purchased from the Bank amounted to $10.8 billion.

Wachovia Funding’s principal business objective is to acquire, hold and manage domestic mortgage assets and other authorized investments that will generate income for distribution to Wachovia Funding’s stockholders. These loans are recorded at the principal balance outstanding, net of applicable premium or discount. Interest income is recognized on an accrual basis. Premiums and discounts are amortized as an adjustment to the yield over the term of the loan. If a prepayment occurs on a loan, any related premium or discount is recognized as an adjustment to yield in the results of operations in the period in which the prepayment occurs.

A loan is considered to be impaired when based on current information, it is probable Wachovia Funding will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value of an impaired loan is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring.

When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries of any amounts previously charged off, and then applied to interest income, to the extent any interest has been foregone.

The accrual of interest is generally discontinued on commercial loans that become 90 days past due as to principal or interest, or where reasonable doubt exists as to collection, unless well secured and in the process of collection. Consumer real estate loans that become 180 days past due are placed on nonaccrual status.

Generally, consumer loans that become 180 days past due are charged off. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments

The allowance for loan losses and reserve for unfunded lending commitments (collectively, the “allowance for credit losses”) are maintained at levels that are adequate to absorb probable losses inherent in the loan portfolio and in unfunded commercial lending commitments, respectively, as of the date of the consolidated financial statements. Wachovia Funding has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the assessment of credit risk considering all available information. Where appropriate, this assessment includes monitoring qualitative and quantitative credit metrics and trends, including changes in the levels of past due, criticized and nonperforming loans. In developing this assessment, Wachovia Funding must rely on estimates and exercise judgment in assessing credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for credit losses.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

As a subsidiary of Wachovia, Wachovia Funding loans are subject to the same analysis of the adequacy of the allowance for loan losses as loans maintained in all of Wachovia’s subsidiaries including the Bank. Wachovia employs a variety of modeling and estimation tools for measuring credit risk. These tools are periodically reevaluated and refined, as appropriate.

The allowance for loan losses consists of formula-based components for both the commercial and consumer portfolios, each of which includes a factor for historical loss variability, a reserve for impaired commercial loans and an unallocated component.

The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments do not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and related commitment portfolio, respectively. Wachovia Funding’s principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.

COMPREHENSIVE INCOME

Wachovia Funding has no comprehensive income other than net income.

DERIVATIVES

All derivatives (currently consisting of interest rate swaps) are recorded at fair value on the balance sheet. Realized and unrealized gains and losses are included as a gain (loss) on interest rate swaps. In connection with Wachovia Fundings’ derivative activities, Wachovia Funding may obtain collateral from, or deliver collateral to derivative counterparties. The amount of collateral required is based on the level of credit risk and on the strength of the individual counterparty. Generally, the form of the collateral required is cash. In the third quarter of 2007, Wachovia Funding adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FIN 39-1, which expands the scope of FASB Interpretation (“FIN”) No. 39, “Offsetting of Amounts Related to Certain Contracts”, to permit netting of cash collateral received or posted against the applicable derivative asset or liability in situations where the applicable netting criteria are met. This new interpretation, which the FASB issued in April 2007, was effective January 1, 2008, with early adoption permitted. The FSP requires retrospective adoption to earlier periods. The interest income or expense related to netted cash collateral is included in gain (loss) on interest rate swaps in the results of operations.

At December 31, 2007, receive-fixed interest rate swaps with a notional amount of $4.1 billion had a weighted average maturity of 4.47 years, weighted average receive rate of 7.45% and weighted average pay rate of 4.99%. Pay-fixed interest rate swaps with a notional amount of $4.1 billion had a weighted average maturity of 4.47 years, weighted average receive rate of 4.99% and weighted average pay rate of 5.72% at December 31, 2007. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2007.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

INCOME TAXES

Wachovia Funding and WREIC are taxed as REITs under sections 856-860 of the Internal Revenue Code (the “Code”). A REIT is generally not subject to federal income tax to the extent it complies with the relevant provisions of the Code, including distributing the majority of its taxable earnings to shareholders and as long as certain asset, income and stock ownership tests are met. For the tax year ended December 31, 2007, Wachovia Funding and WREIC have complied with these provisions and with the exception of WPR, are not subject to federal income tax. Wachovia Funding and WREIC will file and have filed their own separate federal income tax returns for the tax years ended December 31, 2007, 2006 and 2005, respectively, and they have not been included in Wachovia’s federal consolidated income tax return or subject to Wachovia’s allocation of federal income tax liability (benefit) to its subsidiaries. In addition, Wachovia Funding and WREIC file as a part of unitary state income tax returns along with other subsidiaries of Wachovia.

For the year ended December 31, 2007, Wachovia Funding expects to be taxed as a REIT, and Wachovia Funding intends to comply with the relevant provisions of the Code to be taxed as a REIT. These provisions for qualifying as a REIT for federal income tax purposes are complex, involving many requirements, including among others, distributing the majority of earnings to shareholders and satisfying certain asset, income and stock ownership tests. To the extent those provisions are met, with the exception of the income of the taxable REIT subsidiary, (WPR), Wachovia Funding will not be subject to federal income tax on net income. Wachovia Funding currently believes that it continues to satisfy each of these requirements and therefore continues to qualify as a REIT. Wachovia Funding continues to monitor each of these complex tests.

In the event Wachovia Funding does not continue to qualify as a REIT, it is believed there should be minimal adverse effect of that characterization to Wachovia Funding or to its shareholders:

•

From a shareholder’s perspective, the dividends paid as a REIT are ordinary income not eligible for the dividends received deduction for corporate shareholders or for the favorable maximum 15% rate applicable to qualified dividends received by non-corporate taxpayers. If Wachovia Funding were not a REIT, dividends generally would qualify for the dividends received deduction and the favorable tax rate applicable to non-corporate taxpayers.

•

In addition, Wachovia Funding would no longer be eligible for the dividends paid deduction, thereby creating a tax liability. Wachovia has agreed to make a capital contribution to Wachovia Funding equal in amount to any income taxes payable by Wachovia Funding. Therefore, a failure to qualify as a REIT would not result in any net liability to Wachovia Funding.

WPR has elected to be taxed as a corporation and a taxable REIT subsidiary. WPR files its own separate federal income tax return, and current federal income taxes, if any, for WPR are separately calculated and paid. In addition, WPR files as part of unitary state income tax returns along with other subsidiaries of Wachovia.

On January 1, 2007, Wachovia Funding adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes”—an interpretation of FASB Statement No. 109. Accounting policies related to income taxes and adoption of FIN 48 are included in Note 5.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares adjusted to include the effect of potentially dilutive shares (typically stock options and restricted stock). Income available to common stockholders is computed as net income less dividends on preferred stock.

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 requires the use of both an income statement approach and a balance sheet approach when evaluating whether an error is material to an entity’s financial statements, based on all relevant quantitative and qualitative factors. The SEC issued SAB 108 to address what the SEC identified as diversity in practice whereby entities were using either an income statement approach or a balance sheet approach, but not both. Wachovia Funding consistently used the income statement approach in prior periods. SAB 108 became effective December 31, 2006, and any material adjustments arising from the adoption of SAB 108 were required to be recorded as a cumulative effect adjustment to beginning retained earnings. In the fourth quarter of 2006, Wachovia Funding completed its analysis in accordance with SAB 108 using both the income statement approach and the balance sheet approach and concluded Wachovia Funding had no prior year misstatements that were material to its consolidated financial statements.

RECLASSIFICATIONS

Certain amounts in 2006 and 2005 were reclassified to conform with the presentation in 2007. These reclassifications had no effect on Wachovia Funding’s previously reported consolidated financial position or results of operations.

NOTE 2:    LOANS

On June 30, 2005, Wachovia Funding received a contribution of assets, consisting of home equity loans, having a carrying amount of approximately $6.0 billion from Wachovia Preferred Holding, its parent corporation. Immediately prior to the contribution, Wachovia Preferred Holding received a contribution of the same assets from the Bank. Wachovia Funding did not pay Wachovia Preferred Holding for these contributed assets and they are recorded as an increase to loans and to paid-in-capital.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

Wachovia Funding obtains from the Bank participation interests in loans originated or purchased by the Bank. By the nature of Wachovia Funding’s status as a REIT, the composition of the loans underlying the participation interests are highly concentrated in real estate. Underlying loans are concentrated primarily in Florida, New Jersey, Pennsylvania, North Carolina, Virginia and Georgia. These markets include approximately 79% of Wachovia Funding’s total loan balance at both December 31, 2007 and 2006.

The following table reflects the major categories of the loan portfolio at December 31, 2007 and 2006.

(In thousands)	2007	2006
COMMERCIAL
Commercial and commercial real estate	$3,152,954	3,780,111
CONSUMER
Residential mortgages	851,797	1,104,171
Home equity loans	12,625,436	11,943,268

Total loans	16,630,187	16,827,550
Unearned income	23,914	32,133

Total loans, net of unearned income	$16,606,273	16,795,417

At December 31, 2007 and 2006, nonaccrual loans amounted to $36.8 million and $19.7 million, respectively; restructured loans were not significant at either year-end. In 2007, 2006 and 2005, $2.4 million, $3.9 million and $4.6 million, respectively, in gross interest income would have been recorded if all nonaccrual loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2007, 2006 and 2005 amounted to $1.7 million, $3.4 million and $3.6 million, respectively.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

NOTE 3:	ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS

The allowance for loan losses for each of the years in the three-year period ended December 31, 2007, is presented below.

(In thousands)	2007	2006	2005
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$81,350	96,115	99,932
Provision (benefit) for credit losses	20,980	(9,044)	1,426
Allowance related to loans sold	(366)	(1,635)	(1,526)
Allowance related to loans contributed from the Bank	—	—	2,057

Total	101,964	85,436	101,889

Loan losses	(9,926)	(4,752)	(6,646)
Loan recoveries	1,057	666	872

Loan losses, net	(8,869)	(4,086)	(5,774)

Balance, end of year	$93,095	81,350	96,115

The reserve for unfunded lending commitments, which is reported in other liabilities on the balance sheet, for each of the years in the three-year period ended December 31, 2007, is presented below.

	Years Ended December 31,
(In thousands)	2007	2006	2005
RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of year	$306	513	728
Provision (benefit) for credit losses	182	(207)	(215)

Balance, end of year	$488	306	513

NOTE 4:    STOCKHOLDERS’ EQUITY

Wachovia Funding has authorized preferred and common stock. The preferred securities consist of Series A, Series B, Series C and Series D. Series A, Series B and Series D preferred securities are non- cumulative and only receive dividends when declared by the board of directors. If declared, Series A, Series B and Series D holders will receive 7.25%, three-month LIBOR plus 1.83% and 8.5% per security, respectively. Series C preferred securities have cumulative dividend rights in which holders are entitled to dividends at the rate equal to three-month LIBOR plus 0.85% per annum per security for the first seven years after issuance after which the dividend will increase to three-month LIBOR plus 2.25% per annum per security. In order to remain qualified as a REIT, Wachovia Funding must distribute annually at least 90% of taxable earnings.

In the event that Wachovia Funding is liquidated or dissolved, the holders of the preferred securities will be entitled to a liquidation preference for each security plus any authorized, declared and unpaid dividends that will be paid prior to any payments to common stockholders or general unsecured creditors. The liquidation preference is $25.00 for Series A and Series B preferred securities, and $1,000 for Series C and Series D preferred securities. With respect to the payment of dividends and liquidation preference, the Series

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

A preferred securities rank on parity with Series B and Series D preferred securities and senior to the common stock and Series C preferred securities. In the unlikely event that a supervisory event occurs in which the Bank is placed into conservatorship or receivership, the Series A and Series B preferred securities are convertible into certain preferred stock of Wachovia.

NOTE 5:    INCOME TAXES

The provision for income taxes for each of the years in the three-year period ended December 31, 2007, is presented below.

(In thousands)	2007	2006	2005
CURRENT INCOME TAX EXPENSE
Federal	$17,324	17,330	1,280
State	2,883	3,215	39

Total current income tax expense	20,207	20,545	1,319

DEFERRED INCOME TAX EXPENSE (BENEFIT)
Federal	(3,271)	(8,029)	3,675
State	(98)	905	(868)

Total deferred income tax expense (benefit)	(3,369)	(7,124)	2,807

Total income tax expense	$16,838	13,421	4,126

The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2007, is presented below.

	2007		2006		2005
(In thousands)	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Income before income tax expense	$1,083,871		$1,059,575		$725,648

Tax at federal income tax rate	$379,355	35.0%	$370,851	35.0%	$253,977	35.0%
Reasons for differences in federal income tax rate and effective tax rate
REIT income not subject to Federal taxation	(365,230)	(33.7)	(361,123)	(34.1)	(249,312)	(34.4)
State income taxes, net	2,713	0.3	3,693	0.4	(539)	—
Other	—	—	—	—	—	—

Total	$16,838	1.6%	$13,421	1.3%	$4,126	0.6%

In 2007, 2006 and 2005, income before income taxes of $1.1 billion, $1.1 billion and $725.6 million, respectively, includes $1.0 billion, $1.0 billion and $712.3 million, respectively, of REIT income not subject to

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

federal taxation. The remaining income before income taxes of $40.4 million, $27.8 million and $13.3 million in 2007, 2006 and 2005, respectively, is income before income taxes of WPR.

The sources and tax effects of temporary differences that give rise to significant portions of the deferred income tax liabilities for each of the years in the three-year period ended December 31, 2007, are presented below.

(In thousands)	2007	2006	2005
DEFERRED INCOME TAX LIABILITIES
Interest rate swap contracts	$70,365	73,734	80,858

Total deferred income tax liabilities	70,365	73,734	80,858

Net deferred income tax liabilities	$70,365	73,734	80,858

Deferred income tax assets and liabilities are established for WPR to recognize the expected future tax consequences attributable to temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income during the period that includes the enactment date.

At December 31, 2007, WPR had no federal net operating loss carryforwards.

In June 2006, the FASB issued FIN 48, which clarifies the accounting for uncertain income tax positions by providing guidance on recognition, derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective on January 1, 2007. In connection with the adoption of FIN 48, the Company identified no material uncertain income tax positions for which it was required to record a FIN 48 liability. As such, there was no impact to retained earnings.

The Company recognizes accrued interest and penalties, as appropriate, related to unrecognized income tax benefits in the effective tax rate. The Company recognized no interest in 2007 and the balance of accrued interest was zero at December 31, 2007.

Management monitors proposed and issued tax law, regulations and cases to determine the potential impact to uncertain income tax positions. At December 31, 2007, management had not identified any potential subsequent events that would have a material impact on unrecognized income tax benefits within the next twelve months.

On March 30, 2007, the Internal Revenue Service (the “IRS”) issued a Revenue Agent’s Report for Wachovia for the tax years 2000-2002. There were no material adjustments for Wachovia Preferred Funding Corp or its subsidiaries in their report.

The IRS began examining Wachovia’s federal income tax returns for the tax years 2003-2005. As of December 31, 2007, the IRS has not proposed any material adjustments related to this examination in regard to Wachovia Preferred Funding Corp. or its subsidiaries.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

NOTE 6:    TRANSACTIONS WITH AFFILIATED PARTIES

Wachovia Funding, as a subsidiary, is subject to certain income and expense allocations from affiliated parties for various services received. In addition, Wachovia Funding enters into transactions with affiliated parties in the normal course of business. The principal items related to transactions with affiliated parties included in the accompanying consolidated balance sheets and consolidated statements of income are described below. Due to the nature of common ownership of Wachovia Funding and the affiliated parties by Wachovia, the following transactions could differ from those conducted with unaffiliated parties.

Included in loan servicing costs are fees paid to affiliates of $61.8 million in 2007, $54.2 million in 2006 and $30.3 million in 2005. Wachovia Funding is subject to Wachovia’s management fee policy and therefore reimburses Wachovia for general overhead expenses paid on behalf of Wachovia Funding by Wachovia. Affiliates with greater than $10.0 million in qualifying assets are assessed a monthly management fee; if an affiliate does not meet this criteria during the month, no management fee is allocated. If an affiliate qualifies for an allocation, the affiliate is assessed management fees based on its relative percentage of total consolidated assets and noninterest expense plus a 10% markup in 2007 compared with a 5% markup in 2006 and 2005. Wachovia Funding believes this allocation method represents a reasonable basis for allocating general overhead expenses. These expenses amounted to $39.1 million in 2007, $47.6 million in 2006 and $34.7 million in 2005.

At December 31, 2007 and 2006, eurodollar deposit investments due from the Bank included in cash and cash equivalents were $1.4 billion and $1.3 billion, respectively, and the related interest receivable was $107 thousand and $543 thousand, respectively. Interest income earned on eurodollar deposit investments included in interest income was $78.5 million in 2007, $73.8 million in 2006 and $33.4 million in 2005.

As part of its investment activities, Wachovia Funding obtains loans and/or 100% interests in loan participations (which are both reflected as loans in the accompanying consolidated financial statements). As of December 31, 2007 and 2006, substantially all of Wachovia Funding’s loans are in the form of loan participation interests. Although Wachovia Funding may purchase loans from third parties, Wachovia Funding has historically purchased from the Bank loan participation interests in loans originated or purchased by the Bank.

Wachovia Funding has a swap servicing and fee agreement with the Bank whereby the Bank provides operational, back office, book entry, record keeping and valuation services related to Wachovia Funding’s interest rate swaps. In consideration of these services, Wachovia Funding pays the Bank 0.015% multiplied by the net amount actually paid under the interest rate swaps on the swaps’ payment date. Amounts paid under this agreement were $8 thousand in 2007 and $11 thousand in both 2006 and 2005, and were included in loan servicing costs.

The Bank acts as collateral custodian for Wachovia Funding in connection with collateral pledged to Wachovia Funding related to the interest rate swaps. For this service, Wachovia Funding pays the Bank a fee equal to the sum of 0.05% multiplied by the fair value of noncash collateral and 0.05% multiplied by the amount of cash collateral. Amounts paid under this agreement were $152 thousand in 2007, $191 thousand in 2006 and $223 thousand in 2005. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as custodian for Wachovia Funding. The Bank pays Wachovia Funding a fee equal to the sum of 0.05% multiplied by the fair value of the noncash collateral the Bank holds as custodian and the amount of cash collateral held multiplied by a market rate of interest. The collateral agreement with the counterparty allows Wachovia Funding to repledge the collateral free of any right of redemption or other

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

right of the counterparty in such collateral without any obligation on Wachovia Funding’s part to maintain possession or control of equivalent collateral. Pursuant to the rehypothecation agreement, Wachovia Funding had invested $289.0 million, $336.6 million and $392.8 million of cash collateral in interest-bearing investments with the Bank or other Wachovia subsidiaries at December 31, 2007, 2006 and 2005, respectively. Amounts received under this agreement were $34.5 million in 2007, $33.2 million in 2006 and $21.7 million in 2005, and were included in interest income on eurodollar investments noted above.

The Bank also provides a guaranty of Wachovia Funding’s obligations under the interest rate swaps when the swaps are in a net payable position. In consideration, Wachovia Funding pays the Bank a monthly fee in arrears equal to 0.03% multiplied by the absolute value of the net notional amount of the interest rate swaps. No amount was paid under this agreement in 2007, 2006 and 2005.

Wachovia Funding has a line of credit with the Bank. Under the terms of that facility, Wachovia Funding can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the average federal funds rate. At December 31, 2007, Wachovia Funding had $300 million outstanding under this facility compared to $500.0 million at December 31, 2006.

NOTE 7:    COMMITMENTS, GUARANTEES AND OTHER MATTERS

Wachovia Funding’s commercial loan portfolio includes unfunded loan commitments that are provided in the normal course of business. For commercial borrowers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of actual future credit exposure or liquidity requirements.

Loan commitments create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk, and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk for Wachovia Funding.

The estimated fair value of commitments to extend credit at December 31, 2007, was $980 thousand. The contract or notional amount of commitments to extend credit at December 31, 2007, was $655.7 million. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties.

As part of the loan participation agreements with the Bank, Wachovia Funding provides an indemnification to the Bank if certain events occur. These contingencies generally relate to claims or judgments arising out of participated loans that are not the result of gross negligence or intentional misconduct by the Bank. Wachovia Funding has not been required to make payments under the indemnification clauses in 2007, 2006 or 2005. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, Wachovia Funding is not able to estimate the maximum amount of future

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

payments under the indemnification clauses. There are no amounts reflected on the consolidated balance sheet at December 31, 2007, related to these indemnifications.

Wachovia Funding and its subsidiaries are not the subject of any litigation. Neither Wachovia Funding and its subsidiaries nor the Bank are currently involved in nor, to Wachovia Funding’s knowledge, currently threatened with any material litigation with respect to the assets included in Wachovia Funding’s portfolio, other than routine litigation arising in the ordinary course of business.

NOTE 8:    CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Information about the fair value of on-balance sheet financial instruments at December 31, 2007 and 2006, is presented below.

	2007		2006
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$1,394,729	1,394,729	1,382,021	1,382,021
Loans, net of unearned income and allowance for loan losses	16,513,178	15,628,072	16,714,067	16,543,814
Interest rate swaps, net (a)	1,589	1,589	658	658
Accounts receivable—affiliates, net	229,785	229,785	233,459	233,459
Other financial assets	$91,632	91,632	92,629	92,629

FINANCIAL LIABILITIES
Line of credit with affiliate	300,000	300,000	500,000	500,000
Other financial liabilities	$17,751	17,751	18,077	18,077

(a)	Interest rate swaps are reported net of cash collateral received of $289.0 million and $336.6 million at December 31, 2007 and 2006, respectively, pursuant to the adoption of FSP FIN 39-1. See Note 1 for additional information on FSP FIN 39-1.

The fair values of loans are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans and prepayment assumptions. The fair values of commercial loans were based on expected market execution under a securitization or whole loan sale methodology in which the required spreads, credit support, and structure used in determining the loan values were based on what a typical investor may require if purchasing commercial loans. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 3.00% to 19.45% (with the overall weighted average discount rate equal to 6.79% at December 31, 2007), and 5.57% to 17.61% (with the overall weighted average discount rate equal to 6.89% at December 31, 2006). Estimated fair values for the consumer portfolio were primarily based on discounted cash flows based on weighted average discount rates ranging from 5.45% to 8.98% and 5.98% to 6.57%, at December 31, 2007 and 2006, respectively.

Wachovia Funding’s interest rate swaps are recorded at fair value. The fair value of interest rate swaps is estimated using discounted cash flow analyses based on observable market data. Substantially all the other financial assets and liabilities have maturities of three months or less, and accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

NOTE 9:	WACHOVIA PREFERRED FUNDING CORP. (CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT)

Wachovia Preferred Funding Corp. (the “Registrant”), under the terms of revolving credit agreement, can borrow from the Bank up to $1.0 billion at a rate of interest equal to the federal finds rate. At December 31, 2007, there were no borrowings outstanding between the Registrant and the Bank.

At December 31, 2007 and 2006, the estimated fair value of the Registrant's loans was $11.3 billion and $12.8 billion, respectively.

The Registrant's condensed balance sheets as of December 31, 2007 and 2006, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2007, follow.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

CONDENSED BALANCE SHEETS

	December 31,
(In thousands, except share data)	2007	2006
ASSETS
Cash and cash equivalents	$661,111	120,730
Loans, net of unearned income	11,890,391	12,900,116
Allowance for loan losses	(65,544)	(60,118)

Loans, net	11,824,847	12,839,998

Investments in wholly owned subsidiaries	5,122,719	5,103,507
Accounts receivable—affiliates, net	169,999	194,594
Other assets	67,184	73,707

Total assets	$17,845,860	18,332,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Line of credit with affiliate	—	500,000
Other liabilities	2,118	1,344

Total liabilities	2,118	501,344

Stockholders’ equity
Preferred stock
Series A preferred securities, $0.01 par value per share, $750 million liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding in 2007 and 2006	300	300
Series B preferred securities, $0.01 par value per share, $1.0 billion liquidation preference, non-cumulative and conditionally exchangeable, 40,000,000 shares authorized, issued and outstanding in 2007 and 2006	400	400
Series C preferred securities, $0.01 par value per share, $4.2 billion liquidation preference, cumulative, 5,000,000 shares authorized, 4,233,754 shares issued and outstanding in 2007 and 2006	43	43
Series D preferred securities, $0.01 par value per share, $913,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding in 2007 and 2006	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 99,999,900 shares issued and outstanding in 2007 and 2006	1,000	1,000
Paid-in capital	17,467,786	17,467,786
Retained earnings	374,213	361,663

Total stockholders' equity	17,843,742	17,831,192

Total liabilities and stockholders' equity	$17,845,860	18,332,536

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands, except per share data and average shares)	2007	2006	2005
INTEREST INCOME	$868,677	850,065	576,062
INTEREST EXPENSE	7,409	12,344	19,756

Net interest income	861,268	837,721	556,306
Provision for credit losses	12,858	(9,792)	5,007

Net interest income after provision for credit losses	848,410	847,513	551,299

NONINTEREST EXPENSE
Loan servicing costs	47,246	43,493	24,243
Management fees	27,083	33,531	23,400
Other expense	1,017	1,005	1,388

Total noninterest expense	75,346	78,029	49,031

Income before income taxes and equity in undistributed net income of subsidiaries	773,064	769,484	502,268
Income taxes	1,858	745	—

Income before equity in undistributed net income of subsidiaries	771,206	768,739	502,268
Equity in undistributed net income of subsidiaries	295,827	277,415	219,254

Net income	1,067,033	1,046,154	721,522
Dividends on preferred stock	387,483	375,612	281,699

Net income available to common stockholders	$679,550	670,542	439,823

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2007	2006	2005
OPERATING ACTIVITIES
Net income	$1,067,033	1,046,154	721,522
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed net income of subsidiaries	(295,827)	(277,415)	(219,254)
Provision for credit losses	12,858	(9,792)	5,007
Accounts receivable/payable—affiliates, net	1,230	260	2,122
Other assets and other liabilities, net	7,428	(7,541)	(23,042)

Net cash provided by operating activities	792,722	751,666	486,355

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Investment in subsidiaries	276,615	259,628	201,718
Loans, net	1,025,658	(383,784)	319,266

Net cash provided (used) by investing activities	1,302,273	(124,156)	520,984

FINANCING ACTIVITIES
Decrease in cash realized from
Line of credit with affiliate	(500,000)	(37,562)	—
Cash dividends paid	(1,054,614)	(1,010,481)	(650,699)

Net cash used by financing activities	(1,554,614)	(1,048,043)	(650,699)

Increase (decrease) in cash and cash equivalents	540,381	(420,533)	356,640
Cash and cash equivalents, beginning of year	120,730	541,263	184,623

Cash and cash equivalents, end of year	$661,111	120,730	541,263

CASH PAID FOR
Interest	$7,409	12,344	19,756
Income taxes	1,286	432	248
CHANGE IN NONCASH ITEMS
Loan payments net settled through affiliate	23,365	11,460	(177,206)
Contribution of loans, net	—	—	5,943,255
Contribution of other assets	—	—	19,956
Contribution of paid in capital	$—	—	(5,963,211)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WACHOVIA PREFERRED FUNDING CORP.

By:	/s/ PETER M. CARLSON
Peter M. Carlson Senior Vice President

Date: March 28, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the date indicated.

Signature	Capacity

G. KENNEDY THOMPSON* G. Kennedy Thompson	President, Chief Executive Officer and Director

THOMAS J. WURTZ* Thomas J. Wurtz	Senior Executive Vice President and Chief Financial Officer

PETER M. CARLSON * Peter M. Carlson	Senior Vice President and Corporate Controller (Principal Accounting Officer)

JAMES E. ALWARD* James E. Alward	Director

JOEL J. GRIFFIN* Joel J. Griffin	Director

CHARLES F. JONES* Charles F. Jones	Director

* By Ross E. Jeffries, Jr., Attorney-in-Fact

/S/ ROSS E. JEFFRIES, JR. Ross E. Jeffries, Jr.

Date: March 28, 2008

Exhibit (31)(a)

WACHOVIA PREFERRED FUNDING CORP.

CERTIFICATIONS PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

CERTIFICATION

I, G. Kennedy Thompson, certify that:

1.    I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2007 of Wachovia Preferred Funding Corp.;

2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.    Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.    The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ G. KENNEDY THOMPSON
G. Kennedy Thompson
Chief Executive Officer

Date: March 28, 2008

Exhibit (31)(b)

WACHOVIA PREFERRED FUNDING CORP.

CERTIFICATIONS PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

CERTIFICATION

I, Thomas J. Wurtz, certify that:

1.    I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2007 of Wachovia Preferred Funding Corp.;

2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.    Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.    The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ THOMAS J. WURTZ
Thomas J. Wurtz
Chief Financial Officer

Date: March 28, 2008

Exhibit (99)(a)

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Financial Information

As of December 31, 2007 and 2006, and

For the Three Years Ended December 31, 2007

The “Bank” as noted herein refers to Wachovia Bank, National Association.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTARY

CONSOLIDATING FINANCIAL INFORMATION

The Board of Directors

Wachovia Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Wachovia Corporation and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and have issued our unqualified reports dated February 25, 2008, with respect to the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements of Wachovia Corporation and subsidiaries taken as a whole. The accompanying supplementary consolidating financial information as of December 31, 2007 and 2006, and for each of years in the three-year period ended December 31, 2007, is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The supplementary consolidating financial information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

As discussed in Note 1 to the consolidated financial statements, Wachovia Corporation changed its method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance during 2007 and changed its method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

/s/    KPMG LLP

Charlotte, North Carolina

March 28, 2008

2

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet Information

	December 31, 2007
(In millions)	The Bank	Wachovia Mortgage, FSB (a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$15,150	69	(95)	15,124
Interest-bearing bank balances	1,909	—	1,148	3,057
Federal funds sold and securities purchased under resale agreements	8,185	—	7,264	15,449

Total cash and cash equivalents	25,244	69	8,317	33,630

Trading account assets	42,659	—	13,223	55,882
Securities	102,418	3,391	9,228	115,037
Loans, net of unearned income	396,898	50,506	14,550	461,954
Allowance for loan losses	(4,056)	(329)	(122)	(4,507)

Loans, net	392,842	50,177	14,428	457,447

Loans held for sale	16,451	—	321	16,772
Premises and equipment	4,182	282	2,141	6,605
Due from customers on acceptances	1,418	—	—	1,418
Goodwill	32,945	3,283	6,894	43,122
Other intangible assets	2,479	57	(417)	2,119
Other assets	32,631	2,511	15,722	50,864

Total assets	$653,269	59,770	69,857	782,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,177	25	(2,309)	60,893
Interest-bearing deposits	395,009	5,034	(11,807)	388,236

Total deposits	458,186	5,059	(14,116)	449,129
Short-term borrowings	27,410	1,300	21,683	50,393
Bank acceptances outstanding	1,424	—	—	1,424
Trading account liabilities	18,165	—	3,420	21,585
Other liabilities	11,553	1,015	6,583	19,151
Long-term debt	62,399	45,195	53,413	161,007

Total liabilities	579,137	52,569	70,983	702,689

Minority interest in net assets of consolidated subsidiaries	1,729	—	1,606	3,335

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	2,300	2,300
Common stock	455	—	6,079	6,534
Paid-in capital	53,925	16,760	(14,536)	56,149
Retained earnings	18,997	(9,587)	4,046	13,456
Accumulated other comprehensive income, net	(974)	28	(621)	(1,567)

Total stockholders’ equity	72,403	7,201	(2,732)	76,872

Total liabilities and stockholders’ equity	$653,269	59,770	69,857	782,896

(a)	Formerly World Savings Bank, FSB, prior to December 31, 2007.

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

3

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet Information

	December 31, 2006
(In millions)	The Bank	World Savings Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$15,509	464	(147)	15,826
Interest-bearing bank balances	1,033	—	1,134	2,167
Federal funds sold and securities purchased under resale agreements	8,061	1,497	7,365	16,923

Total cash and cash equivalents	24,603	1,961	8,352	34,916

Trading account assets	33,784	—	10,957	44,741
Securities	102,560	133	5,926	108,619
Loans, net of unearned income	290,193	125,357	4,608	420,158
Allowance for loan losses	(3,031)	(279)	(50)	(3,360)

Loans, net	287,162	125,078	4,558	416,798

Loans held for sale	12,571	—	(3)	12,568
Premises and equipment	3,998	497	1,646	6,141
Due from customers on acceptances	855	—	—	855
Goodwill	21,351	15,220	1,808	38,379
Other intangible assets	2,152	17	(534)	1,635
Other assets	29,087	3,355	10,027	42,469

Total assets	$518,123	146,261	42,737	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,893	166	(1,487)	66,572
Interest-bearing deposits	285,341	69,438	(13,893)	340,886

Total deposits	353,234	69,604	(15,380)	407,458
Short-term borrowings	26,075	2,399	20,683	49,157
Bank acceptances outstanding	863	—	—	863
Trading account liabilities	14,150	—	4,078	18,228
Other liabilities	12,871	1,135	5,998	20,004
Long-term debt	55,848	48,377	34,369	138,594

Total liabilities	463,041	121,515	49,748	634,304

Minority interest in net assets of consolidated subsidiaries	1,808	—	1,293	3,101

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—
Common stock	455	—	5,845	6,300
Paid-in capital	37,356	16,750	(2,313)	51,793
Retained earnings	16,453	7,996	(10,726)	13,723
Accumulated other comprehensive income, net	(990)	—	(1,110)	(2,100)

Total stockholders’ equity	53,274	24,746	(8,304)	69,716

Total liabilities and stockholders’ equity	$518,123	146,261	42,737	707,121

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

4

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement Information

	Year Ended December 31, 2007
(in millions)	The Bank	Wachovia Mortgage, FSB (a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$23,532	7,834	(108)	31,258
Interest and dividends on securities	5,547	145	405	6,097
Trading account interest	1,306	—	756	2,062
Other interest income	718	75	2,021	2,814

Total interest income	31,103	8,054	3,074	42,231

INTEREST EXPENSE
Interest on deposits	10,840	2,666	(545)	12,961
Interest on borrowings	5,256	2,043	3,841	11,140

Total interest expense	16,096	4,709	3,296	24,101

Net interest income	15,007	3,345	(222)	18,130
Provision for credit losses	1,861	242	158	2,261

Net interest income after provision for credit losses	13,146	3,103	(380)	15,869

FEE AND OTHER INCOME
Service charges and fees	2,794	159	1,530	4,483
Commissions	616	—	2,262	2,878
Fiduciary and asset management fees	810	—	3,623	4,433
Principal investing	43	—	716	759
Other income	4,508	(1)	(3,763)	744

Total fee and other income	8,771	158	4,368	13,297

NONINTEREST EXPENSE
Salaries and employee benefits	6,471	761	4,958	12,190
Occupancy and equipment	1,863	121	592	2,576
Other intangible amortization	240	145	39	424
Sundry expense	6,672	138	(2,178)	4,632

Total noninterest expense	15,246	1,165	3,411	19,822

Minority interest in income of consolidated subsidiaries	—	—	571	571

Income before income taxes	6,671	2,096	6	8,773
Income taxes	1,790	752	(81)	2,461

Income from continuing operations	4,881	1,344	87	6,312
Discontinued operations, net of income taxes	—	—	—	—

Net income	$4,881	1,344	87	6,312

(a)	Formerly World Savings Bank, FSB, prior to December 31, 2007.

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

5

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement Information

	Year Ended December 31, 2006
(In millions)	The Bank	World Savings Bank (a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$19,881	2,488	(393)	21,976
Interest and dividends on securities	6,129	27	277	6,433
Trading account interest	1,054	—	521	1,575
Other interest income	590	28	1,663	2,281

Total interest income	27,654	2,543	2,068	32,265

INTEREST EXPENSE
Interest on deposits	8,880	772	(533)	9,119
Interest on borrowings	4,632	712	2,553	7,897

Total interest expense	13,512	1,484	2,020	17,016

Net interest income	14,142	1,059	48	15,249
Provision for credit losses	504	(23)	(47)	434

Net interest income after provision for credit losses	13,638	1,082	95	14,815

FEE AND OTHER INCOME
Service charges and fees	2,703	26	1,507	4,236
Commissions	576	—	1,830	2,406
Fiduciary and asset management fees	708	—	2,660	3,368
Principal investing	—	—	525	525
Other income	5,622	(1)	(1,491)	4,130

Total fee and other income	9,609	25	5,031	14,665

NONINTEREST EXPENSE
Salaries and employee benefits	6,120	208	4,575	10,903
Occupancy and equipment	1,840	37	480	2,357
Other intangible amortization	331	74	18	423
Sundry expense	5,677	50	(1,814)	3,913

Total noninterest expense	13,968	369	3,259	17,596

Minority interest in income of consolidated subsidiaries	—	—	414	414

Income from continuing operations before income taxes	9,279	738	1,453	11,470
Income taxes	2,969	271	485	3,725

Income from continuing operations	6,310	467	968	7,745
Discontinued operations, net of income taxes	46	—	—	46

Net income	$6,356	467	968	7,791

(a)	Information is for the three months ended December 31, 2006. Golden West Financial Corporation and its subsidiaries were acquired on October 1, 2006.

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

6

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement Information

	Year Ended December 31, 2005
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$14,680	(710)	13,970
Interest and dividends on securities	5,590	193	5,783
Trading account interest	973	608	1,581
Other interest income	530	1,825	2,355

Total interest income	21,773	1,916	23,689

INTEREST EXPENSE
Interest on deposits	5,503	(206)	5,297
Interest on borrowings	2,919	1,792	4,711

Total interest expense	8,422	1,586	10,008

Net interest income	13,351	330	13,681
Provision for credit losses	182	67	249

Net interest income after provision for credit losses	13,169	263	13,432

FEE AND OTHER INCOME
Service charges and fees	2,352	1,290	3,642
Commissions	602	1,741	2,343
Fiduciary and asset management fees	814	2,301	3,115
Principal investing	2	399	401
Other income	3,068	(246)	2,822

Total fee and other income	6,838	5,485	12,323

NONINTEREST EXPENSE
Salaries and employee benefits	5,440	4,231	9,671
Occupancy and equipment	1,726	425	2,151
Other intangible amortization	384	32	416
Sundry expense	4,006	(293)	3,713

Total noninterest expense	11,556	4,395	15,951

Minority interest in income of consolidated subsidiaries	—	342	342

Income from continuing operations before income taxes	8,451	1,011	9,462
Income taxes	2,630	403	3,033

Income from continuing operations	5,821	608	6,429
Discontinued operations, net of income taxes	214	—	214

Net income	$6,035	608	6,643

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

7

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity Information

	Year Ended December 31, 2007
(In millions)	The Bank	Wachovia Mortgage, FSB (a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 2006	$—	—	—	—
Preferred shares issued	—	—	2,300	2,300

Balance, December 31, 2007	—	—	2,300	2,300

COMMON STOCK
Balance, December 31, 2006	455	—	5,845	6,300
Purchases of common stock	—	—	(72)	(72)
Common stock issued for
Stock options and restricted stock	—	—	64	64
Acquisitions	—	—	242	242

Balance, December 31, 2007	455	—	6,079	6,534

PAID-IN CAPITAL
Balance, December 31, 2006	37,356	16,750	(2,313)	51,793
Preferred shares issued	—	—	(37)	(37)
Purchases of common stock	—	—	(609)	(609)
Common stock issued for
Stock options and restricted stock	—	—	1,151	1,151
Acquisitions	—	—	3,700	3,700
Changes incident to business combinations	16,569	10	(16,579)	—
Deferred compensation, net	—	—	151	151

Balance, December 31, 2007	53,925	16,760	(14,536)	56,149

RETAINED EARNINGS
Balance, December 31, 2006	16,453	7,996	(10,726)	13,723
Cumulative effect of an accounting change, net of income taxes	(1,337)	—	(110)	(1,447)
Purchases of common stock	—	—	(515)	(515)
Net income	4,881	1,344	87	6,312
Acquisitions	—	—	—	—
Changes incident to business combinations	—	(16,572)	16,572	—
Changes incident to subsidiary divestiture	—	(13)	13	—
Cash dividends	(1,000)	(1,500)	(2,117)	(4,617)
Noncash dividends	—	(842)	842	—

Balance, December 31, 2007	18,997	(9,587)	4,046	13,456

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2006	(990)	—	(1,110)	(2,100)
Minimum pension liability	—	—	608	608
Net unrealized losses on debt and equity securities and on derivative financial instruments	16	28	(119)	(75)

Balance, December 31, 2007	(974)	28	(621)	(1,567)

Total stockholders’ equity, December 31, 2007	$72,403	7,201	(2,732)	76,872

(a)	Formerly World Savings Bank, FSB, prior to December 31, 2007.

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

8

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity Information

	Year Ended December 31, 2006
(In millions)	The Bank	World Savings Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
COMMON STOCK
Balance December 31, 2005	$455	—	4,687	5,142
Purchases of common stock	—	—	(274)	(274)
Common stock issued for
Stock options and restricted stock	—	—	83	83
Acquisitions	—	—	1,349	1,349

Balance, December 31, 2006	455	—	5,845	6,300

PAID-IN CAPITAL
Balance, December 31, 2005	34,604	2,187	(5,572)	31,219
Purchases of common stock	—	—	(1,746)	(1,746)
Common stock issued for
Stock options and restricted stock	—	—	1,037	1,037
Acquisitions	2,752		18,346	21,098
Changes incident to business combinations	—	14,563	(14,563)	—
Deferred compensation, net	—	—	185	185

Balance, December 31, 2006	37,356	16,750	(2,313)	51,793

RETAINED EARNINGS
Balance, December 31, 2005	12,974	7,529	(8,530)	11,973
Cumulative effect of an accounting change, net of income taxes	41	—	—	41
Purchases of common stock	—	—	(2,493)	(2,493)
Net income	6,356	467	968	7,791
Acquisitions	832	—	(832)	—
Cash dividends	(3,750)	—	161	(3,589)

Balance, December 31, 2006	16,453	7,996	(10,726)	13,723

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2005	(659)	—	(114)	(773)
Minimum pension liability	—	—	29	29
Adjustment to initially apply SFAS 158, net of income losses	—	—	(1,086)	(1,086)
Net unrealized losses on debt and equity securities and on derivative financial instruments	(331)	—	61	(270)

Balance, December 31, 2006	(990)	—	(1,110)	(2,100)

Total stockholders’ equity, December 31, 2006	$53,274	24,746	(8,304)	69,716

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

9

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity Information

	Year Ended December 31, 2005
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
COMMON STOCK
Balance, December 31, 2004	$455	4,798	5,253
Purchases of common stock	—	(173)	(173)
Common stock issued for
Stock options and restricted stock	—	62	62

Balance, December 31, 2005	455	4,687	5,142

PAID-IN CAPITAL
Balance, December 31, 2004	24,214	6,947	31,161
Purchases of common stock	—	(711)	(711)
Common stock issued for
Stock options and restricted stock	—	836	836
Acquisitions	12,900	(12,897)	3
Excess capital returned to Parent Company	(2,510)	2,510	—
Deferred compensation, net	—	(70)	(70)

Balance, December 31, 2005	34,604	(3,385)	31,219

RETAINED EARNINGS
Balance, December 31, 2004	7,472	2,706	10,178
Purchases of common stock	—	(1,809)	(1,809)
Net income	6,035	608	6,643
Acquisitions	967	(967)	—
Cash dividends	(1,500)	(1,539)	(3,039)

Balance, December 31, 2005	12,974	(1,001)	11,973

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2004	778	(53)	725
Minimum pension liability	—	(19)	(19)
Net unrealized losses on debt and equity securities and on derivative financial instruments	(1,445)	(34)	(1,479)
Acquisitions	8	(8)	—

Balance, December 31, 2005	(659)	(114)	(773)

Total stockholders’ equity, December 31, 2005	$47,374	187	47,561

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

10

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows Information

	Year Ended December 31, 2007
(In millions)	The Bank	Wachovia Mortgage, FSB(a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$4,881	1,344	87	6,312
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	156	—	76	232
Provision for credit losses	1,861	242	158	2,261
(Gain) loss on securitization transactions	25	—	(63)	(38)
Gain on sale of mortgage servicing rights	(5)	—	—	(5)
Securities transactions	213	—	65	278
Depreciation and other amortization	932	171	766	1,869
Deferred income taxes	(53)	—	(132)	(185)
Trading account assets, net	(8,875)	—	(1,199)	(10,074)
(Gain) loss on sales of premises and equipment	(12)	12	5	5
Contribution to qualified pension plan	(270)	—	—	(270)
Excess income tax benefits from share-based payment arrangements	—	—	(158)	(158)
Loans held for sale, net	(3,247)	—	(2,236)	(5,483)
Deferred interest on certain loans	(132)	(1,386)	—	(1,518)
Other assets, net	(2,920)	30	(2,396)	(5,286)
Trading account liabilities, net	4,015	—	(658)	3,357
Other liabilities, net	(1,344)	(120)	702	(762)

Net cash provided (used) by operating activities	(4,775)	293	(4,983)	(9,465)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	20,980	133	486	21,599
Maturities of securities	59,791	—	974	60,765
Purchases of securities	(80,210)	(3,391)	187	(83,414)
Origination of loans, net	(110,890)	76,045	(11,282)	(46,127)
Sales of premises and equipment	129	196	(121)	204
Purchases of premises and equipment	(993)	(48)	(80)	(1,121)
Goodwill and other intangible assets	(12,161)	11,781	(310)	(690)
Purchase of bank-owned separate account life insurance, net	(1,637)	—	—	(1,637)
Cash equivalents acquired, net of purchases of banking organizations	—	—	(1,340)	(1,340)

Net cash provided (used) by investing activities	(124,991)	84,716	(11,486)	(51,761)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase (decrease) in deposits, net	104,952	(64,545)	1,120	41,527
Securities sold under repurchase agreements and other short-term borrowings, net	1,335	(1,099)	(1,180)	(944)
Issuances of long-term debt .	17,831	14,250	25,513	57,594
Payments of long-term debt	(9,280)	(17,432)	(8,469)	(35,181)
Issuances of preferred shares	—	—	2,263	2,263
Issuances of common stock, net	—	—	336	336
Purchases of common stock	—	—	(1,196)	(1,196)
Changes incident to business combinations	16,569	(16,562)	(7)	—
Changes incident to subsidiary divestiture	—	(13)	13	—
Excess income tax benefits from share-based payment arrangements	—	—	158	158
Cash dividends paid	(1,000)	(1,500)	(2,117)	(4,617)

Net cash provided (used) by financing activities	130,407	(86,901)	16,434	59,940

Increase (decrease) in cash and cash equivalents	641	(1,892)	(35)	(1,286)
Cash and cash equivalents, beginning of year	24,603	1,961	8,352	34,916

Cash and cash equivalents, end of year	$25,244	69	8,317	33,630

CASH PAID FOR
Interest	$15,791	4,721	2,911	23,423
Income taxes	5,630	1,018	(1,672)	4,976
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	2,816	—	3,382	6,198
Transfer to loans from securities resulting from terminated securitizations	—	—	310	310
Transfer to loans held for sale from loans	633	—	—	633
Cumulative effect of an accounting change, net of income taxes	(1,337)	—	(110)	(1,447)
Issuance of common stock, options and notes for purchase accounting acquisitions	$—	—	4,474	4,474

(a)	Formerly World Savings Bank, FSB, prior to December 31, 2007

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

11

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows Information

	Year Ended December 31, 2006
(In millions)	The Bank	World Savings Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$6,356	467	968	7,791
Adjustments to reconcile net income to net cash provided (used) by operating activities
Gain on sale of discontinued operations	(46)	—	—	(46)
Accretion and amortization of securities discounts and premiums, net	(36)	—	(1)	(37)
Provision for credit losses	504	(23)	(47)	434
Gain on securitization transactions	(185)	—	(93)	(278)
Gain on sale of mortgage servicing rights	(29)	—	—	(29)
Securities transactions	(82)	2	(38)	(118)
Depreciation and other amortization	1,014	74	598	1,686
Deferred income taxes	628	—	(98)	530
Trading account assets, net	(2,312)	—	(513)	(2,825)
(Gain) loss on sales of premises and equipment	(3)	—	2	(1)
Contribution to qualified pension plan	(600)	—	—	(600)
Excess income tax benefits from share-based payment arrangements	—	—	(152)	(152)
Loans held for sale, net	(6,708)	193	176	(6,339)
Deferred interest on certain loans	—	(362)	—	(362)
Other assets, net	(227)	(677)	(1,646)	(2,550)
Trading account liabilities, net	1,510	—	(880)	630
Other liabilities, net	1,341	441	2,427	4,209

Net cash provided by operating activities	1,125	115	703	1,943

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	27,894	130	3,571	31,595
Maturities of securities	17,021	—	1,827	18,848
Purchases of securities	(34,368)	—	(5,836)	(40,204)
Origination of loans, net	(24,071)	(1,022)	(419)	(25,512)
Sales of premises and equipment	178	7	107	292
Purchases of premises and equipment	(1,069)	—	(687)	(1,756)
Goodwill and other intangible assets	(1,767)	(33)	1,700	(100)
Purchase of bank-owned separate account life insurance, net	(2,544)	—	—	(2,544)
Cash equivalents acquired, net of purchases of banking organizations	1,146	—	(3,678)	(2,532)

Net cash used by investing activities	(17,580)	(918)	(3,415)	(21,913)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase (decrease) in deposits, net	16,975	2,549	(6,256)	13,268
Securities sold under repurchase agreements and other short-term borrowings, net	(12,118)	(2,051)	(3,077)	(17,246)
Issuances of long-term debt	25,715	—	16,714	42,429
Payments of long-term debt	(8,831)	—	(5,073)	(13,904)
Issuances of common stock, net	—	—	664	664
Purchases of common stock	—	—	(4,513)	(4,513)
Changes incident to business combinations	—	5,795	(5,795)	—
Excess income tax benefits from share-based payment arrangements	—	—	152	152
Cash dividends paid	(3,750)	—	161	(3,589)

Net cash provided (used) by financing activities	17,991	6,293	(7,023)	17,261

Increase (decrease) in cash and cash equivalents	1,536	5,490	(9,735)	(2,709)
Cash and cash equivalents, beginning of year	23,067	(3,529)	18,087	37,625

Cash and cash equivalents, end of year	$24,603	1,961	8,352	34,916

CASH PAID FOR
Interest	$13,323	1,184	1,872	16,379
Income taxes	2,803	68	(400)	2,471
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	2,422	—	—	2,422
Transfer to securities from loans held for sale resulting from securitizations	60	—	—	60
Transfer to loans from loans held for sale	335	—	—	335
Cumulative effect of an accounting change, net of income taxes	41	—	—	41
Issuance of common stock for purchase accounting acquisitions	$—	—	22,447	22,447

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

12

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows Information

	Year Ended December 31, 2005
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$6,035	608	6,643
Adjustments to reconcile net income to net cash provided (used) by operating activities
Gain on sale of discontinued operations	—	(214)	(214)
Accretion and amortization of securities discounts and premiums, net	214	2	216
Provision for credit losses	182	67	249
Gain on securitization transactions	(125)	(85)	(210)
Gain on sale of mortgage servicing rights	(26)	—	(26)
Securities transactions	(18)	(71)	(89)
Depreciation and other amortization	1,013	436	1,449
Deferred income taxes	833	(30)	803
Trading account assets, net	(3,129)	6,370	3,241
Loss on sales of premises and equipment	45	62	107
Contribution to qualified pension plan	(284)	(46)	(330)
Excess income tax benefits from share-based payment arrangements	—	(162)	(162)
Loans held for sale, net	(5,414)	(113)	(5,527)
Other assets, net	4,996	(1,079)	3,917
Trading account liabilities, net	(1,025)	(3,086)	(4,111)
Other liabilities, net	(872)	622	(250)

Net cash provided by operating activities	2,425	3,281	5,706

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	47,795	6,776	54,571
Maturities of securities	37,116	3,761	40,877
Purchases of securities	(87,029)	(13,972)	(101,001)
Origination of loans, net	(21,279)	(2,286)	(23,565)
Sales of premises and equipment	564	1,591	2,155
Purchases of premises and equipment	(723)	(2,039)	(2,762)
Divestiture of Corporate and Institutional Trust businesses	—	740	740
Goodwill and other intangible assets	(332)	(169)	(501)
Purchase of bank-owned separate account life insurance, net	(1,791)	—	(1,791)
Cash equivalents acquired, net of purchases of banking organizations	3,466	(3,432)	34

Net cash used by investing activities	(22,213)	(9,030)	(31,243)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	28,328	1,513	29,841
Securities sold under repurchase agreements and other short-term borrowings, net	(4,454)	2,214	(2,240)
Issuances of long-term debt	5,468	5,018	10,486
Payments of long-term debt	(7,414)	(869)	(8,283)
Issuances of common stock, net	—	337	337
Purchases of common stock	—	(2,693)	(2,693)
Excess income tax benefits from share-based payment arrangements	(2,510)	2,672	162
Cash dividends paid	(1,500)	(1,539)	(3,039)

Net cash provided by financing activities	17,918	6,653	24,571

Increase (decrease) in cash and cash equivalents	(1,870)	904	(966)
Cash and cash equivalents, beginning of year	24,937	13,654	38,591

Cash and cash equivalents, end of year	$23,067	14,558	37,625

CASH PAID FOR
Interest	$8,029	1,600	9,629
Income taxes	3,317	(285)	3,032
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	931	—	931
Transfer to securities from loans held for sale resulting from securitizations	212	—	212
Transfer to loans from loans held for sale	$12,636	—	12,636

See accompanying Report of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

13

PROXY

WACHOVIA PREFERRED FUNDING CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2008

The undersigned holder of the Series A preferred securities of Wachovia Preferred Funding Corp. (the “Corporation”) hereby constitutes and appoints Peter M. Carlson and Ross E. Jeffries, Jr., or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the Series A preferred securities of the Corporation held of record by the undersigned on April 7, 2008, at the Annual Meeting of Stockholders of the Corporation to be held on May 12, 2008, at 1:00 PM, P.S.T., at the Ritz Carlton, 600 Stockton Street, San Francisco, California 94108, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Directions to Ritz Carlton San Francisco, 600 Stockton Street, San Francisco, California 94108

From San Francisco Airport (SFO)

•	Follow Highway 101 North to Interstate 80 East towards the Bay Bridge
•	Take the 4th Street Exit
•	Exit the ramp - go straight one block to 3rd Street
•	Turn left on 3rd Street
•	Cross Market Street - 3rd Street becomes Kearny Street
•	Follow Kearny four blocks to Pine Street
•	Turn left on Pine Street and follow two blocks to Stockton Street
•	Turn right on Stockton Street and into The Ritz-Carlton, San Francisco front drive

From the Oakland Airport

•	Take Interstate 80 towards San Francisco
•	Cross the Bay Bridge -- stay in the right lane
•	Take the Fremont Street Exit
•	Turn left onto Fremont Street
•	Cross Market Street -- Fremont becomes Front Street
•	Follow Front Street one block to Pine Street
•	Turn left on Pine Street and follow for six blocks to Stockton Street
•	Turn right on Stockton Street and into The Ritz-Carlton, San Francisco front drive

From the Golden Gate Bridge/North

•	Take 101 South heading towards San Francisco
•	Cross the Golden Gate Bridge
•	Take the Lombard Street/Downtown exit
•	Follow Lombard Street to VanNess Avenue and turn right
•	Follow VanNess Avenue one mile to Bush Street and turn left
•	Follow Bush nine blocks to Stockton Street and turn left
•	Make a right into The Ritz-Carlton, San Francisco front drive

Wachovia Preferred Funding Corp.

Instructions for Voting Your Proxy

Simply sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. A Wachovia Preferred Funding Corp. proposal to elect directors: James E. Alward, Joel J. Griffin, Charles F. Jones and G. Kennedy Thompson.

☐	FOR all nominees listed (except as indicated to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided.

I will attend the Annual Meeting of Stockholders    ☐

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.